Exhibit 99(e)(3)

Economic and Fiscal Update

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update. The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 8 May 2006 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead
Secretary to the Treasury

10 May 2006

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989 for the forecast years to 30 June 2007. In 2008 and outyears the fiscal forecasts depart from the requirements of FRS-29. This standard requires prospective information to be prepared in accordance with the financial standards that will be effective in these periods, which will be New Zealand International Financial Reporting Standards (NZ IFRS). As the impacts of the transition to NZ IFRS have yet to be fully identified and clarified, forecasts for 30 June 2008 and outyears have been prepared under current financial reporting standards.

I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 8 May 2006 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

10 May 2006

Economic and Tax Outlook

Summary

•                  The New Zealand economy enjoyed an extended period of growth of around 3.5% per annum over the past five years, albeit at a lower rate from mid-2004. However, the strong growth, especially in domestic demand, led to a growing current account deficit. Capacity constraints increased and consumer price inflation rose to 3.3% in March 2006.

Figure 1.1 – Growth in real GDP

Sources:  Statistics New Zealand, OECD

•                  Increases in short-term interest rates, declining terms of trade (partly due to rising oil prices), slowing population growth and lower profit growth (as a result of increasing cost pressures) all led to slower growth in domestic demand in the final two quarters of 2005. The slowdown started sooner than we expected in the December Half Year Update. Growth was strong in mid-2005 and partial indicators pointed to ongoing momentum in domestic demand.

•                  Real GDP growth is expected to be 2.1% in the year to March 2006 and to fall to 1.0% in March 2007. The forecast slowdown is expected to result in a reduction in the current account deficit, capacity constraints and inflationary pressures.

•                  Growth in private consumption and residential investment is expected to begin to recover in late 2007 as higher export incomes start to flow through to the household sector, the labour market strengthens and interest rates decline.

•                  Market investment is forecast to contract 3.4% in the year to March 2007 as businesses respond to lower profitability, but to start to recover later that year as export returns improve and interest rates fall.

•                  Employment is forecast to fall slightly in the coming year and the unemployment rate is expected to increase from its 20-year low of 3.6% in December 2005 to 4.8% in the second half of 2007, before declining slightly. We expect wage growth to ease with slower employment growth and annual average growth in compensation of employees (which combines wage and employment growth) to fall from 7.7% recently to 3.0% in March 2007.

•                  Agricultural exports are forecast to recover as a result of a return to better seasonal conditions. The fall in the New Zealand dollar will lead to increased demand for services exports, but with a lag of approximately one year.

•                  Growth in imports is expected to ease with the slower growth in the domestic economy and fall in the exchange rate. As a result, the current account deficit is expected to decline to 6.0% of GDP at the end of the forecast period.

•                  Consumer price inflation is forecast to remain high for some time as a result of higher oil prices and the fall in the New Zealand dollar. Subject to inflation expectations, 90-day interest rates are assumed to start to decline in early 2007.

•                  We expect annual average growth in nominal GDP to slow sharply from an estimated 4.3% in the year to March 2006 to 1.9% in March 2007. It is forecast to recover rapidly with growth of 5.2% in March 2008 and 5.6% in the following year.

•                  Growth in tax revenue is expected to show a similar cycle to nominal GDP. Corporate tax growth is expected to lag growth in GDP as a result of flat profit growth and a build-up of tax losses. Changes to the provisional tax system will bring a dip in tax revenue in 2008/09 with a rebound the following year.

Figure 1.2 – Total tax revenue and nominal GDP

Sources:  Statistics New Zealand, The Treasury

•                  Source deductions are expected to follow the course of the labour market, with growth expected to fall below 4% in the year to June 2007 after three years of growth of around 8%. Growth recovers to around 5% per annum.

•                  Growth in goods and services tax (GST) slowed markedly through 2005 and is expected to be only around 1.5% in the year to June 2006. With the expected easing in private consumption, it is forecast to remain around that rate in 2007. Thereafter, growth in GST recovers in line with private consumption.

Table 1.1 – Economic outlook: central forecast(1)

(Annual average % change, year to 31 March)	2005 Actual	2006 Estimate	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Private consumption	5.8	3.8	0.7	0.8	1.9	2.3
Public consumption (2)	5.2	5.9	5.6	2.2	3.9	3.4
Total consumption	5.7	4.3	1.8	1.1	2.3	2.5
Residential investment	2.3	-5.4	-10.4	-1.2	5.2	8.1
Central government investment	17.8	23.8	-1.0	3.7	3.6	3.3
Other investment	9.8	7.8	-3.4	-0.4	4.8	3.8
Total investment	7.8	6.0	-4.6	-0.2	4.8	4.6
Stock change (3)	0.3	-0.6	-0.3	0.3	0.0	0.0
Gross National Expenditure	6.5	4.3	-0.2	1.2	2.9	3.0
Exports	3.9	0.1	1.0	5.6	5.0	3.8
Imports	13.7	5.1	-1.0	-0.9	3.4	3.7
GDP (production measure)	3.7	2.1	1.0	3.3	3.5	3.1
– annual % change	2.2	1.6	1.6	4.0	3.1	3.1
Real GDP per capita	2.5	1.1	0.1	2.4	2.6	2.3
Nominal GDP (expenditure basis)	7.2	4.3	1.9	5.2	5.6	5.2
GDP deflator	3.6	2.2	0.8	1.6	2.1	2.1
Employment (4)	3.6	2.4	-0.3	0.4	1.5	1.5
Unemployment (5)	3.9	3.8	4.7	4.7	4.4	4.5
Wages (6)	3.3	4.6	4.0	3.5	3.5	3.4
CPI inflation (7)	2.8	3.3	3.4	2.4	2.0	2.0
Export prices (8)	3.7	1.3	14.4	4.4	0.8	-1.0
Import prices (8)	-2.0	2.3	18.3	5.0	-0.7	-1.8
Current account balance
– $ million	-11,062	-14,462	-13,925	-12,188	-11,383	-11,035
–% of GDP	-7.4	-9.3	-8.8	-7.3	-6.5	-6.0
TWI (9)	69.6	68.3	59.1	57.2	56.6	56.5
90-day bank bill rate (9)	6.9	7.6	7.0	6.3	6.0	5.8
10-year bond rate (9)	6.0	5.7	5.9	5.9	6.0	6.0

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	(1)	Forecasts finalised on 13 April 2006. Text finalised on 5 May 2006.
	(2)	The forecast profile for public consumption is influenced by government defence spending.
	(3)	Contribution to GDP growth.
	(4)	Household Labour Force Survey, full-time equivalent employment.
	(5)	Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.
	(6)	Quarterly Employment Survey, average hourly ordinary time earnings.
	(7)	Annual percentage change.

(8)	Overseas Trade Index basis, annual average percentage change, March quarter.
(9)	Average for the March quarter.

Recent Economic Environment

The economy slowed more than expected in the second half of 2005…

Growth in the New Zealand economy started to slow in mid-2004 on a quarterly basis following a period of five years of above-trend growth. After four quarters of below-trend growth, output increased in the June quarter of 2005 by more than we estimated in the Pre-election Update. In addition, partial indicators continued to show robust activity in late 2005, leading us in the December Half Year Update to expect more strength in domestic demand in the second half of 2005. However, growth in the September and December quarters of 2005 was substantially weaker than forecast in the Half Year Update, bringing forward the slowdown which we had expected to occur in the 2006 calendar year.

Figure 1.3 – Growth in GDP (production basis)

Source:  Statistics New Zealand

… as domestic demand weakened…

The slowing in the economy in the second half of 2005 was concentrated in the domestic sector and was mainly due to factors whose effect was felt sooner than expected.

•                  Increases in short-term interest rates lowered growth in private consumption and residential investment, despite a shift in the term structure of home loans towards lower, longer-term rates.

•                  Lower terms of trade brought slower growth in private consumption. Petrol prices increased 18% in the year to December 2005, reducing disposable income.

•                  Net migration inflows declined to a low of 6,000 in the year to October 2005, reducing aggregate growth in private consumption and residential investment.

•                  Businesses were faced with higher input and wage costs which they were not able to pass on fully, leading to lower profit growth and slower growth in business investment.

… and net exports continued to make a negative contribution

Net exports continued to detract from growth throughout most of 2004 and 2005. Export growth was constrained by slow growth in agricultural export volumes as a result of poor seasonal conditions, while manufactured exports and services exports (chiefly in-bound tourism) were adversely affected by the strong exchange rate. Increases in imports detracted from growth in GDP throughout most of the period.

Growth stalled in the final quarter of 2005…

In contrast to the recent pattern, net exports made a positive contribution to growth in the final quarter of 2005 as a result of a recovery in dairy exports and a fall in imports of consumption, intermediate and capital goods largely due to weaker final domestic demand. However, the positive impact of net exports and final domestic demand was offset by a large negative contribution from stocks and the balancing item, resulting in no growth in the quarter in GDP on an expenditure basis. On a production basis, growth declined 0.1%.

Figure 1.4 – Contributions to quarterly GDP growth (expenditure basis)

Sources:  Statistics New Zealand, The Treasury

… but positive growth is expected in first quarter of 2006

Stock changes made a positive contribution to growth in the second half of 2004 and first half of 2005, indicating some involuntary stock accumulation as the economy slowed. The reduction in stocks in the December quarter of 2005 may have been an attempt to unwind some of this build-up and may overstate the weakness in the economy, although some of the decrease was related to the increase in dairy exports. We expect a slight recovery in stocks in the March 2006 quarter, which – together with low growth in consumption – is expected to more than offset a fall in exports, leading to a small increase in GDP and annual average growth of 2.1%.

Growth in other measures of national income also slowed…

Growth in nominal GDP, which is more closely tied to tax revenue than growth in real GDP, also slowed from a peak of 8.5% annual average growth in September 2004 to 4.5% for calendar year 2005. The GDP implicit price deflator, the broadest measure of price increases in the economy, increased 2.6% on an annual average basis in calendar year 2005, down from a peak of 3.9% in September 2004.

The fall in the rate of growth of the GDP deflator was partly a result of a fall in the terms of trade in the second half of 2005 as export prices eased and import prices (especially for oil) increased, both in New Zealand dollar terms. This reduction in New Zealand’s international purchasing power was reflected in lower growth in Real Gross National Disposable Income, which increased by only 1.5% in 2005, down from 5.6% annual average growth in mid-2004.

… despite some positive indicators…

The weakening in domestic demand in the second half of 2005 occurred despite some indicators pointing to continuing robust growth at the time our Half Year Update forecasts were finalised. We expected to see more momentum in domestic demand, sustained by buoyant house prices and a strong labour market. This did not eventuate and some revisions to historical data (relating to the labour market) suggested that domestic activity was weaker than we had understood at the time of the Half Year Update.

It also appears that some of the factors which we thought would have longer lags (in particular, higher interest rates and the higher exchange rate) had an effect sooner than expected. Despite economic growth in the second half of 2005 being much weaker than we forecast in the Half Year Update, Treasury forecasts for calendar year 2005 were in line with the data available at the time and within the range of other forecasters.

… including tax revenue

Through the latter half of 2005, tax revenue maintained its momentum, continuing to grow at around 10% (annualised) as it had done for most of the previous two years. This was interpreted as a sign of continued strength in the domestic economy. However, at the time of the Half Year Update, GST growth had slowed to less than 3%, having peaked at more than 10% in 2004. This now appears as an indicator of some weakness in domestic demand. Growth in corporate tax was also strong at the time, but subsequent analysis has revealed that most of the growth was due to higher earnings on investment funds unrelated to the domestic economy.

Figure 1.5 – GST and total tax revenue growth

Source:  The Treasury

Strong domestic growth led to a higher current account deficit, …

The strong performance of the domestic economy relative to the external sector in the past five years led to a current account deficit equivalent to 8.9% of GDP in calendar year 2005. The rapid increase in the deficit in the past two years was due to an increase in the goods deficit (a result of weak export performance from the agricultural sector as a result of poor seasonal conditions, combined with a rapid increase in imports and increase in oil prices) and an increase in the investment income deficit (a result of servicing New Zealand’s negative net international investment position which was equivalent to 89% of GDP at the end of 2005). The balance on services also declined, but not to the same extent as the other two main components.

Figure 1.6 – Current account balance

Sources:   Statistics New Zealand, The Treasury

… capacity constraints and price pressures

The extended period of expansion in the economy (albeit slowing since the second half of 2004) also led to increased capacity constraints and inflationary pressures. Although capacity utilisation has declined from its recent peak in December 2004, according to the Quarterly Survey of Business Opinion, it remained at a high level of 91.4% in the March 2006 quarter. Labour constraint indicators have also eased in recent quarters, but remain at high levels. Resource constraints have led to increased price pressure as firms’ input prices increased by more than their output prices, putting pressure on margins and slowing growth in profitability.

Consumer price inflation increased from 2.8% in March 2005 to 3.3% in March 2006. Continuing (but easing) increases in construction costs, arising from rapid growth in residential investment, have contributed to annual inflation in goods and services which are not traded internationally remaining above 4% for the past two years. The prices of internationally traded goods and services have also begun to increase at a faster rate recently as a result of increases in international oil prices, combined with the fall in the value of the New Zealand dollar. Tradables inflation exceeded 2% in March 2006 for the first time since September 2002.

Assumptions Underlying the Central Forecast

Global economic activity – global economic growth, inflation and interest rate forecasts are taken from the March 2006 Consensus Forecasts and Asia Pacific Consensus Forecasts. The general global outlook is positive as growth becomes more broad based. The United States is expected to recover from weakness at the end of 2005, Japan is continuing to emerge from recession and there are indications that European GDP growth will pick up in mid-2006 in spite of currently weak domestic demand. Economic growth for New Zealand’s top 14 trading partners is forecast at 3.6% in the year to March 2007 and then returns to trend of 3.5% from 2008 onwards.

Oil prices – prices for West Texas Intermediate (WTI) in the December 2005 quarter were slightly lower than forecast in the Half Year Update, but March 2006 quarter prices were above the levels forecast in the Half Year Update. Futures pricing at the time these forecasts were finalised suggests that prices will continue to increase to US$68/barrel in September 2007 and then stay relatively steady for the remainder of the forecast period. Prices at the end of the forecast period are projected to be approximately 21% higher than in the Half Year Update.

Net migration – net migrant inflows appear to have troughed on an annual basis in October 2005 at 6,000. They are assumed to recover to their long-term average level of 10,000 per annum and remain at that level for the rest of the forecast period.

Monetary conditions – the New Zealand dollar exchange rate as measured by the Trade Weighted Index (TWI) is assumed to continue to decline from its March 2006 quarter average of 68.2 to 56.5 by the end of the forecast period. A neutral short-term interest rate of 5.8% is assumed.

Climate – agricultural growing conditions and the level of hydro electricity storage lakes are assumed to be normal over the forecast period.

The Outlook for 2006/07 and Beyond

Growth is expected to continue to be slow in 2006/07…

Quarterly growth rates of between 0.2% and 0.4% are expected over 2006, taking annual average growth to only 1.0% in December 2006 and March 2007. Underlying this, the reorientation in the drivers of growth is expected to continue. Domestic demand is forecast to be flat or contract in quarterly terms in the last three quarters of 2006, while exports are expected to stage a modest recovery, boosting GDP growth.

Figure 1.7 – Growth in real GDP

Sources:  Statistics New Zealand, The Treasury

We expect easing employment and wage growth, declining terms of trade and lower house price growth to drive the downturn. These factors are offset to some degree by increased government transfers (supporting private consumption), and central government consumption which is forecast to grow 5.6% in the March 2007 year, making a positive contribution to growth in total output. Annual average growth in nominal GDP is forecast to fall to 1.9% in March 2007 and GDP per capita growth to 0.1%. These would be the lowest growth rates since the Asian financial crisis and droughts affected the economy in 1998 and 1999.

The decline in growth in the coming year is part of the cyclical pattern of the economy and does not point to lower trend growth. The expected downturn is deeper than forecast in the Half Year Update because many of the factors leading to it have intensified. The impact of the downturn is likely to be felt more by businesses than households initially as profits fall. As businesses reduce employment and investment, growth in consumption slows markedly.

… before picking up again in 2007/08

Economic growth is expected to increase again in 2007 as agricultural export volumes recover and the fall in the exchange rate and buoyant trading partner growth lead to increased export volumes. Imports will also be weak as a result of the slower growth in domestic demand and the lower exchange rate. Higher export incomes will flow through to the domestic economy, while interest rates are expected to ease (subject to the inflation outlook), stimulating private consumption and residential and business investment. Employment growth will also begin to increase again, leading to higher household incomes and supporting private consumption. The economy is expected to recover gradually in the year to March 2008, expanding by 3.3%, and growth will reach 3.5% in March 2009 as the recovery spreads to the domestic sector. Growth returns to trend in the final forecast year.

Growth in tax revenue is expected to follow the economic cycle

Growth in tax revenue is expected to ease in the short term as economic growth slows. After two years in a row of negative operating surplus growth, greater utilisation of losses is anticipated when the economy starts to pick up in 2008, resulting in 2007/08 tax revenue growing more slowly than nominal GDP on an annual basis for the first time since 2003/04. In 2008/09, tax revenue grows more slowly than GDP as a result of indexation of income tax thresholds and of changes to the provisional tax regime which remove a major provisional tax date from that year.

Decline in terms of trade is a key judgement in these forecasts

A key judgement in these forecasts is that the terms of trade will be lower than shown in the Half Year Update. The reasons for this are that June 2005 quarter data were revised down after the Half Year Update was finalised and the terms of trade in the second half of 2005 turned out to be lower than previously forecast. In the forecast period, oil prices are expected to continue to increase. In addition, prices for some of New Zealand’s export commodities are past their peak as some of the factors supporting those prices dissipate, in particular supply constraints on other producers caused by disease outbreaks in the case of meat and climatic conditions in the case of dairy products.

Figure 1.8 – Terms of trade (SNA basis)

Sources:  Statistics New Zealand, The Treasury

The ANZ Commodity Price Index is approximately 6% below its peak in May 2005 in world price terms and is expected to decline further. Although this decline will be offset to some degree in domestic price terms by the fall in the New Zealand dollar, the lower exchange rate will also lead to higher import prices, having little effect overall on the terms of trade. We expect that there will be some offset to higher oil prices in higher prices for some export goods e.g., coal, chemicals and plastic products.

The effect of the fall in the terms of trade is to reduce incomes in the economy as a whole, not only in the export sector. Lower export incomes flow through to households and increasing import prices reduce households’ disposable income and lead to lower consumption growth than otherwise. (For more discussion of the terms of trade, see the box on the following two pages.)

Terms of Trade

The terms of trade have a major impact on the New Zealand economy and are one of the key judgements in these forecasts. They fell from record highs recently and are expected to continue to decline in the forecast period but to remain at a relatively high level.

Recent developments

Large movements in the terms of trade (the ratio of export prices to import prices) have historically had major effects on the New Zealand economy and are one of the key judgements of these forecasts. A fall in export prices relative to import prices allows a smaller volume of imports to be purchased with a given volume of exports. The implied drop in the real purchasing power of domestic production is equivalent to a transfer of income to the rest of the world.

Figure 1.9 – Terms of trade (OTI basis)

Sources:  Statistics New Zealand, The Treasury

As changes in the terms of trade represent changes in relative prices, they do not directly affect real GDP, although there are significant indirect effects. These indirect effects could include changes to the spending patterns of New Zealand consumers due to higher real incomes or changes to firms’ investment decisions.

During the 1990s, New Zealand’s terms of trade were relatively stable and close to their 40-year average. However, between 2000 and their peak in March 2005, the merchandise terms of trade rose by 17%, driven by significant increases in the world price for some of New Zealand’s main commodity exports, particularly dairy, beef, lamb and aluminium. Strong world demand (particularly from China and the US), coupled with tight supply conditions (compounded by disease outbreaks limiting some agricultural exports), increased these prices to new records in some cases.

Import prices (in world terms) also increased over this period, although to a lesser extent than the export price increases. These increases were driven largely by considerable movements in the price of crude oil. Since the start of 2002, WTI crude oil prices have increased by more than 250%. However, falls in the world price of some consumer and capital goods imports have partly offset the oil price increases. As largely an exporter of manufactures, China has been able to use its vast supply of labour to become a competitive producer and put downward pressure on the world price of manufactured goods. In 1983, New Zealand sourced less than 1% of its imports from China; in 2005 this had increased to more than 10% and is expected to continue rising.

In the second half of 2005, the world prices for New Zealand’s main commodity exports fell from their recent highs as the supply factors mentioned above started to unwind. Compounding the impact of falling export prices were continuing increases in oil prices. The impact of this was that the terms of trade fell over the second half of 2005.

Outlook

The current level of the terms of trade is below the level forecast in the Half Year Update. This is due to both historical revisions by Statistics New Zealand and larger than expected falls in some export prices. This lower level in comparison with the Half Year Update is one of the reasons for the lower consumption growth forecasts than in the Half Year Update as the income gains of the high terms of trade to New Zealand households are less pronounced.

We expect the terms of trade to continue their recent decline over 2006 and 2007 as the supply factors gradually dissipate, compounded by oil prices staying at recent high levels over the majority of the forecast period. Some risks to the terms of trade outlook are discussed in more detail in the Risks and Scenarios chapter.

Although the terms of trade are forecast to decline, they are expected to remain at a level that is high by historical standards. The increasing presence of China in the global economy is expected to continue to drive demand for commodities, which will have flow-on effects for New Zealand commodity prices. China is also expected to have a continuing impact on the price of New Zealand’s imported goods.

The reasonably strong outlook for New Zealand’s trading partners (other than China) is also expected to contribute to the terms of trade staying at a level that is high by historical standards.

Impact

The impact on the economy of a fall in the terms of trade is hard to quantify. Changes in the terms of trade can have different macroeconomic impacts depending on the composition of the relative price movements. If a fall in the terms of trade is due to a fall in export prices, it will initially impact on exporters before indirectly affecting households. However, if a fall in the terms of trade is a result of an increase in import prices (for example, oil prices), it is likely to affect households and businesses more directly and the macroeconomic shock will be different.

Growth in private consumption is expected to ease…

Most factors point to a further easing in private consumption growth in the near term, although there are some supportive factors, particularly increased government transfers. Private consumption growth is forecast to decline from an estimated 3.8% (annual average) in March 2006 to 0.7% in March 2007. It recovers slowly in the following year to an annual average of 0.8% in March 2008. These forecasts are lower than in the Half Year Update because growth in the second half of 2005 was weaker than expected and some of the factors constraining growth have intensified.

Figure 1.10 – Growth in private consumption

Sources:  Statistics New Zealand, The Treasury

… as a result of higher interest rates and increasing fuel prices…

Ninety-day bank bills increased from 5.1% in the third quarter of 2003 to 7.6% in the first quarter of 2006. Although many households have switched to longer-term, lower interest rate home loans, the sector as a whole faces higher average interest rates as households re-finance. Higher interest rates will reduce expenditure growth, especially on consumer durables, as households will be less willing to take on extra debt.

We estimate that the 24% increase in petrol prices in the year to March 2006 will add $600-700 million to households’ annual fuel bill. While there is likely to be some reduction in fuel consumption, the price increase is also likely to reduce expenditure in other areas. Further increases in oil prices, compounded by a continuing decline in the New Zealand dollar, are expected to bring further reductions in private consumption growth.

… a cooling housing market…

The housing market has been easing since its peak in late 2003 and is expected to continue to ease over the next year, with average house prices declining 5% in the year to mid-2007. The increase in housing wealth has provided a stimulus for consumption growth recently thanks to the increase in households’ net assets, some of which has been used to fund current consumption. The slowdown in house price growth is expected to restrain growth in expenditure.

In addition, households may wish to consolidate their debt in order to help control debt servicing costs. This implies a small decline in the level of household dis-saving. Lower growth in residential construction (discussed below) will also reduce private consumption, especially for consumer durables which are associated with investment in housing. (See the box on Consumption and Housing Wealth on pages 72-73 for further discussion.)

… an easing labour market and lower population growth…

Conditions in the labour market are expected to ease in the forecast period, with a slight decline in employment in the year to March 2007. The decline in hours worked will be more pronounced as some employers hold on to existing labour but reduce their hours. Growth in hourly earnings is expected to decline to 3.5% in March 2008 from its peak of 4.7% in mid-2006. The combined effect of these changes is that annual average growth in compensation of employees will decline from 7.7% in the third quarter of 2005 to 3.0% in March 2007, before recovering to 4.2% in March 2008 and 5.2% in March 2009. (See pages 75-76 for more discussion of the labour market.)

Population growth has been slowing since net permanent and long-term (PLT) migration inflows peaked at 42,500 in mid-2003. Net PLT migration inflows have already increased from a low of 6,000 in the year to October 2005 to 9,700 in the year to March 2006 and are assumed to be around 10,000 per annum for most of the forecast period. However, there is some uncertainty about future migration flows. Higher-than-forecast departures and decreasing arrivals are possible as economic growth in New Zealand slows relative to other economies. Such an outcome would pose a downside risk to our forecasts.

Figure 1.11 – Permanent and long-term migration – annual totals

Sources:  Statistics New Zealand, The Treasury

… and the declining New Zealand dollar

The fall in the New Zealand dollar, which commenced in the first quarter of 2006 and is expected to continue, will raise the cost of imported goods, reducing consumption levels. Furthermore, over the past couple of years consumers may have brought forward their expenditure on some durables to take advantage of lower prices coming from the high exchange rate. As a result, some expenditure which would have occurred over the next couple of years may have already been undertaken, and so consumption growth is likely to be lower than otherwise. In addition to higher prices for imported goods, the prices of locally produced goods may also rise because of increases in the price of imported inputs or imported substitutes, leading to lower real incomes and slower consumption growth.

Further out, the decline in the New Zealand dollar is expected to lead to higher export returns which will flow through to higher household incomes. Along with lower interest rates and increasing employment, these higher incomes are expected to lead to an increase in private consumption growth on a quarterly basis from mid-2007. On an annual average basis, private consumption growth is forecast to strengthen from 0.8% in March 2008 to 1.9% in March 2009.

Consumption and Housing Wealth

Increases in housing wealth have been an important factor in explaining strong consumption growth in the past five years, but are expected to make a smaller contribution in the forecast period.

Impact of housing wealth on consumption

Over the past five years, growth in real private consumption has been an important contributor to overall economic growth. Over that period, private consumption has grown at an average annual rate of 4.6% to be 25.4% higher than in 2000, while real GDP has grown at an average annual rate of 3.5% to be 19.0% higher than in 2000. A number of factors have combined to support this strong consumption growth and these include: a strong labour market with rising employment and falling unemployment, as well as relatively strong wage growth; a currency that has generally been appreciating or at a high level contributing to lower prices for imported goods; boosts to population from net migration, particularly over 2002 and 2003; and interest rates that have been relatively low by historical standards.

In addition, households have experienced substantial wealth gains from the boom in property prices that has occurred over the last few years. This boom has itself been supported by many of the factors outlined above, but has also been a more widespread phenomenon with rapid house price growth occurring in a number of countries. Since the end of 2000, New Zealand house prices have increased by nearly 80% and, with housing assets by far the largest asset class held by households, this has resulted in a surge in both net housing wealth and the overall net wealth of households.

The nominal value of housing assets held by households increased by 118% between December 2000 and December 2005 with households now holding just over $500 billion worth of housing assets.(6)  Over the same period mortgage values have increased by 83%. Nominal net housing wealth (housing assets less mortgages) has increased an estimated 131% in five years (deflation based on changes in consumption prices results in a 118% real increase).

Figure 1.12 – Housing wealth

Source:  Spicers

Studies suggest that consumption is positively related to changes in real housing wealth, at least in the short run, and – while it is difficult to be precise about the exact magnitude of the relationship – several estimates suggest that a 10% increase in real housing wealth generates around a 2% increase in consumption.(7) While such estimates are possibly too large in times of rapid house price growth and therefore housing wealth accumulation, there is evidence that households have been utilising some of their housing wealth gains to fund consumption by borrowing against the equity in their housing. Simple estimates of mortgage equity withdrawal, the extent to which new mortgage borrowing exceeds expenditure on residential investment, suggest that at an aggregate level such withdrawals totalled $13-14 billion over the past three calendar years.

Outlook

While house price growth and its associated wealth effects have been important factors supporting consumption growth over recent years, their influence is expected to become much less pronounced over the forecast period as the rate of house price growth slows and

(6)          Spicers Household Savings Indicators, March 2006.

(7)          See, for example, Treasury Working Paper “Modelling New Zealand Consumption Expenditure over the 1990s” (02/19) and IMF Country Report No. 05/153.

even becomes negative. From the end of 2005, nominal house prices are forecast to increase only 4% over the entire forecast period (up to June 2010).

Figure 1.13 – House prices and consumption

Sources:  Statistics New Zealand, QVNZ, The Treasury

Factors behind this relatively slow price growth include: slower population growth limiting demand for housing and an expected increase in housing vacancy rates; a return toward longer-run relationships between house prices and rents, with movements in house prices expected to stop diverging from rents and begin converging; and slower household income growth than has occurred over 2004 and 2005 acting as a constraint on the amount by which house prices can increase without affecting affordability and also limiting the extent to which higher rents can contribute to closing the gap between rental and house price inflation.

Residential investment is expected to decline further…

Residential investment is estimated to have declined 5.4% in the year to March 2006, following a weak September 2005 quarter. Many of the same factors explain this decline as those discussed above in relation to the slowing in private consumption, in particular the impact of past interest rate increases and lower population growth as a result of lower net immigration. Residential investment is forecast to decline further in the March 2007 year as a result of a continuation of these factors. These influences are reflected in building consents data which point to weaker residential construction activity in the near term. Expectations of slower house price growth will also affect residential investment.

Figure 1.14 – Growth in residential investment

Sources:  Statistics New Zealand, The Treasury

Figure 1.15 – House sales and dwelling consents

Sources:  Statistics New Zealand, REINZ

… as the housing market slows

The housing market has been slowing since late 2003, despite a revival in late 2004 as a result of the “mortgage wars”.  The slowing is a result of the same fundamental factors as the fall in residential investment, plus some others related specifically to the housing market.  Rents have not kept pace with the increase in the capital cost of housing, indicating that the return on investment is not sufficient to cover the cost at current values.  In addition, estimated vacancy rates have been increasing, suggesting that the supply of housing is outstripping the demand for additional units.  Furthermore, the price of existing housing relative to the cost of building new housing is at all-time highs;  however, rather than suggesting that more new housing needs to be built, this factor points to the overheated nature of the second-hand housing market.

Residential investment is expected to begin to pick up slowly in the March 2008 year as interest rates fall and employment increases, before recovering to its trend growth rate of around 8% in the final year of the forecasts.  The recovery in residential investment will be relatively slow in order to allow the housing market to come back into balance.

Firms are expected to curtail investment…

Business investment declined in the final quarter of 2005 as businesses reacted to the weaker demand, increased cost pressures and resulting slower profit growth.  In particular, firms operating in the tradables sector of the economy, either through exporting or competing with imported goods, faced lower returns because of the high exchange rate.  Input cost pressures may begin to ease as the domestic economy cools, but capital goods prices are expected to increase as the exchange rate declines.  Higher interest rates will also curb businesses’ investment plans.  Some investment in imported capital items may have been brought forward in the past couple of years to take advantage of the strong exchange rate, leading to a period of lower investment in the future.

Figure 1.16 – Growth in market investment

Sources:  Statistics New Zealand, The Treasury

As a result of this outlook, we expect firms to continue to reduce their investment, giving a contraction of 3.4% in the year to March 2007, slightly deeper than forecast in the Half Year Update.  Strong balance sheets, arising from past profit growth, will prevent a deeper fall.  Business investment is expected to recover in the latter part of 2007 as higher export returns are received, although the March 2008 year will still show a contraction on an annual basis.  Growth in business investment is forecast to settle at its trend rate of around 4% per annum for the remainder of the forecast period.

The response of businesses to the conditions they are facing is one of the key judgements in these forecasts.  In this central scenario we assume a relatively muted response to the cost pressures and lower demand which are confronting them.  An alternative scenario is developed in the Risks and Scenarios chapter (see pages 116-118) to show what would happen if their reaction was more pronounced.

… and reduce employment…

Employment declined marginally in the final quarter of 2005 and we expect it to be 0.3% lower in March 2007 than in the previous year as firms react to the weaker sales and profits.  The decrease in hours worked will be greater than in total employment as firms are expected to retain workers but reduce their hours.  The extent to which firms do this will depend on the degree to which they regard the downturn as temporary and how difficult they expect it will be to secure workers again when the upturn comes.

Employment is expected to start to grow again in 2007 as higher returns from exports flow through to both producers and consumers, demand strengthens again and firms increase their output.  The alternative scenario for firm responses to the downturn includes a sharper decline in employment levels (see pages 116-118).

… leading to a rise in unemployment

With the fall in employment, the proportion of the working age population participating in the labour market is also expected to fall as some workers are discouraged from looking for work.  The participation rate is expected to continue to decline from its recent peak of 68.1% in the September quarter 2005 to 67.3% in mid-2007 and remain at that level until late 2008 when growth in employment encourages more people into the labour force.  Demographic factors (continuing increases in the participation of females and older people) will also play a role in the higher participation.

Figure 1.17 – Participation and unemployment rates

Sources:  Statistics New Zealand, The Treasury

With continuing annual growth of around 1.2% in the working age population, and despite the fall in the participation rate, the unemployment rate is expected to increase from its 20-year low of 3.6% in December 2005, peaking at 4.8% in the second half of 2007.  Compared with previous downturns in the economy, this is a modest rise and partly reflects the degree of labour hoarding by firms.  The unemployment rate is forecast to fall gradually and the participation rate to increase after employment growth resumes in 2007.

Wage growth is forecast to peak in 2006…

Wage growth is expected to peak in mid-2006 with private sector hourly earnings increasing by 4.5% on an annual average basis, approximately a year after the low in the unemployment rate and the high in the participation rate were recorded.  However, by late 2006 rising unemployment, lower business profitability, recent low labour productivity growth and the slowing economy are expected to lead to moderation in wage growth.  Public sector wage growth, which has been influenced by large settlements for certain occupational groups recently, is expected to decline from a peak of 7.3% in 2005 to the same trend growth rate as private sector wages of around 3.4% in the latter part of the forecast period.

… and labour productivity to increase

Labour productivity growth has been low (and even negative) recently as the extensive increase in employment has lowered average worker productivity.  This is a typical pattern in the later stages of an expansion as lower-skilled workers are drawn into the workforce.  This development is expected to be reversed as employment levels consolidate and hours worked are reduced, and the benefits of recent investment in capital lead to higher labour productivity.  Annual growth in labour productivity is forecast to average 1.4% over the forecast period.  (For a discussion of recent developments in the measurement of labour productivity, see the box on the following page.)

Recent Productivity Developments

Statistics New Zealand recently released figures showing average labour productivity growth of 2.6% per annum for the period 1988 to 2005.  The labour productivity figures used in these forecasts are lower than this but not inconsistent with the official measure.  Our figures cover the whole economy, whereas the official productivity series cover only the measured sector.  It is not possible to use the official measure here as we forecast GDP for the whole economy.

Statistics New Zealand recently released productivity data for the measured sector of the New Zealand economy.  The measured sector accounts for around 65% of GDP and excludes government administration, defence, education, health, personal and other services, and property and business services.  These industries were excluded because of difficulties measuring their output and therefore productivity.

The Statistics New Zealand series suggest that over the period 1988 to 2005 labour productivity growth in the measured sector averaged 2.6% per annum, compared with average labour productivity growth for the economy as a whole of 1.3% per annum for the same period. Statistics New Zealand’s estimates of labour productivity in the measured sector are similar to those calculated in a 2003 Treasury Working Paper, “Productivity in New Zealand 1988 to 2002”.

Labour productivity growth across the whole of the economy forms the basis for projections of future productivity growth in this Budget Update.  Table 1.2 below shows the historical and forecast labour productivity growth for the whole economy, calculated from total GDP and total hours worked in the whole economy.

Table 1.2 – Economy-wide productivity

March Years	GDP Growth	Labour Productivity Growth	Labour Input Growth
Average 1988-2005	2.6	1.3	1.3
2005	3.7	0.3	3.4
2006	2.1	-0.4	2.5
2007	1.0	1.5	-0.4
2008	3.3	2.6	0.7
2009	3.5	1.8	1.7
2010	3.1	1.4	1.6
Average 2006-2010	2.6	1.4	1.2

Sources:          Statistics New Zealand, The Treasury

The economy-wide measure of labour productivity growth is lower than the official measure of productivity growth for the measured sector chiefly due to the way output in the non-measured sector is calculated.  In the non-measured sector, output is based on the level of inputs, implying zero productivity growth.  If there have been productivity gains in the non-measured industries, the economy-wide measure reported in Table 1.2 will understate productivity (and GDP); likewise the reverse is true if productivity has fallen in the non-measured sector.

The economy-wide measures reported in this document are not inconsistent with the measures published by Statistics New Zealand.  The reasons for the differences between them are the different coverage of the two measures and the different methodology for constructing hours worked in the Statistics New Zealand measure from the one in Table 1.2, which is simply total hours worked.  However, it is not possible to use the official measure of labour productivity in these forecasts because of these differences.

Exchange rate is assumed to fall further…

Export volume growth has been weak recently, apart from the final quarter of 2005, as a result of both poor seasonal conditions affecting agricultural production and the effect of the high exchange rate on services and manufactured exports.  The adjustment in the exchange rate which commenced in the first quarter of 2006 is expected to continue.  For the purposes of the forecasts, the New Zealand dollar is assumed to fall to 60.0 on the Trade Weighted Index in the final quarter of 2006 and 56.5 by the end of the forecast period.  However, there is considerable uncertainty about both the rate of depreciation of the exchange rate and how far it falls.  An alternative scenario is developed in the Risks and Scenarios chapter which shows how the economy might develop if the exchange rate moved through a larger cycle.  (See pages 119-120.)

Figure 1.18 – Exchange rate (TWI)

Sources:  Statistics New Zealand, The Treasury

… contributing to a recovery in exports

The benefits of the fall in the exchange rate on services exports (chiefly tourism) will not be felt for approximately a year as prices are set well in advance.  The impact on commodity exports will be felt chiefly in terms of improved returns, with an increase in volumes dependent on seasonal conditions.  Forestry, however, may be well-placed to respond to improved prices (in both international and New Zealand dollar terms) and strong demand from trading partners.  Total export volumes are expected to increase 5.6% in the year to March 2008 after two years of low growth.

Import growth is expected to ease…

Some recovery is expected in import volumes in the first quarter of 2006 from their sharp fall in the final quarter of 2005, but thereafter the expected slowdown in private consumption and residential and business investment is expected to flow through into reduced import volumes.  The forecasts for import volumes are lower than in the Half Year Update because of the recent low outturns, lower domestic demand in the medium term and a lower exchange rate further out.  As a result, total imports as a proportion of GNE plus exports (the import penetration ratio) are forecast to be lower than previously.

Figure 1.19 – Imports as a percentage of GNE plus exports

Sources:  Statistics New Zealand, The Treasury

… leading to a narrowing of the current account deficit

The deficit on the current account is forecast to increase further in the near term, reaching 9.5% of GDP on an annual basis in December 2006.  However, once export volumes begin to increase and import volumes begin to fall (in response to both the lower exchange rate and weaker domestic demand), the trade deficit is expected to narrow.  The deficit on investment income is also expected to close slowly over the forecast period as the cyclical peak in profits for New Zealand-based firms passes.  From its forecast peak in December 2006, the current account deficit is expected to narrow to 6.0% of nominal GDP in the year to March 2010, similar to our Half Year Update forecast.

Inflation will remain high for some time…

The fall in the exchange rate and increases in oil prices are expected to keep consumer price inflation above 3% in the short term.  Petrol price increases have contributed 0.8 percentage points to inflation of 3.3% in March 2006 and if prices at the end of April are maintained, annual inflation will go even higher.  A further fall in the New Zealand dollar will add more to tradables inflation, although we have assumed that firms will pass on slightly less of the higher costs arising from the fall than in the past because of recent strong profits, good balance sheet positions and a continuing competitive environment.  This is a key assumption.  Tradables inflation is expected to increase from its latest outturn of 2.1% in March 2006 to a peak of 4.1% in March 2007.

The rate of increase in the prices of goods and services which are not traded internationally is expected to ease as the economy cools, especially residential investment.  Housing related prices are still one of the main contributors to non-tradables inflation, although their rate of increase is easing.  Non-tradables inflation is expected to decline from its rate in excess of 4% in the past two years, offsetting the increase in tradables inflation in the near term.  The chief risk to non-tradables inflation is the extent to which increasing labour costs will flow through to consumer prices.

Figure 1.20 – CPI inflation

Sources:  Statistics New Zealand, The Treasury

… and interest rates are unlikely to decline until 2007

Although inflation is forecast to exceed the Reserve Bank’s target band for at least the next year, the Bank has stated that it will look through the first-round effects of increases in the price of international commodities (such as oil) and the fall in the exchange rate.  The key consideration for monetary policy is whether those changes lead to increased inflation expectations.  We have assumed that they do not and expect 90-day interest rates to average 7.0% in the March quarter 2007 and continue to decline to the assumed neutral rate of 5.8% by the end of the forecast period.  However, there is considerable uncertainty about the outlook for inflation and the extent to which it leads to higher inflation expectations and becomes built into wage and price increases.

Nominal GDP and tax revenue growth show a prominent cycle

Growth in nominal GDP will slow sharply to 1.9% in the March 2007 year, down from an estimated 4.3% in March 2006.  However, nominal GDP is forecast to recover rapidly with growth of 5.2% in the year to March 2008 and 5.6% in the following year.  With a prominent cycle in nominal GDP, there is also a noticeable cycle in tax revenue.  Growth in tax revenue is forecast to be below 3% per annum in each of the next three years.

The tax type where the cycle is most evident is corporate tax where growth in the June 2006 year is already much lower than the relatively high growth rates of recent years.  Companies in most sectors of the economy are paying about the same amount of tax as last year, giving no growth.  The notable exceptions are companies involved in the Finance and Insurance sector and the Utilities sector, which are paying more tax than last year as a result of increases in investment income and energy demand.  Although growth in corporate tax is well down on the 20%-plus growth of 2004/05, it is still on track for growth of around 7% in 2005/06.

Figure 1.21 – Corporate tax revenue

Sources:  Statistics New Zealand, The Treasury

With aggregate company profits forecast to decline through 2006/07, the forecast for corporate tax in 2006/07 is slightly down on 2005/06.  In addition, with corporate profitability falling off, there is likely to be a build-up of tax losses.  The utilisation of these losses over the following few years will have a negative effect on total tax growth, contributing to tax revenue growth lagging nominal GDP growth through that period.  This tax loss effect is not expected to be as severe as was the case after the recession of the late 1990s as, in aggregate, businesses’ balance sheets are in better shape now than they were then.  Changes to the provisional tax system cause the year to June 2009 to have 11 rather than the normal 12 provisional tax payment dates, which contributes to the dip in tax revenue in that year and the subsequent rebound in 2010.

Source deductions (mostly PAYE) growth for 2005/06 is steady at around 8%, buoyed by momentum in the labour market through the early part of the downswing of the economic cycle.  Since source deductions revenue is closely linked to compensation of employees (COE), growth rates in 2006/07 and beyond are lower than in the past few years, tracking the cycle in the labour market.

Figure 1.22 – Source deductions tax revenue

Sources:  Statistics New Zealand, The Treasury

Normally, we expect source deductions to grow at a faster rate than COE owing to the progressive nature of the personal income tax scale.  However, the tax threshold indexation scheduled to occur on 1 April 2008 depresses source deductions growth, further accentuating the cycle in tax revenue.

Figure 1.23 – GST revenue

Sources:  Statistics New Zealand, The Treasury

GST growth slowed markedly through 2005.  This has continued through the early part of 2006, with GST growth for the 2006 June year expected to fall to around 1.5%.  With a further easing in domestic consumption expected, GST growth in 2007 is also expected to be around 1.5%, coinciding with the bottom of the economic cycle.  Thereafter, GST growth recovers, in line with private consumption.

Effects of Tax Policy Changes on the Tax Forecasts

Table 1.3– Material changes in tax revenue forecasts owing to changes in tax policy since the Half Year Update

($ million)	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast	2009/10 Forecast

Material policy changes
Carbon tax	—	-89	-347	-344	-349
Taxation of racing industry	—	-32	-34	-35	-35
Taxation of investment income	—	—	-13	-13	-13
Other	13	13	1	-6	-14
Total	13	-108	-393	-398	-411

Sources:  Inland Revenue, The Treasury

The details of each policy change are as follows:

Carbon tax

The carbon tax of $15/tonne of CO2-equivalent due to come into force on 1 April 2007 will not now proceed.

Taxation of racing industry

From 1 August 2006, the rate of totalisator duty decreases from 20% to 4% and there will be some changes around the depreciation of bloodstock.

Taxation of investment income

Changes to the Taxation of Investment Income proposals to apply from 1 April 2007 have increased the total cost of this policy by $13 million per annum.

Other

This category includes some policies with costings below the materiality threshold of $10 million per annum, plus some minor re-estimation of previous policy changes.

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Finalisation Dates

Economic outlook (refer Chapter 1)	13 April
Tax revenue forecasts	20 April
Fiscal forecasts	8 May
Government decisions and circumstances	8 May
Actual asset revaluations	28 February
Foreign exchange rates	28 February
Specific fiscal risks (refer Chapter 4)	8 May
Contingent liabilities and commitments (refer Chapter 4)	31 March

Key assumptions

The fiscal forecasts have been prepared in accordance with the Public Finance Act 1989.  They are based on the Crown’s accounting policies and assumptions (refer page 150 of the GAAP tables).  As with all assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.  A summary of the key economic assumptions that are particularly relevant to the fiscal forecasts is provided below (on a June-year-end basis to align with the Crown’s balance date of 30 June):

	2005/06		2006/07	2007/08	2008/09	2009/10
June years	HEFU	BEFU	BEFU	BEFU	BEFU	BEFU
Real GDP (P) (ann avg % chg)	2.9	1.5	1.5	3.7	3.3	3.1
Nominal GDP (E) ($m)	158,947	156,257	160,013	169,104	178,305	187,584
CPI (annual % change)	3.4	3.3	3.2	2.6	2.1	2.0
Govt 10-year bonds (qty avg %)	6.0	5.8	5.9	6.0	6.0	6.0
90-day bill rate (qty avg %)	7.5	7.5	6.8	6.3	6.0	5.8
Unemployment rate ((HLFS) basis ann avg %)	3.4	3.8	4.6	4.7	4.4	4.5
Full-time equivalent employment (ann avg % change)	2.8	1.8	-0.5	0.8	1.6	1.5
Current account (% of GDP)	-9.1	-9.4	-8.3	-7.1	-6.3	-5.9

Source:  The Treasury

New Zealand Superannuation (NZS) Fund

The contribution to the NZS Fund for the year ending 30 June 2007 is $2.049 billion.  The contribution to the NZS Fund is calculated over a 40-year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met if the contribution rate were to be held constant at that level.  The Government is making the required minimum annual contribution for 2005/06 as calculated by the formula set out in the NZS Act.

$ billion (June year end)	2004	2005	2006	2007	2008	2009	2010
Required contribution	1.879	2.107	2.337	2,049	2,239	2,465	2,651
Actual/Budgeted contribution	1.879	2.107	2.337	2,049	2,239	2,465	2,651

Source:  The Treasury

The underlying assumptions in calculating the contributions for 2007 are the nominal GDP series to 2047, the NZS expense series to 2047 and the expected long-term, net after-tax annual return of the NZS Fund (6.1%) (6.1% Half Year Update).  The forecast rate of return is based on the Treasury’s assumptions for the rate of return on financial portfolios of Crown financial institutions.  The Treasury website contains further information on the NZS Fund, as well as a copy of the NZS Fund model.

Fiscal Outlook

Summary of the Budget Update

The New Zealand economy has entered a period of slower growth.  Combined with past Budget decisions in 2004 and 2005, this translates into a fiscal outlook for the Budget Update that shows:

•             slower revenue growth relative to recent years, while expenditure growth remains broadly stable

•             an OBERAC that declines from 4.5% of GDP in 2005/06 to 2.0% of GDP in 2008/09 before rebounding to 2.9% of GDP by 2009/10

•             after taking account of the Government’s capital programme the core Crown will record cash deficits from 2006/07

•             gross debt rising, but falling slowly as a percentage of GDP over the forecast period

•             net debt including the NZS Fund has moved into a net financial asset position during 2005/06 and is forecast to strengthen over the forecast period.

The Government’s cash position is forecast to be stronger than anticipated relative to the Half Year Update.  This is largely due to:

•             limited change to tax revenue, despite a more pronounced cycle in tax revenue in growth rate terms than at the Half Year Update, due to a higher starting position in 2005/06

•             reduction in the forecast contributions to the NZS Fund resulting from higher projections of nominal GDP across the 40-year horizon of the Fund

•             reduction in student loan expenditure partly driven by lower than expected uptake of student loans and a forecast reduction in enrolments at tertiary education institutions.

Table 2.1 – Summary fiscal indicators(8)

	Year ended 30 June
($ million)	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Core Crown revenue	52,065	56,652	56,190	57,781	59,728	64,157
% of GDP	34.5	36.3	35.1	34.2	33.5	34.2

Core Crown expenses	46,234	50,445	52,254	55,158	57,973	60,527
% of GDP	30.6	32.3	32.7	32.6	32.5	32.3

Operating balance	6,247	8,486	5,768	4,343	3,561	5,412
% of GDP	4.1	5.4	3.6	2.6	2.0	2.9

OBERAC	8,873	6,977	5,768	4,343	3,561	5,412
% of GDP	5.9	4.5	3.6	2.6	2.0	2.9

OBERAC excluding NZS Fund returns	8,507	6,547	5,093	3,495	2,517	4,147
% of GDP	5.6	4.2	3.2	2.1	1.4	2.2

Cash available/(shortfall to be funded)	3,104	1,755	(1,468)	(2,110)	(2,706)	(1,101)
% of GDP	2.1	1.1	(0.9)	(1.2)	(1.5)	(0.6)

Gross sovereign-issued debt	35,045	35,952	35,013	37,082	36,973	36,348
% of GDP	23.2	23.0	21.9	21.9	20.7	19.4

Net core Crown debt	10,771	9,016	9,209	10,396	12,701	13,511
% of GDP	7.1	5.8	5.8	6.1	7.1	7.2

Net core Crown debt (incl NZS Fund)	4,216	(999)	(3,530)	(5,430)	(6,634)	(9,740)
% of GDP	2.8	(0.6)	(2.2)	(3.2)	(3.7)	(5.2)

Source:  The Treasury

Key Trends

The OBERAC is forecast to decline in the short term…

The New Zealand economy has performed strongly over recent years, which has seen revenue growth exceed expense growth.  This has resulted in the Government reporting strong fiscal outturns and consistent with the fiscal strategy has enabled the Government to strengthen its net worth to prepare for the increase spending demands associated with an ageing population.  In addition the Government has made significant policy investments in the 2004 and 2005 Budget packages, resulting in a structural increase to expenses.

(8)          Detailed tables of the key indicators for the Budget and Economic and Fiscal Update (BEFU) and Half Year Economic and Fiscal Update (HEFU) are located on pages 100 and 101.  The fiscal fact sheet on pages 105 to 110 provides a guide to the key fiscal indicators used to measure the Government’s performance.

Figure 2.1 – Core Crown revenue and expense (excluding GSF valuation) growth

Source:  The Treasury

The economy has now entered a period of slower growth.  As a result revenue growth is forecast to fall.  With expense growth forecast to remain relatively stable, this translates into an OBERAC that declines over the forecast period from $7 billion (4.5% of GDP) in the current year to $5.4 billion (2.9% of GDP) by 2009/10.

As signalled in previous updates with lower forecast operating surpluses the 2006 Budget package and intended spending for future Budgets are smaller than the previous two Budgets.

Figure 2.2 – Final forecast year impact of Budget packages

Source:  The Treasury

…so too is the cash available for investing…

Even though operating surpluses are expected over the forecast period (2006/07 to 2009/10) they cannot be fully used by the Government to help finance its capital programme.  This is because some components of the operating balance are isolated for other purposes, for example:

•             entities retaining their surpluses for the purpose of achieving their long-term objectives (ACC, EQC, NZS Fund and EQC)

•             entities retaining their surpluses to accumulate assets (SOEs’ and some Crown entities).

This leaves around 42% (or around on average $2 billion per annum) of the accumulated operating balance available to finance the Government’s investing activities, such as contributions to the NZS Fund.

…as a result there is a cash shortfall…

There is a residual financing requirement over the period 2006/07 to 2009/10 of around $7.4 billion, which will be met by raising some debt and reducing the holdings of marketable securities and deposits which have accumulated from 2004/05 and 2005/06.

Figure 2.3 – Accumulated operating balance breakdown for the period 2006/07 to 2009/10

Source:  The Treasury

The cash shortfall results because the Government’s capital programme exceeds the cash available.

The cash flow from operations generates around $13.6 billion over the forecast period.  This will be invested primarily in NZS Fund contributions of $9.4 billion, purchases of physical assets of $7 billion (for example, schools and defence equipment), advances of $3 billion (mainly student loans and refinancing existing private sector debt of the health and housing sectors), injections into Crown entities for hospitals and housing of $1 billion and the purchase of foreign exchange reserves of $0.7 billion.

Figure 2.4 – Core Crown cash position on a year-by-year basis

Source:  The Treasury

Table 2.2 – Impact of Crown operating surpluses on the balance sheet from 2006/07 to 2009/10 inclusive

… which is met by borrowing

Gross debt is expected to increase by around $0.9 billion from 2004/05 to 2005/06.  This increase comprises of offsetting factors:

•             an increase in debt due to an increase in settlement cash levels held by the Reserve Bank from $20 million to $2 billion (that is sustained at this level over the forecast period)

•             a reduction in debt due to the repayment of debt during 2005/06, funded from the build-up of assets resulting from recent outturns.

Figure 2.5 – Gross sovereign-issued debt (% of GDP and $ million)

Source:  The Treasury

The increase in gross debt beyond 2005/06 is due to the portion of the cash shortfall being met by raising debt.

As a percentage of GDP, gross debt is expected to fall from 23% in 2005/06 to 19.4% by 2009/10.  This is consistent with the Government’s long-term debt objective to manage debt broadly stable at around 20% of GDP over the next 10 years.

The Government’s 2006/07 bond programme has been set at $2.5 billion.  For the remaining forecast period the domestic bond programme has also been set at around $2.5 billion per annum.

Assets and net worth are still expected to increase

Over the forecast period the Government continues to strengthen its fiscal position, with net worth forecast to increase by around $19.1 billion.  The strategy of building up assets is evident across all segments of reported government activity.

Figure 2.6 – Net debt (% of GDP and $ million) and % of GDP including assets of NZS Fund

The largest part of the increase occurs in the core Crown where the NZS Fund resides.

The NZS Fund is forecast to be $23.3 billion by 2009/10.  Net core Crown debt including the financial assets of the NZS Fund has moved into a net financial asset position during 2005/06.

Settlement Cash Level

In January and February 2006, the Reserve Bank of New Zealand raised the Settlement Cash Level in two steps, from $20 million to $2 billion.  The change in the settlement cash level reflected the Reserve Bank’s concern over liquidity pressures in the New Zealand money market.

What is settlement cash?

Settlement cash is the amount of cash the Reserve Bank leaves in the banking system each day. The Reserve Bank aims to leave a relatively constant level of cash in the banking system, although this can be subject to change from time to time.  Settlement cash can be used by banks to meet their payment obligations.  Hence, settlement cash is a liquidity mechanism used to settle wholesale obligations between the banks and provides the basis for settling most of the retail banking transactions that occur every working day between corporates and individuals.

Why has the settlement cash level increased?

The change in the settlement cash level reflects the Reserve Bank’s concern over the liquidity pressures in the New Zealand money market, which were being exacerbated by the pending maturity of the February 2006 New Zealand Government bonds.  The bond maturity reduces the amount of collateral available for banks to use to raise funds for their intra-day liquidity, which they also use to meet their payment and settlement obligations. Increasing the settlement cash level provided banks with additional liquidity to meet their payment and settlement obligations.

What is the impact on the fiscal forecasts and fiscal policy?

The key changes to the fiscal forecast from raising the settlement cash level are:

•             an increase in gross sovereign-issued debt of $2 billion

•             a corresponding increase in financial assets of $2 billion

•             no impact on net core Crown debt.

The Government’s long-term debt objective is to manage debt broadly stable at around 20% of GDP over the next 10 years.  The expression of this objective takes into account short-term volatility caused by financial transactions, such as changes in Reserve Bank settlement cash levels.

Revenue and Expenses

Table 2.3 – Revenue and expenses comparison with Half Year Update

	Year ended 30 June
(% of GDP)	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Total Revenue
Budget Update	44.4	47.4	45.4	44.3	43.5	44.1
Half Year Update		43.9	44.2	43.9	43.1	43.7

Total Expenses
Budget Update	40.4	42.1	41.9	41.8	41.6	41.3
Half Year Update		40.5	40.7	41.6	41.3	41.1

Core Crown Revenue
Budget Update	34.5	36.3	35.1	34.2	33.5	34.2
Half Year Update		34.2	34.4	33.9	33.3	34.1

Core Crown Expenses
Budget Update	30.6	32.3	32.7	32.6	32.5	32.3
Half Year Update		31.9	31.8	32.6	32.5	32.4

SOE Revenue
Budget Update	5.9	8.0	7.5	7.4	7.4	7.3
Half Year Update		7.1	7.3	7.2	7.2	7.1

SOE Expenses
Budget Update	5.5	6.9	6.8	6.8	6.7	6.6
Half Year Update		6.6	6.8	6.7	6.6	6.5

Crown Entities’ Revenue
Budget Update	14.0	16.2	16.0	15.5	14.9	14.3
Half Year Update		15.0	15.3	15.1	14.5	13.9

Crown Entities’ Expenses
Budget Update	13.0	15.2	15.3	14.9	14.4	13.9
Half Year Update		14.2	14.6	14.4	13.8	13.4

Source:  The Treasury

Over the forecast period, total revenue to GDP is expected to fall initially before increasing in 2009/10.  Total expenses to GDP are forecast to decline.

The trend in total revenue and expenses over the forecast horizon will largely be driven by activity in the core Crown segment of reported government activity.  The following section discusses the core Crown activity in more detail.

Core Crown – Revenue

Tax revenue is the major source of core Crown revenue.

Table 2.4 – Tax revenue indicators

	Year ended 30 June
Tax Revenue	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

($ billion)
Total Crown	46.6	49.6	50.7	52.1	53.6	57.7
Core Crown	47.1	50.1	51.3	52.7	54.3	58.4

(% of GDP)
Total Crown	30.9	31.7	31.7	30.8	30.1	30.8
Core Crown	31.2	32.1	32.0	31.2	30.5	31.1

Source:  The Treasury

A discussion of trends in total tax and the major tax types is included in the Economic Outlook. The main points are:

•             corporate tax declines, both in nominal terms and as a percentage of GDP, for three years running as business profits fall, more companies move into loss, tax on investment income reduces and 2008/09 loses a major provisional tax payment date (which is restored in 2009/10)

•             source deductions continue their momentum of recent years in 2005/06, but slow markedly in 2006/07 in line with wage and salary income, although they do not decline as much as corporate tax does

•             GST growth has slowed from over 10% in 2003/04 to around 1.5% in 2005/06 and this relatively low growth is expected to continue through the bottom of the economic cycle.

Inland Revenue’s tax forecasts

In line with established practice, the Inland Revenue Department has prepared an independent set of tax forecasts, based in the short term on analysis of taxpayer information, and in the longer term on the same broad macroeconomic trends that underpin Treasury’s tax forecasts.

Table 2.5 – Treasury and Inland Revenue tax revenue forecasts

($ million)	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Source deductions
Treasury	19,817	20,534	21,513	22,513	23,804
Inland Revenue	19,885	20,910	22,110	23,390	24,870
Difference	(68)	(376)	(597)	(877)	(1,066)

Corporate Taxes
Treasury	9,037	8,855	8,748	8,709	10,254
Inland Revenue	9,113	9,087	9,830	9,849	10,615
Difference	(76)	(232)	(1,082)	(1,140)	(361)

Goods and Services Tax
Treasury	10,363	10,514	10,887	11,503	12,105
Inland Revenue	10,279	10,481	10,812	11,353	11,925
Difference	84	33	75	150	180

Other Taxes
Treasury	10,390	10,766	10,961	10,912	11,546
Inland Revenue	10,430	10,562	10,835	10,940	11,468
Difference	(40)	204	126	(28)	78

Total Tax
Treasury	49,607	50,669	52,109	53,637	57,709
Inland Revenue	49,707	51,040	53,587	55,532	58,878
Difference	(100)	(371)	(1,478)	(1,895)	(1,169)

Total Tax (% of GDP)
Treasury	31.7%	31.7%	30.8%	30.1%	30.8%
Inland Revenue	31.8%	31.9%	31.7%	31.1%	31.4%
Difference	-0.1%	-0.2%	-0.9%	-1.0%	-0.6%

Sources:  Inland Revenue, The Treasury

Inland Revenue’s total tax forecasts are higher than Treasury’s in all years, with the gap between the two sets of forecasts larger than we have seen for some time. Most of the differences occur in the corporate and source deductions tax types.

The difference in corporate taxes starts to open up in 2006/07 owing to the different forecasting approaches taken by the respective teams: Treasury’s forecast is based on a macroeconomic forecast of profits, whilst Inland Revenue also uses a survey of taxpaying companies. Thereafter, differences in corporate tax forecasts result from differing views around how company income tax will be affected by the business cycle, with the Treasury forecast incorporating a build-up of tax losses followed by a subsequent run-out over the next few years.

In source deductions, the differences arise mainly as a result of the different forecasting methods used by the respective forecasting teams. While both forecasting teams have used similar estimates for fiscal drag effects and tax threshold changes, Inland Revenue’s forecast incorporates a stronger underlying growth track for PAYE.

Detailed comparisons of Treasury and Inland Revenue tax forecasts can be found at www.treasury.govt.nz/forecasts/befu/2006/.

Core Crown – Expenses

Table 2.6 – Expenses indicators

Expenses
($ billion)	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Core Crown	46.2	50.4	52.3	55.2	58.0	60.5
Core Crown (excluding GSF valuation)	44.8	50.0	52.3	55.2	58.0	60.5

(% of GDP)
Core Crown	30.6	32.3	32.7	32.6	32.5	32.3
Core Crown (excluding GSF valuation)	29.7	32.0	32.7	32.6	32.5	32.3

Source:  The Treasury

Core Crown expenses (excluding GSF valuations) have increased from 29.5% of GDP in 2003/04 to 32.0% of GDP by 2005/06.  The growth in expenses is due to:

•             the impact of the 2004 and 2005 Budgets

•             one-off fair value write-down of student loans.

Figure 2.7 – Core Crown expenses excluding GSF valuations ($ and % of GDP)

Source:  The Treasury

Beyond 2005/06, core Crown expenses (excluding GSF valuation) are expected to stay relatively flat over the forecast period at around 32% of GDP (assuming all of the forecast new operating initiatives are allocated to spending).

Core Crown expenses are expected to increase by around $10.1 billion between 2005/06 and 2009/10.  Removing the GSF liability movements, expenses are forecast to increase by $10.5 billion over the same period.  The major drivers of these expense increases are indexation of benefits (around $1.5 billion), the 2006 Budget package and forecast new operating initiatives for future Budgets.

The core Crown spending areas of health, education and social security and welfare were allocated a significant portion of the 2006 Budget.  This reflects:

•             the impact of making student loans interest free, expanding the Working for Families package and lifting the rate of New Zealand Superannuation to 66% of the net average ordinary time weekly wage

•             the current spending pressures within the health sector.

Health expenses are forecast to increase from 5.6% to 6.7% of GDP between 2000/01 and 2006/07, while as a proportion of core Crown expenses they are forecast to increase from 18.2% in 2000/01 to 20.5% by 2006/07.

Figure 2.8 – Core Crown functional expenses as a percentage of total core Crown expenses (excluding valuations)

Source:  The Treasury

Forecast new operating initiatives

A detailed breakdown of the 2006 Budget package is provided on pages 6 and 7.  In summary, Budget 2006 has an ongoing commitment of new operating resources rising to around $2.5 billion by 2009/10, which is consistent with what was signalled in the 2006 Budget Policy Statement (BPS).

Allowances for the 2007, 2008 and 2009 Budgets remain at around $1.9 billion and $2.0 billion.

Figure 2.9 – Net allowance for new operating initiatives (GST exclusive)

Source:  The Treasury

State-Owned Enterprises and Crown Entities – Net Surpluses

SOEs’ and Crown entities’ are forecast to run total operating surpluses of $9 billion over the forecast period.  Around $1.9 billion of the operating surpluses will be returned as dividends and is available to fund spending elsewhere in the Crown.

Beyond 2005/06 the SOE/CE net surpluses are forecast to remain relatively flat at around $1.8 billion per annum.

The SOE/CE net surpluses are not expected to stay at the level expected in 2005/06 of $2.3 billion, as the current year results include large investment gains from:

•             the gain from the on sale of Southern Hydro by Meridian Energy of $0.6 billion (which is a one-off transaction)

•             higher investment returns on ACC’s and EQC’s asset portfolios’ (due to current strength in global equity markets).  It is forecast that investment income will be consistent with the portfolios’ expected rate of returns in the out-years.

Figure 2.10 – SOE and CE net operating balance

Source: The Treasury

Net Worth

Table 2.7 – Net worth comparison with Half Year Update

	Year ended 30 June
Net Worth	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total Crown Net Worth
Budget Update	50.0	58.5	64.3	68.6	72.2	77.6
Half Year Update		55.6	61.4	65.6	68.9	74.0

Core Crown Net Worth
Budget Update	28.3	34.5	38.5	41.1	42.8	46.5
Half Year Update		32.0	36.2	38.5	39.9	43.2

SOE Net Worth
Budget Update	10.1	10.7	11.4	12.1	12.8	13.6
Half Year Update		10.6	11.1	11.6	12.3	13.0

Crown Entities’ Net Worth
Budget Update	34.8	36.8	38.5	39.8	41.0	42.1
Half Year Update		36.8	38.4	39.9	41.3	42.4

Source: The Treasury

Net worth is forecast to increase from $50 billion in 2004/05 to $77.6 billion by 2009/10. The growth in net worth reflects the Government’s strategy to run operating surpluses to strengthen its fiscal position. This strategy is evident across the whole of the Crown. The following section focuses on the net worth of the core Crown segments for reported government activity.

Core Crown

Table 2.8 – Components of core Crown net worth

	Year ended 30 June
	2005	2006	2007	2008	2009	2010
($ billion)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Total assets	87.5	95.2	97.9	102.2	103.3	105.8
Total liabilities	59.2	60.7	59.4	61.2	60.5	59.3

Net worth	28.3	34.5	38.5	41.1	42.8	46.5

Source: The Treasury

Over the forecast period, core Crown assets are expected to increase from $95.2 billion to $105.8 billion, largely reflecting the application of the OBERAC (refer Table 2.2) and additional borrowing to build up assets.

As Figure 2.11 illustrates, the majority of growth occurs within financial assets, which increase by around $8.5 billion, while investments in Crown entities (primarily to fund hospitals and housing capital projects) and physical assets also increase slightly.

Within the financial asset portfolio of the core Crown:

•             the NZS Fund is expected to increase by around $12.3 billion over the forecast period. These funds are being set aside to assist in meeting pressures on future NZS payments associated with an ageing population

•             advances are forecast to increase by around $2.5 billion, primarily due to student loans, offset by the move to the fair value measurement of those loans

•             the financial asset portfolio’s of the Reserve Bank and New Zealand Debt Management Office are expected to decrease over time largely due to the use of assets to assist in funding some of the Government’s investment programme

•             GSF holdings are forecast to remain relatively flat over the forecast period. The assets held by the GSF have been built up from employee contributions over time and are used to partially offset the GSF unfunded liability, which is forecast to be $15.1 billion by 2009/10.

Figure 2.11 – Core Crown asset growth

Source: The Treasury

By 2009/10 the make-up of the financial asset portfolio is expected to have changed significantly, primarily driven by the increase in the holdings of the NZS Fund.

Figure 2.12 – Core Crown financial assets by portfolio

Source: The Treasury

Investments in Crown entities are forecast to increase by around $0.8 billion to allow for maintenance and improvement to the asset base, especially within the health and housing sectors.

Physical assets are expected to increase slightly over the forecast horizon, illustrating the maintenance and expansion of the core Crown’s physical asset base. Figure 2.13 provides a breakdown of the physical assets held by the core Crown, by major asset classes.

Figure 2.13 – Core Crown physical assets by asset class (including capital provisions)

Source: The Treasury

The level of liabilities is expected to remain relatively stable over the forecast period at around $60 billion. The major component of core Crown liabilities is gross debt, which as previously mentioned is forecast to decrease as a percentage of GDP over the forecast period.

State-Owned Enterprises and Crown Entities

SOEs’ and Crown entities’ net worth is forecast to increase by around $8.2 billion. Similar to the core Crown the increase in net worth is mainly within assets, which have been funded by:

•             the use of operating balances generated by entities

•             capital injections provided by core Crown departments.

Comparison with Half Year Update

OBERAC and operating balance

Over the forecast period the OBERAC is forecast to be similar to the Half Year Update.

Figure 2.14 – OBERAC comparison

Source: The Treasury

The improvement in the current year OBERAC compared with the Half Year Update is largely due to:

•             increase in revenue comprising higher tax revenue primarily in source deductions where PAYE is showing some resilience despite evidence of employment growth slowing and withholding tax on resident interest, which has steadily moved ahead of forecast throughout the year

•             delays in spending (of which some has been transferred into 2006/07)

•             lower net finance cost due to the decrease in net core Crown debt and fluctuations in exchange rates

•             higher SOE/CE returns, spread across a number of entities.

Table 2.9 – OBERAC reconciliation (explains changes to the OBERAC since the Half Year Update)

($ million)	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

OBERAC 2005 Half Year Update Changes (revenue)	5,924	5,893	4,103	3,367	5,091
Tax revenue (forecasting)	345	(44)	249	275	136
Tax revenue (policy)	13	(108)	(393)	(398)	(411)
Other sovereign revenue	—	2	34	67	76
Investment income	728	144	195	221	209
Other revenue	155	80	42	55	8
Changes to SOE/CE results	(522)	167	(135)	(92)	48
Total revenue changes	719	241	(8)	128	66

Changes (core Crown expenses)
Welfare benefit forecast changes	6	14	33	62	81
Doubtful debt provision	(66)	(148)	(152)	(200)	(213)
Future new operating spending	99	1,011	1,452	1,409	1,421
Other core Crown functional expenses	134	(1,300)	(1,112)	(1,291)	(1,157)
Finance costs	161	57	27	86	123
Total core Crown expenses changes	334	(366)	248	66	255

Total Changes	1,053	(125)	240	194	321
OBERAC 2006 Budget Update	6,977	5,768	4,343	3,561	5,412

Source: The Treasury

Cash available/(shortfall to be funded)

The amount required to be financed (cash shortfall) is around $1.2 billion lower across the forecast period than in the Half Year Update mainly due to:

•             improvement of around $0.1 billion in tax receipts (excluding policy changes) across the forecast period

•             reduction of around $0.9 billion in the forecast contribution to the NZS Fund across the forecast period

•             reduction of around $0.5 billion in student loan advances across the forecast period.

These have been partially offset by additional transport capital spending to what was indicated in the 2006 BPS.

Debt indicators

Compared with the Half Year Update, gross debt is initially higher, due to the increase in settlement cash levels held by the Reserve Bank.

By the end of the forecast period the raising of the settlement cash level has been offset by the improvement in the cash shortfall (as mentioned above), resulting in gross debt being similar to the Half Year Update.

Net core Crown debt is expected to be lower due to the improvement in the cash shortfall.

Figure 2.15 – Gross sovereign-issued debt comparison

Source: The Treasury

Net core Crown debt including the financial assets of the NZS Fund has moved into a net asset position during 2005/06. This has occurred sooner than previously expected, due to:

•             the current year financial assets of the NZS Fund being higher because of stronger investment returns

•             the current year improvement in the cash position since the Half Year Update.

Table 2.10 – 2006 Budget Update fiscal indicators

	Year ended 30 June
Fiscal Indicators	2005	2006	2007	2008	2009	2010
($ million)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Revenue
Total revenue	67,065	74,087	72,611	74,842	77,560	82,716
Core Crown revenue	52,065	56,652	56,190	57,781	59,728	64,157
Tax revenue	46,624	49,607	50,669	52,109	53,637	57,709

Expenses
Total Crown expenses	60,910	65,734	66,976	70,632	74,132	77,437
Core Crown expenses	46,234	50,445	52,254	55,158	57,973	60,527

Operating balance - Core Crown	5,831	6,207	3,936	2,623	1,755	3,630
Operating balance - Crown entities	(101)	1,702	1,233	1,086	1,084	994
Operating balance - SOEs	958	1,618	1,111	1,079	1,195	1,258
Dividend elimination	(441)	(1,041)	(512)	(445)	(473)	(470)
Operating balance	6,247	8,486	5,768	4,343	3,561	5,412

OBERAC	8,873	6,977	5,768	4,343	3,561	5,412
OBERAC (excluding net NZS Fund asset returns)	8,507	6,547	5,093	3,495	2,517	4,147

Cash available/(shortfall to be funded)	3,104	1,755	(1,468)	(2,110)	(2,706)	(1,101)

Debt Indicators
Gross sovereign-issued debt	35,045	35,952	35,013	37,082	36,973	36,348
Total gross Crown debt	36,864	38,889	38,388	41,412	41,367	40,113
Net core Crown debt	10,771	9,016	9,209	10,396	12,701	13,511

Net core Crown debt with NZS Fund assets	4,216	(999)	(3,530)	(5,430)	(6,634)	(9,740)

Net worth	49,983	58,485	64,253	68,596	72,157	77,569

Domestic bond programme	2,146	2,682	2,438	2,484	2,472	2,394

Nominal GDP	150,914	156,257	160,013	169,104	178,305	187,584

Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	44.4	47.4	45.4	44.3	43.5	44.1
Core Crown revenue	34.5	36.3	35.1	34.2	33.5	34.2
Tax revenue	30.9	31.7	31.7	30.8	30.1	30.8

Expenses
Total Crown expenses	40.4	42.1	41.9	41.8	41.6	41.3
Core Crown expenses	30.6	32.3	32.7	32.6	32.5	32.3

Operating balance	4.1	5.4	3.6	2.6	2.0	2.9
OBERAC	5.9	4.5	3.6	2.6	2.0	2.9
OBERAC (excluding net NZS Fund asset returns)	5.6	4.2	3.2	2.1	1.4	2.2

Debt Indicators
Gross sovereign-issued debt	23.2	23.0	21.9	21.9	20.7	19.4
Total gross Crown debt	24.4	24.9	24.0	24.5	23.2	21.4

Net core Crown debt	7.1	5.8	5.8	6.1	7.1	7.2
Net core Crown debt with NZS Fund assets	2.8	(0.6)	(2.2)	(3.2)	(3.7)	(5.2)

Net worth	33.1	37.4	40.2	40.6	40.5	41.4

New Zealand Superannuation Fund
Fund asset returns (after tax)	492	1,123	675	848	1,044	1,265
Fund contributions	2,107	2,337	2,049	2,239	2,465	2,651
Fund assets (year end)	6,555	10,015	12,739	15,826	19,335	23,251
% of GDP	4.3	6.4	8.0	9.4	10.8	12.4

Source: The Treasury

Table 2.11 – 2005 Half Year Update fiscal indicators

	Year ended 30 June
Fiscal Indicators	2005	2006	2007	2008	2009	2010
($ million)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Revenue
Total revenue	67,065	69,775	72,141	74,590	77,085	82,131
Core Crown revenue	52,065	54,328	56,116	57,654	59,508	64,088
Tax revenue	46,624	49,249	50,821	52,253	53,760	57,984

Expenses
Total expenses	60,910	64,351	66,381	70,620	73,851	77,173
Core Crown expenses	46,234	50,665	51,888	55,406	58,039	60,782

Operating balance - Core Crown	5,831	3,663	4,228	2,248	1,469	3,306
Operating balance - Crown entities	(101)	1,412	1,283	1,358	1,291	1,136
Operating balance - SOEs	958	843	847	914	1,028	1,089
Dividend elimination	(441)	(361)	(465)	(417)	(421)	(440)
Total operating balance	6,247	5,557	5,893	4,103	3,367	5,091

OBERAC	8,873	5,924	5,893	4,103	3,367	5,091
OBERAC (excluding net NZS Fund asset returns)	8,507	5,418	5,247	3,270	2,327	3,818

Cash available/(shortfall to be funded)	3,104	492	(1,341)	(2,687)	(3,167)	(1,366)

Debt Indicators
Gross sovereign-issued debt	35,045	33,275	32,967	35,728	36,111	36,195
Total gross Crown debt	36,864	36,054	36,778	40,032	39,617	33,457
Net core Crown debt	10,771	10,597	10,434	11,854	14,240	14,998

Net core Crown debt with NZS Fund assets	4,216	1,199	(1,961)	(3,817)	(5,148)	(8,482)

Net worth	49,983	55,555	61,448	65,551	68,918	74,009

Domestic bond programme	2,146	2,663	3,039	3,083	3,116	3,062

Nominal GDP	150,966	158,947	163,062	169,897	178,805	187,853

Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	44.4	43.9	44.2	43.9	43.1	43.7
Core Crown revenue	34.5	34.2	34.4	33.9	33.3	34.1
Tax revenue	30.9	31.0	31.2	30.8	30.1	30.9

Expenses
Total Crown expenses	40.3	40.5	40.7	41.6	41.3	41.1
Core Crown expenses	30.6	31.9	31.8	32.6	32.5	32.4

Operating balance	4.1	3.5	3.6	2.4	1.9	2.7
OBERAC	5.9	3.7	3.6	2.4	1.9	2.7
OBERAC (excluding net NZS Fund asset returns)	5.6	3.4	3.2	1.9	1.3	2.0

Debt Indicators
Gross sovereign-issued debt	23.2	20.9	20.2	21.0	20.2	19.3
Total gross Crown debt	24.4	22.7	22.6	23.6	22.2	17.8

Net core Crown debt	7.1	6.7	6.4	7.0	8.0	8.0
Net core Crown debt with NZS Fund assets	2.8	0.8	(1.2)	(2.2)	(2.9)	(4.5)

Net worth	33.1	35.0	37.7	38.6	38.5	39.4

New Zealand Superannuation Fund
Fund asset returns (after tax)	492	506	646	833	1,040	1,273
Fund contributions	2,107	2,337	2,351	2,443	2,677	2,819
Fund assets (year end)	6,555	9,398	12,395	15,671	19,388	23,480
% of GDP	4.3	5.9	7.6	9.2	10.8	12.5

Source: The Treasury

The following table explains how the operating surplus/OBERAC is calculated for the 2005/06 and the 2006/07 financial years and then how it is applied. Any extra spending or reduced tax revenue would add to the bottom-line cash shortfall (and add to the need to borrow).

$ million	2005/06	2006/07	Description of Items
	55,652	56,190	Core Crown revenues – the revenues the Government collects. They are mainly taxes.
	50,445	52,238

Core Crown expenses – represent most of the Government’s spending, BUT not all of it. They are the day-to-day spending (salaries, benefit payments, etc) that do not create government assets. They also include the amount for new initiatives in forecast years (refer page 154 of GAAP Series Tables).

	2,279	1,832	Net surplus of SOEs and Crown entities – the net surplus (after dividends) that SOEs and Crown entities make.
Operating balance	8,486	5,768	Operating balance – the residual of revenues less expenses plus surpluses from SOEs and Crown entities. It is the Government’s operating profit or loss.
	1,509	—	OBERAC adjustments – removal of revaluation movements.
OBERAC	6,977	5,768	OBERAC – the residual from revenues and expenses less removal of large valuation movements (the OBERAC and operating balance are the same in forecast years).
Less	1,092	(1,080)

Retained items and non-cash items – items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities. The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending. Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below). Additionally, the actual working capital movements, such as payment of creditors, impact on the level of net cash flows from operations.

Equals surplus cash flows	8,069	4,688	Cash from operations – the cash flows from core Crown operations (excluding the NZS Fund). This is the cash equivalent of the operating surplus and is available to assist in funding capital spending.
Less capital spending	(2,337)	(2,049)	Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments.
	(1,988)	(1,953)	Purchase of assets – departments buy assets including computer equipment, new buildings and defence equipment.
	(975)	(957)	Loans to others (advances) – mainly student loans (the Government is committed to helping students access tertiary education by funding student loans).
	(514)	(441)	Net capital injections – investments in Crown entities to enable them to build hospitals and housing.
	(500)	(500)	Reserve Bank reserves – purchase of extra reserves to assist the Reserve Bank to maintain financial stability.
	—	(256)	Capital forecast – an amount set aside for further capital activity. The Government has not yet decided on the specific initiatives.
What is left	1,755	(1,468)	Cash available/(shortfall) – the amount needed to be funded if it is a shortfall. Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

New Zealand International Financial Reporting Standards (NZ IFRS)

The Accounting Standards Review Board (ASRB) announced in December 2002 that New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) will apply to financial reporting by both public and private sector entities from 1 January 2007, with entities having an option to adopt from 1 January 2005.

The Crown will adopt NZ IFRS for its financial reporting from 1 July 2007. The 2007 Budget will be prepared on an NZ IFRS basis. NZ IFRS adoption will affect how transactions and balances are grouped and presented in the Crown financial statements (e.g., defined benefit retirement plan liabilities and assets will be presented net in the Statement of Financial Position) and will also impact on their recognition and measurement (e.g., it is expected there will be greater use of fair values, notably when measuring financial instruments).

FRS-29 Prospective Financial Statements requires prospective information to be prepared in accordance with the financial standards that will be effective in these periods, which will be NZ IFRS for periods beginning 1 July 2007. However, as the impact of the transition to NZ IFRS has not been fully identified and clarified, the forecast financial statements in this Economic and Fiscal Update have been prepared under current financial reporting standards.

Risks to fiscal forecasts

The fiscal forecasts were finalised on 8 May 2006 in accordance with the forecast accounting policies. There are certain risks around the forecast results. To assist in evaluating such risks the following chapters should be read in conjunction with the fiscal forecasts:

•             Risks and Scenarios (Chapter 3) – The fiscal forecasts are based on the economic forecasts presented in Chapter 1 and any variation from the economic forecast will affect the fiscal forecasts, in particular tax revenue and benefit expenses. The Risks and Scenarios chapter discusses the effect on the forecasts under different circumstances.

•             Specific Fiscal Risks (Chapter 4) – The fiscal forecasts incorporate government decisions up to 8 May 2006. The Specific Fiscal Risks chapter covers specific policy decisions that are under active consideration by the Government at the time of the finalisation of the forecasts.

In addition to the specific fiscal risks and the link to the economic forecasts, there are a number of forecasting issues explained below that may arise in future.

Tax forecasting risks

The tax forecasts prepared for this Budget Update are based on current tax policy and on the macroeconomic central forecast. Sensitivities of tax revenue to changes in economic conditions are presented in the Risks and Scenarios chapter on page 123.

SOEs’ and Crown entities’ forecasts

The forecasts for large SOEs and Crown entities were provided in March 2006 based on their best assessments at that time.

Revaluation of property, plant and equipment

Crown accounting policy is to revalue certain classes of property, plant and equipment on a regular basis. In certain circumstances the valuation will be affected by foreign exchange rates, so any appreciation in the New Zealand dollar (from 30 June 2006) will adversely affect the current physical asset values included in the fiscal forecasts.

Discount rates

The GSF and ACC liabilities included in these forecasts have been valued as at 28 February and 31 March respectively. The liabilities are to be next valued as at 30 June 2006. Any change in discount rates will affect the presented fiscal forecast. For example, if the discount rate rises, the value of the liabilities will decrease.

Tertiary education institutes’ (TEIs’) accounting treatment

The forecast information presented in the 2006 Budget Update combined TEIs on an equity accounting basis. As noted in previous publications, the combination treatment of TEIs remains unresolved.

The combination method adopted in these forecasts is to equity account for the TEIs’ net surpluses and net investment (i.e., TEI revenues, expenses, assets and liabilities are not included on a line-by-line basis). This is consistent with the treatment adopted in the 2005 Crown financial statements.

The key indicators are unchanged as a result of the combination approach for TEIs (refer page 60 of the 30 June 2005 Crown financial statements).

Indicators of the
Government’s Fiscal Performance

This section aims to help readers better understand the Government’s fiscal position.

Each indicator in this section gives valid insights into the government’s historical, current and forecast fiscal position, but no one indicator gives a complete picture. Individual indicators do, however, come into greater or lesser focus as circumstances change.

When, for example, the New Zealand Government’s net worth was low and net and gross debt levels were high, much of the focus of government and public commentary at that time was on eliminating annual operating deficits and on the need to attain, and later to lock in, annual operating surpluses.

However, as net worth has risen, and gross and net debt levels have fallen, the Government in more recent years has increasingly focused on how to maintain debt levels around current levels and, accordingly, has given more focus to the Government’s annual cash balance.

Most of the indicators in this section may be useful regardless of the particular fiscal strategy being followed. In a few cases (such as the formulation of net debt including NZS Fund assets), the indicator is used to throw light on the impact of a particular strategy (in this case the build-up of financial assets in the NZS Fund).

Accounting equations

Flow indicators (a worked example of how these flows interact is provided in the Fiscal Outlook chapter)

•            Core Crown revenues – core crown expenses + net surplus of SOEs (i.e., after dividends) and Crown entities = Operating balance.

•             Operating balance – revaluation movements – accounting changes = OBERAC.

•             OBERAC – retained items (e.g., net surplus of SOEs/CEs and net investment returns of the NZS Fund) – non-cash items (e.g., depreciation) = Core Crown cash flow from operations.

•             Core Crown cash flow from operations – net investing activities (e.g., contributions to NZS Fund, purchases of assets, loans to others) = Cash available/shortfall.

Stock indicators

•            Gross sovereign-issued debt (GSID) = debt issued by the core Crown. (Cash available/shortfall in any year largely drives the change in gross sovereign-issued debt.)

•            Core Crown net debt = gross sovereign-issued debt – core Crown’s financial assets.

•            Net worth (NW) = Crown’s total assets – Crown’s total liabilities. (Operating balance (OB) in any year largely drives the change in Net Worth.)

Ratio of core Crown revenue to GDP

Ratio of core Crown revenue to GDP = the amount of revenue the core Crown receives as a percentage of GDP. Core Crown revenue mostly consists of tax revenue collected by the Government, but also includes investment income, sales of goods and services, and other receipts. This is an accrual measure of taxation (i.e., it is a measure of tax due, regardless of whether or not it has actually been paid).

The revenue collected is used to meet the Government’s spending needs. It is important to look at this alongside expenses, operating balance and gross debt indicators for insights into the sustainability of current policy settings.

Core Crown revenue to GDP is expected to be broadly stable at around 35% over the forecast period, while core Crown tax to GDP is expected to be broadly stable at slightly above 30% of GDP.

Ratio of core Crown expenses to GDP

Ratio of core Crown expenses (excluding GSF valuation changes) to GDP = the day-to-day spending (on salaries, welfare benefit payments, running hospitals and schools, finance costs and maintaining national defence etc) that do not build physical assets for the Government. This is an accrual measure of expenses and includes items such as depreciation on physical assets.

This shows the day-to-day spending of the core Crown – i.e., it excludes spending by SOEs and Crown entities – and highlights the size of government in the economy and potential scope for crowding out the private sector. This also excludes GSF valuation changes.

The forecasts of operating expenses assume that the entire forecast operating allowance is allocated to spending.

By reducing gross debt, the Government has also reduced finance costs. However, in the years ahead, finance costs are likely to be fairly flat with gross debt forecast to be broadly stable.

Core Crown expenses to GDP are expected to remain broadly stable at around 32% of GDP over the forecast period.

Operating balance

Operating balance = the residual of revenues less expenses plus surpluses from State-owned enterprises and Crown entities.

The operating balance shows whether the government sector has generated enough revenues to cover its expenses in any given year.

This measure can be volatile from year to year due to events outside of the Government’s direct control (such as changes in interest rates and revaluations etc); therefore, it is generally not used as a measure of the Government’s short-term fiscal stewardship.

The Government has been running operating surpluses since the early 1990s. These are expected to reach a peak of 5.4% of GDP in 2006 and are expected to remain above 2% of GDP over the forecast period.

OBERAC

OBERAC = the operating balance adjusted for revaluation movements and accounting policy changes (which are deemed to be outside of the Government’s direct control).

OBERAC excluding NZS Fund returns = OBERAC excluding the NZS Fund returns (which are retained in the NZS Fund).

By excluding revaluations and accounting changes, or things that are outside of the Government’s direct control, the OBERAC gives a more direct indication of the underlying stewardship of the Government.

The current Government wishes to retain the NZS Fund investment returns in the Fund. Therefore, to ensure the Government is meeting its fiscal objectives, the Government has stated that it will be focusing on the OBERAC excluding NZS Fund returns.

The Treasury does not forecast accounting or revaluation changes; therefore, over the forecast period the operating balance and the OBERAC are the same.

The OBERAC excluding NZS Fund returns is expected to come down from its recent peak of a surplus equivalent to around 5.6% of GDP in 2005, toward 2% of GDP in 2008 and beyond.

Cash available/(shortfall to be funded) and domestic bond programme

Cash available/(shortfall to be funded) = the level of money the Government has available to repay debt or, alternatively, needs to borrow in any given year.

Domestic bond programme = the amount of new government stock expected to be issued over the financial year.

The cash available measure includes capital investment and NZS Fund contributions; therefore, it is a flow measure that contributes to the change in gross debt. This indicator is best looked at alongside the operating balance and gross debt measures. For instance if gross debt is at low levels a government has more leeway to borrow while still being considered a prudent fiscal manager.

The domestic bond programme raises term debt for the Government, the proceeds of which contribute to funding operating and investing activity, and the repayment of maturing debt. The programme tends to be different to the cash available figure in any given year as financing activity, such as the repayment of debt, needs to be considered.

The Government is currently moving from a period of having cash available to repay debt, to a need, in subsequent years, to generate cash through borrowing and reducing marketable securities.

Crown gross debt

Total Crown gross debt = the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown.

Gross sovereign-issued debt = debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC, or EQC for example.

Total gross debt and GSID are often expressed as a percentage of GDP to put the level of debt into perspective, in terms of a country’s ability to generate growth to repay the debt and/or income to service this debt.

Total gross debt represents the complete picture of whole-of-government obligations to external parties. However, debt issued by SOEs and Crown entities is not explicitly guaranteed by the Crown. The debt that is issued by the sovereign and guaranteed by the sovereign is in GSID. The Government’s long-term debt objective is formulated in terms of GSID.

A high ratio of debt to GDP can have an adverse impact on credit ratings and perceived sustainability of current policy settings. So as a general rule, a relatively low ratio is considered to be prudent. A low ratio of debt to GDP can also provide the Government with more flexibility in their accounts to respond to adverse shocks through increasing debt.

GSID has been steadily declining since the early 1990s and is expected to remain broadly stable around 20% of GDP in the forecast period.

Core Crown financial assets

Core Crown financial assets = the financial assets of the core Crown. These are either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash.

The assets of the New Zealand Superannuation (NZS) Fund are becoming the dominant feature of the Crown’s financial assets. The NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses. The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Established under the New Zealand Superannuation and Retirement Income Act 2001, the NZS Fund was created to partially provide for the future cost of NZS, which is expected to almost double in cost due to population ageing.

The Government plans to allocate around $2 billion a year to the NZS Fund over the next 20 years. The NZS Fund’s mandate is to invest money in a way that maximises its returns, without undue risks.

As the cost of providing NZS increases, future governments will draw on the NZS Fund to help smooth the impact of the cost of NZS on their finances.

As at 31 March 2006, the NZS Fund’s assets totalled $9.2 billion or around 5% of GDP. The NZS Fund is expected to grow to around $23 billion or 12.4% of GDP by the end of the forecast period and to reach around $120 billion by 2025.

Core Crown net debt

Core Crown net debt = borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets). Net debt excludes the assets of the NZS Fund and GSF.

By including financial assets, net debt can provide additional information about the sustainability of the Government’s accounts. Many international agencies believe the quantity of off-setting financial assets is important when determining the credit-worthiness of a country. That is, if a country has a high ratio of financial assets to GDP, they are better able to justify a high ratio of debt to GDP.

However, as some financial assets are not very liquefiable (or easily converted into cash), it is important to view net debt alongside GSID.

After declining steadily since the early 1990s, net debt is projected to consolidate in the years ahead at around 7% of GDP, rising slightly towards the end of the projection period (partially reflecting the trend in GSID). If the assets of the NZS Fund are included, the government’s net debt position moved into a net financial asset position during this financial year.

Net worth

Net worth = assets less liabilities (also referred to as the Crown balance). The change in net worth in any given forecast year is largely driven by the operating balance.

Total Crown net worth is one indicator of the degree to which current government activities are sustainable. This indicator should be considered alongside the Crown’s debt position, as relatively high debt to GDP ratios may still be considered sustainable if the Crown has relatively high ratios of saleable or commercial assets to GDP.

Building up net worth is also consistent with preparing for population ageing.

Net worth is projected to continue to rise at a rapid rate, moving from around 5% in 2000 to over 33% in 2005 and moving above 40% by the end of the forecast period.

Risks and Scenarios

Summary

•             The central forecast presented in the Economic and Tax Outlook chapter shows an economy that is expected to continue slowing over 2006 and early 2007 before rebounding in the year to March 2008. The speed and magnitude of the slowdown and recovery are dependent on how different factors evolve.

•             Some of the major risks discussed below are key judgements in the forecasts and include the outlook for the terms of trade, exchange rate, business sentiment, inflation, and household reaction to increased indebtedness. Other risks, although less likely to occur, are still important to consider and could have large implications for the economy.

Figure 3.1 – Real GDP

Source:        The Treasury

•             Although we believe the central forecast presented in the Economic and Tax Outlook chapter to be the most likely outcome, we present, in the second part of this chapter, two scenarios which illustrate alternative paths. These scenarios are just two of a number of possible outcomes and therefore do not fully illustrate the range of possible outcomes.

•             Corporate profit growth has been strong for some time, and especially so over the past two years. However it is expected to fall in 2007 and remain low. How businesses react to this fall in profits is an important judgement associated with the forecasts. A scenario where businesses react more to the fall in profits examines the impact on their investment and employment intentions and the consequent flow-through to consumption spending. This scenario results in lower real and nominal GDP for most of the forecast period.

•             The future exchange rate path is one of the key judgements associated with the forecasts. A scenario involving a larger cycle in the exchange rate examines the direct impact this has on the external sector and consequent flow-through to the domestic sector. This scenario results in higher real and nominal GDP for most of the forecast period.

Introduction

The central forecast reflects the balancing of the upside and downside risks facing the economy to arrive at our best assessment of the way the economy is likely to develop. This requires a number of key judgements to be made about how the various forces affecting the economy will evolve. Some of these judgements are related to the cyclical drivers of activity and some relate to the structural characteristics of the economy. If actual events differ from these judgements, the economy will naturally deviate from our central forecast.

The first part of this chapter, Economic Risks, outlines some of the risks around the economic outlook. There are both upside and downside risks – some domestically and some internationally oriented. The second part of this chapter, Economic Scenarios, presents in more detail two scenarios that could occur if a different set of events were to occur.

Economic Risks

A number of key judgements in the forecasts may evolve differently

The reaction of business to falling profits is a key judgement…

Businesses have been facing inflationary pressures in the form of rising inputs and capital costs, as well as higher labour costs. The previously high exchange rate has also seen increased competition from imported goods. These forces have been reflected in declining margins and weaker business confidence. Businesses are unlikely to offset the fall in margins through sales volume growth over the coming year, leading to a fall in profits in 2007. Implicit in the central forecast is a judgement that businesses are in a position to see through the cyclical downturn in their profits as their balance sheets remain strong after a period of growth.

Although businesses are expected to reduce staff levels, the reduction is not great, with businesses expected to hold on to labour so that they are not constrained once economic activity increases. However, there is a risk that businesses may respond differently to the cyclical downturn in their profits than assumed in the central forecast and may enter a period of more aggressive cost-cutting. This could see lower investment and employment as well as lower wage inflation than incorporated in the central forecast, with subsequent flow-on effects into private consumption growth. Such a scenario is examined later in the chapter.

…as is the response of households to high debt levels

As with previous forecasts, there is a judgement that the continued accumulation of debt by households will impinge on future private consumption growth by acting as a constraint on spending, particularly with house price growth expected to fall and become negative in 2007 and 2008. The ratio of debt to household income is currently at record high levels.

Despite slowing consumption growth, this ratio is expected to continue to increase over the forecast period. There is some uncertainty surrounding the effect of higher debt servicing costs as well as the extent to which concerns around debt levels will act as a brake on spending (if at all). If households’ spending decisions are less influenced by their growing debt levels than is incorporated in the central forecast, it is likely to lead to higher private consumption and residential investment. Conversely, if a sizeable attempt by households at debt consolidation occurred, this would pose downside risk to the central forecast.

There are also uncertainties surrounding the housing market. Although it appears activity has slowed, house price growth is still running at historically high levels. The central forecast incorporates a small fall in average nominal house prices. If this were not to eventuate, then this could see increased consumption spending as households continue to borrow against equity increases in their homes. However, it is also possible that house prices could fall further than incorporated in the central forecast.  If this were to occur it may result in a larger slowdown in residential investment and consumption spending than incorporated in the central forecasts.

The exchange rate and the external sector response are important…

The future path of the exchange rate and its impact on the future performance of the economy is a key judgement of the forecasts. The Trade Weighted Index (TWI) fell by 4.4% in the March quarter. The central forecast assumes further falls in the TWI. Such a fall would be consistent with the forecast declines in the terms of trade and interest rate differentials. However, there is a possibility that the exchange rate could fall further than assumed and this would likely impact on the economy through higher export volume growth, higher inflation and lower import volume growth. An example of this scenario is examined later in the chapter.

Figure 3.2 – Exports of goods and services

Source: The Treasury

The magnitude and timing of the export and import volume response to the exchange rate depreciation are key judgements in the central forecast. The central forecast assumes that there is a lag in the export sector response to a lower exchange rate. If this lag or delay in the response to the exchange rate was longer than expected, then export volume growth and hence GDP growth could be lower than in the central forecast. Likewise, if the response of the export sector was more rapid, then export volume growth would likely be higher over 2006 and 2007.

…as are the world prices for commodity exports

The outlook for the terms of trade is also a key judgement of the forecasts. After two years of strong growth, the terms of trade fell over the second half of 2005. Record high prices for some of New Zealand’s commodity exports, which were held artificially high by temporary supply factors, pushed the terms of trade to their peak in March 2005. However, there is growing evidence to suggest that some export commodity prices have peaked and have started to fall as these supply factors have abated. The extent of the fall in export prices poses a large risk to the forecasts. The central forecast incorporates a rather gradual fall in world export prices as strong world demand holds them at relatively high levels. However, as at times in the past, export price declines can occur rapidly. If the strength in the global economy does not flow through into the prices of some exports, or if the impact of the supply shortages were larger than expected, then prices could fall further and faster than incorporated in the central forecast. This would likely lead to lower agricultural income and consumption spending than incorporated in the central forecast.

Future oil price movements are uncertain…

Although it is an assumption in the central forecast, the outlook for oil prices poses significant risk to the terms of trade and therefore the economy.  Between the start of 2006 and the date the forecasts were finalised, West Texas Intermediate (WTI) crude oil prices increased by approximately 13% and are around 50% higher than the level in January 2005. These recent price increases appear to be driven largely by strong world demand leading to pressures on refining capacity, as well as uncertainty surrounding the geopolitical situations in some oil exporting countries. Oil prices, based on the futures market, are assumed to continue increasing over 2006 and the first half of 2007. If the political situations eased, or if more refining capacity was made available, then these oil price increases may not eventuate. This would result in a higher terms of trade as well as increased consumption spending in comparison to the central forecast. However, if the geopolitical tensions in the oil exporting countries were to escalate, further oil price increases would be likely and this could have implications for both the domestic and global economies.

…and any further increases could impact on inflation and interest rates

These oil price increases and the assumed depreciation in the exchange rate pose risks to the inflation track presented in the Economic and Tax Outlook chapter. The annual inflation rate is expected to remain around its current high rate for some time before moderating from mid-2007. However, if the exchange rate were to fall further than expected or if oil prices continued to increase, then there is a risk that the inflation rate could be higher. There is also a possibility that second round effects of higher oil prices on input costs could be felt if firms were forced to raise prices in order to ease pressures on their margins. This could then pose risks to our interest rate forecasts. If generalised inflation was taking hold or inflation expectations had increased, then monetary policy may have to respond by increasing interest rates or holding rates at current levels for longer.

Global growth and migration flows also pose risks to the forecasts

The development of the world economy is a major driver of activity for New Zealand through the impact on both the prices and volumes of exports and imports, and through interest rates and confidence. The Economic and Tax Outlook chapter summarised the Consensus forecasts for trading partner growth that underpin the central forecast. Over the next year, steady economic growth for New Zealand’s largest trading partners is expected. If world economic growth were to slow more than expected, New Zealand’s export volumes and prices could fall faster than forecast and economic growth would slow accordingly.

Net migration has had a significant impact on New Zealand’s population growth in recent years which has relevance for the size of the workforce as well as demand for goods and services. In the central forecast, net migration inflows are assumed to increase gradually to 10,000. There is a risk that as employment growth slows and the economy weakens, net migration will be lower than forecast or even turn negative. This would result in lower domestic demand than built into the central forecast. However, there is also a risk, given recent data released since the forecasts were finalised, that net migration could be higher than expected in the central forecast in the short term.

Other risks, although less likely, could have a large effect if they occurred

Climatic conditions are an important influence on agriculture-related production in New Zealand. According to the National Institute of Water and Atmospheric Research (NIWA), over the three months from April, rainfall is likely to be normal or below normal in the South Island and southwest North Island, while all other regions should experience normal or above normal rainfall. A more severe outcome with drier conditions than predicted could have a detrimental impact on agricultural production and hydroelectric generation. Lake levels in the South Island have been very low over summer and although they have recently increased, they remain below average. If these lake levels remain below average over winter it increases the risks of electricity supply shortages and price spikes, which will have an adverse impact on economic growth.

The World Health Organisation (WHO) and other health authorities have warned of the risk of an influenza pandemic with the emergence and spread of a highly pathogenic strain of avian influenza, H5N1. The continued spread of avian influenza (as an animal disease, rather than human disease) may itself pose some risks to our forecasts through its impact on trading partners and possible risks to the poultry industry in New Zealand. Moreover, the risk of a pandemic may itself have some impact on international travel, tourism, and trade in services. Finally, while the likelihood of a pandemic, and its severity should it occur, is unknown, it is clear that a serious pandemic would have major human, social and economic costs.

Economic Scenarios

The following scenarios present two possible growth paths for the economy when some of the key judgements underlying the central forecast are altered.

1.                Greater firm response to falling profits – This scenario examines the implications for the economy if businesses cut back employment and investment intentions in the face of falling profits.

2.                Larger exchange rate cycle – This scenario illustrates the implications for the economy if the exchange rate depreciates further than in the central forecasts.

The scenarios are two of a large number of possible outcomes, and do not represent upper or lower bounds for the central forecast, with more extreme paths being possible.

Table 3.1 – Alternative scenarios: summary

	2005	2006	2007	2008	2009	2010
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Production GDP (annual average % change, year ending 31 March)

Central forecast	3.7	2.1	1.0	3.3	3.5	3.1

Greater firm response to falling profits	3.7	2.1	0.9	2.5	3.1	3.5

Larger exchange rate cycle	3.7	2.0	1.1	3.5	4.0	3.1

Nominal Expenditure GDP (annual average % change, year ending 31 March)

Central forecast	7.2	4.3	1.9	5.2	5.6	5.2

Greater firm response to falling profits	7.2	4.3	1.7	4.2	4.6	4.8

Larger exchange rate cycle	7.2	4.3	2.1	6.2	6.7	5.3

OBERAC ($ billion, year ending June)

Central forecast	8.9	7.0	5.8	4.4	3.6	5.4

Greater firm response to falling profits	8.9	7.1	5.6	3.4	2.5	4.3

Larger exchange rate cycle	8.9	7.1	5.9	4.9	4.7	6.4

Sources:  Statistics New Zealand, The Treasury

Greater firm response to falling profits

In the central forecast, economic activity is forecast to slow over 2006 and 2007, negatively affecting firm profitability. We assume that businesses are able to see through the cyclical slowdown due to a period of previous strong profit growth and strong balance sheets. A key judgement is that firms hold on to labour in order to avoid constraints when economic activity picks up in 2008 and 2009. This scenario looks at the situation where firms respond to the forecast weakness in profits by entering a period of more aggressive cost cutting, cutting back on their investment expenditure and also laying off more workers.

Table 3.2 – Greater firm response to falling profits

(Annual average % change,	2005	2006	2007	2008	2009	2010
year ending 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Private consumption	5.8	3.8	0.7	0.5	1.0	2.3
Residential investment	2.3	-5.4	-10.4	-2.6	6.1	12.8
Business investment	9.8	7.8	-5.2	-8.6	6.0	9.3
Gross national expenditure	6.5	4.3	-0.5	-0.2	2.6	3.9
Exports of goods and services	3.9	0.1	1.0	5.6	4.7	3.4
Imports of goods and services	13.7	5.1	-1.3	-2.7	3.0	4.9
GDP (production measure)	3.7	2.1	0.9	2.5	3.1	3.5
Employment growth	3.6	2.4	-0.5	-0.7	0.5	1.7
Unemployment rate(1)	3.9	3.8	5.1	6.0	5.9	5.5
90-day bank bill rate(2)	6.9	7.6	6.9	4.7	4.7	4.9
TWI(2)	69.6	68.3	58.7	57.5	58	58.4
CPI(3)	2.8	3.3	3.4	2.1	1.1	1.3
Current account balance (% GDP)	-7.4	-9.3	-8.7	-6.6	-5.1	-5.1
Nominal GDP (expenditure measure)	7.2	4.3	1.7	4.2	4.6	4.8

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	(1)	Percentage of labour force, March quarter, seasonally adjusted.
	(2)	Average for March quarter.
	(3)	Annual percentage change, March quarter.

These changes in behaviour see firms begin to cut back on investment expenditure and further reduce employment over the second half of 2006. For the 2007 March year business investment falls 5.2%, 1.8% lower than in the central forecast. With less demand for imported investment goods, import volumes also fall relative to the central forecast and this results in the overall impact on GDP being relatively modest at this stage, with production GDP growth slowing to 0.9% in the March 2007 year, slightly slower than the 1.0% growth in the central forecast.

Figure 3.4 – Unemployment rate

Source: The Treasury

Firms continue to cut back their expenditure during the 2008 March year with business investment continuing to contract. Under this scenario business investment falls 8.6% (compared with a 0.4% fall in the central forecast). Employment growth is also weaker in the 2008 March year, falling 0.7%, which is 1.1% below the central forecast. This results in the unemployment rate rising sharply to 6.0% and, as a result, private consumption growth is 0.3% lower under this scenario than the central forecast.

March year real private consumption growth reaches a trough of 0.5% in 2008, while residential investment contracts in each of the 2006, 2007 and 2008 March years. With lower domestic demand (Gross National Expenditure growth is 1.4% lower than the central forecast in the March 2008 year), demand for imports remains muted, with import growth 1.8% lower than in the central forecast. Overall, this results in GDP growth of 2.5%, 0.8% lower than the central forecast. The recovery of GDP growth is driven off strong export growth of a similar magnitude to the central forecast, given that the exchange rate and export performance remains similar to that in the central forecast throughout the forecast period.

Figure 3.5 – Business investment

Source: The Treasury

Weaker domestic demand eases inflationary pressures in the domestic economy and monetary policy responds to the domestic weakness and lower inflation pressures by easing considerably over the March 2008 year. Under this scenario 90-day rates fall below 5% as inflation eases to around 2%. Ninety-day rates remain below the central forecast for the remainder of the forecast horizon. The gap between 90-day rates in this scenario and the central forecast does, however, narrow to 0.9% by March 2010 as lower interest rates help domestic demand to recover.

Lower interest rates encourage a recovery in both business and residential investment in the 2009 and 2010 March years, but consumers remain cautious as employment growth remains below the central forecast and, with a softer labour market, wage increases remain modest. Consumption growth recovers to 2.3% in the final forecast year (equal to the central forecast) as employment growth recovers and the unemployment rate begins to ease.

Under this scenario the lower import growth over most of the forecast horizon results in the current account being less negative. Lower real activity combined with reduced inflationary pressures results in nominal GDP growth being below the central forecast over the entire forecast period and nearly $4.6 billion lower than in the central forecast in the March 2010 year. The cumulative impact on nominal GDP of this scenario is around $10.4 billion over the forecast period. By the end of the forecast period real GDP is around $1.2 billion lower than in the central forecast. This scenario has a negative impact on the size of the operating surplus through lower revenue growth.

Larger exchange rate cycle

Under the central forecast the New Zealand dollar is expected to fall over the forecast period. Previous New Zealand exchange rate cycles suggest that when the exchange rate depreciates it can “overshoot” long-run averages or estimates of equilibrium or fair value.

Table 3.3 – Larger exchange rate cycle

(Annual average % change,	2005	2006	2007	2008	2009	2010
year ending 31 March)	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
Private consumption	5.8	3.8	0.6	0.1	2.2	3.0
Residential investment	2.3	-5.4	-10.4	-4.0	6.5	10.2
Business investment	9.8	7.8	-3.5	-5.2	6.8	9.8
Gross national expenditure	6.5	4.3	-0.3	0.0	3.4	4.3

Exports of goods and services	3.9	0.1	1.0	6.9	5.6	2.9
Imports of goods and services	13.7	5.1	-1.5	-3.8	4.0	6.7

GDP (production measure)	3.7	2.0	1.1	3.5	4.0	3.1

Employment growth	3.6	2.4	-0.3	1.0	2.2	1.7
Unemployment rate(1)	3.9	3.8	4.6	4.0	3.4	3.7
90-day bank bill rate(2)	6.9	7.6	8.1	6.3	5.9	5.8
TWI(2)	69.6	68.3	55.6	50.5	53.2	56.2
CPI(3)	2.8	3.3	3.7	3.4	2.1	2.0
Current account balance (% GDP)	-7.4	-9.3	-8.9	-6.8	-4.9	-5.3
Nominal GDP (expenditure measure)	7.2	4.3	2.1	6.2	6.7	5.3

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	(1)	Percentage of labour force, March quarter, seasonally adjusted.
	(2)	Average for March quarter.
	(3)	Annual percentage change, March quarter.

Under the second scenario presented above, the exchange rate is assumed to fall further than in the central forecast with the TWI falling to around 50 in March 2008 (about its level in 2001 at the trough of the previous exchange rate cycle) before recovering in the following two years to around the level assumed in the central forecast. Initially the exchange rate deviation from the central track is reasonably small with the largest deviation occurring in the following year.

Figure 3.6 – Exchange rate (TWI)

Source: The Treasury

In the March 2007 year the lower exchange rate has a small negative influence (relative to the central forecast) on consumption and business investment as imported goods become more expensive. Import volumes fall relative to the central forecast with the overall impact on GDP being very modest. With the rate of depreciation of the exchange rate being more rapid, monetary policy begins to react to the potential for higher tradables inflation. Ninety-day rates increase to around 8.0% in March 2007 compared with 7.6% in March 2006. This contrasts with the central track, in which rates are expected to ease to around 7.0% by March 2007.

Consumption and investment growth are quite a bit weaker in the March 2008 year relative to the central forecast as consumers and firms respond to higher interest rates and higher import prices. Consumption growth is 0.6% weaker than the central forecast while residential investment and business investment are 2.8% and 4.8% below that contained in the central forecast respectively.

Offsetting this weakness in the domestic economy is a stronger recovery in exports as the lower exchange rate assists the competitiveness of our products abroad. Export growth is stronger than the central forecast in both the 2008 and 2009 March years. Stronger export demand, combined with a substitution away from more expensive imported inputs towards labour, sees employment grow more strongly than in the central forecast from 2008 on. This results in the unemployment rate being lower than in the central forecast.

The switch to the export sector becoming the key driver of growth in 2008 helps the current account deficit become less negative, with the deficit falling to 6.8% of GDP in 2008 and just below 5% in 2009. Negative sentiment around the currency diminishes and the exchange rate appreciates over the last couple of years to a similar level to that contained in the central forecast.

As the exchange rate stops depreciating, tradable inflation pressures ease and coupled with weak domestic demand in 2008 this enables interest rates to return to levels close to the central forecast track. Lower interest rates, combined with the potential for lower import prices as the exchange rate begins to appreciate, and strengthening employment growth, bring a recovery in domestic demand growth in the March 2009 and 2010 years.

Overall real GDP growth is similar to the central forecast in 2007, 0.2% higher in the March 2008 year, and 0.5% higher in 2009. Despite the scenario having a relatively small impact on real GDP, higher inflation, particularly over the March 2008 year, sees nominal GDP $4 billion higher in the March 2010 year and $9.8 billion higher in total over the forecast period. Although the higher nominal GDP will flow through to a higher nominal tax revenue, it is likely that the Government would require higher nominal expenditure in order to maintain real service provision at a similar level to the central forecast as a result of the higher inflation.

Fiscal Scenarios

The fiscal position is strongly influenced by the economy. The major economic determinants, and how they impact on the fiscal position, are listed below. While each effect is expressed in terms of an increase in the determinant, the opposite impact applies for a decrease.

•             Nominal GDP – higher GDP levels are reflected in higher tax revenue, which increases the operating balance and lowers the Government’s debt.

•             Interest rates – higher interest rates lead to increased debt financing costs. While interest-based revenue also increases, the negative effect of higher finance costs on the operating balance dominates, meaning debt increases.

•             The level of unemployment – higher levels of unemployment translate to an increase in spending, because the number of unemployment beneficiaries rises. This decreases the operating balance and raises debt levels.

•             CPI inflation – as most benefits are indexed to CPI movements, higher inflation results in increased benefit costs. This reduces the operating balance and increases debt.

Table 3.4 – Alternative scenarios: OBERAC and gross debt

	2005	2006	2007	2008	2009	2010
Year ending 30 June	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

OBERAC ($ billion)
Central forecast	8.9	7.0	5.8	4.4	3.6	5.4
Greater firm response to falling profits	8.9	7.1	5.6	3.4	2.5	4.3
Larger exchange rate cycle	8.9	7.1	5.9	4.9	4.7	6.4

Gross sovereign-issued debt ($ billion)
Central forecast	35.0	36.0	35.0	37.1	37.0	36.3
Greater firm response to falling profits	35.0	35.8	35.0	38.0	39.0	39.5
Larger exchange rate cycle	35.0	35.8	34.8	36.3	35.1	33.6

OBERAC (% GDP)
Central forecast	5.9	4.5	3.6	2.6	2.0	2.9
Greater firm response to falling profits	5.9	4.6	3.5	2.1	1.4	2.4
Larger exchange rate cycle	5.9	4.5	3.7	2.9	2.6	3.3

Gross sovereign-issued debt (% GDP)
Central forecast	23.2	23.0	21.9	21.9	20.7	19.4
Greater firm response to falling profits	23.2	22.9	22.0	22.8	22.3	21.6
Larger exchange rate cycle	23.2	22.9	21.7	21.2	19.3	17.5

 Sources:  Statistics New Zealand, The Treasury

The greater firm response to falling profits scenario is characterised by lower nominal GDP, lower interest rates, a higher unemployment rate and lower inflation in comparison with the central forecast. Lower nominal GDP and higher unemployment result in a decrease in taxes collected and an increase in benefit payments. Lower inflation results in a partial reduction in benefit payments and lower interest rates result in a reduction in debt servicing costs. However, the overall impact of this scenario is a lower OBERAC and higher debt.

Figure 3.7 – OBERAC

Source: The Treasury

By the end of the forecast period the OBERAC is around half a percentage point of GDP lower than the central forecast and gross sovereign-issued debt (GSID) is around two percentage points of GDP higher than the central forecast.

The larger exchange rate cycle scenario is characterised by a more cyclical profile for interest rates. Inflation is higher throughout the forecast period in comparison with the central forecast. Nominal GDP is higher than the central forecast for most of the forecast period. The unemployment rate is lower than the central forecast for most of the forecast period.

Higher nominal GDP leads to higher tax revenue, and lower unemployment leads to lower expenses, but higher interest rates and inflation in the larger exchange rate cycle scenario result in higher expenses. The overall impact is an increase in the OBERAC by around half a percentage point of GDP by the end of the forecast period. The cumulative impact of having a higher OBERAC is a reduction in GSID by around two percentage points of GDP by the end of the forecast period compared with the central scenario.

Figure 3.8 – Gross sovereign-issued debt

Source: The Treasury

Fiscal Sensitivities

The scenarios above indicate the sensitivity of fiscal aggregates to changes in economic conditions. Table 3.5 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables.

Table 3.5 – Fiscal sensitivity analysis

	2005/06	2006/07	2007/08	2008/09	2009/10
($ million) June years	Forecast	Forecast	Forecast	Forecast	Forecast

1% Lower nominal GDP growth per annum
Revenue	(470)	(985)	(1,505)	(2,030)	(2,755)
Expenses (mainly debt servicing)	15	60	135	240	380
Impact on the operating balance	(485)	(1,045)	(1,640)	(2,270)	(3,135)

Revenue Impact of a 1% decrease in the growth rates of:
Wages and salaries	(205)	(430)	(670)	(935)	(1,225)
Taxable business profits	(110)	(250)	(385)	(520)	(725)

One percentage point lower interest rates
Interest income	(2)	(14)	(24)	(31)	(34)
Expenses	(27)	(135)	(174)	(197)	(231)
Impact on the operating balance	25	121	150	166	197

One percentage point lower real interest rates
ACC liability (SOE and Crown entity surpluses)	(700)
GSF liability (expenses)	(1,900)
Impact on the operating balance	(2,600)

The forecasts of capital contributions to the New Zealand Superannuation (NZS) Fund are sensitive to the expected net after-tax annual return on the NZS Fund, which in turn depends on the expected gross rate of return assumed on the Fund’s assets:

Table 3.6 – New Zealand Superannuation Fund contributions sensitivity analysis

	Marginal Change	Effect on Net Return After Tax	Effect on Capital Contribution ($ billion)
Variable	(%age points)	(%age points)	2006/07	2007/08	2008/09	2009/10
Expected gross rate of return	-1%	-0.71%	+0.192	+0.209	+0.226	+0.245

Specific Fiscal Risks

Introduction

This chapter describes the specific fiscal risks to the Crown, including contingent liabilities. The Public Finance Act 1989 (PFA) requires disclosure of all government decisions and other circumstances that may put pressure on the forecast spending amounts, and/or have a material effect on the fiscal and economic outlook.

Criteria for Disclosure of Specific Fiscal Risks

To ensure a practicable and consistent disclosure approach, fiscal risks are disclosed based on the following criteria, consistent with the principles of the PFA:

•             Reasonable certainty criterion – risks have not been included in the fiscal forecasts because they reflect Government decisions or legislative commitments with uncertain fiscal consequences or timing.

•             Materiality criterion – risks have an impact on the fiscal forecasts (operating balance, net worth or gross debt) of $10 million or more in any one forecast year.

•             Active consideration criterion – risks are being actively considered by the Minister of Finance and responsible Ministers (e.g., are the subject of written reports) or are decisions that have been deferred until a later date.

Exclusions from Disclosure

The PFA requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

•             prejudice the substantial economic interests of New Zealand

•             prejudice the security or defence of New Zealand or international relations of the Government

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Specific fiscal risks do not include:

•             normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses, the impact of regular revaluations of physical assets, finance costs, or fluctuations in external markets

•             possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities, or

•             discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Contingent liabilities are also included according to materiality. Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total. Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities. The total amount of contingent liabilities remains unchanged.

Information Relating to All Disclosed Risks

•    The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

•    All risks, should they eventuate, would impact on the Government’s forecast operating and/or capital spending amounts. These are forecast spending amounts already incorporated into the forecasts to accommodate policy initiatives on which decisions have yet to be made. Most risks outlined in this chapter, if they eventuate, would be covered by these amounts and therefore have no impact on the forecasts. The risks have been disclosed to indicate the pressure the risks place upon the forecast spending amounts.

•    If the total of all risks considered exceeds the forecast new operating spending amounts in the forecasts, this would impact on the operating balance.

•    There are a number of other pressures on the fiscal position that have not been included as risks. These pressures comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers. Such items are expected to be managed within forecast spending amounts noted above.

Charges against Future Budgets

As part of its Budget strategy, the Government has put in place some longer-term funding paths for particular sectors. This aids long-term planning and demonstrates the Government’s commitment to specific policies.

Charges against future Budgets do not meet the definition of a “risk” under the PFA, as these items are incorporated in the fiscal forecasts. This section is provided to increase transparency about the provisions for future Budgets.

Defence Funding Package

The Defence Funding Package (DFP) is designed to provide the New Zealand Defence Force (NZDF) with the funding required to address issues identified by the Defence Capability and Resourcing Review, including capability, and maintaining equipment and reserves. Budget 2006 included $73 million per annum as the second tranche of the 10-year plan. The following table shows the additional tranches as charged against future Budgets.

Budget to be Charged ($m)	07/08	08/09	09/10	10/11	11/12	12/13	13/14	14/15
Budget 2007	58.0	58.0	58.0	58.0	58.0	58.0	58.0	58.0
Budget 2008		69.1	69.1	69.1	69.1	69.1	69.1	69.1
Budget 2009			85.7	85.7	85.7	85.7	85.7	85.7
Budget 2010				108.1	108.1	108.1	108.1	108.1
Budget 2011					66.9	66.9	66.9	66.9
Budget 2012						14.2	14.2	14.2
Budget 2013							58.6	54.2
Budget 2014								0

Health Pre-commitment

In Budget 2006, the Government agreed that the indicative Health allocation of $750 million for Budget 2007 may be pre-committed by up to $77 million per annum in 2010/11 and outyears. This is to allow for Budget 2006 initiatives that may be further developed in 2006/07, and have a rising profile.

Budget to be Charged ($million)	2007/08	2008/09	2009/10	2010/11 and Outyears
Budget 2007	50	65	77	77

Official Development Assistance

The Government has provided funding for an Official Development Assistance to Gross National Income ratio (ODA:GNI ratio) of 0.27% for the fiscal years 2005/06 and 2006/07 and is committed to increasing this to 0.28% in 2007/08. Budget 2006 included funding of $19 million per annum to maintain the 0.27% ratio. The 0.28% ratio in 2007/08 is expected to cost $38 million, and will be charged against Budget 2007.

Budget to be Charged ($million)	2007/08	2008/09	2009/10	2010/11 and Outyears
Budget 2007	38	38	38	38

Removal of Carbon Charge

The Government has decided not to proceed with a broad-based carbon tax. As compensatory measures are still being developed, the cost of the removal of the carbon tax has been agreed as a pre-commitment against Budget 2007.

Budget to be Charged ($million)	2007/08	2008/09	2009/10	2010/11 and Outyears
Budget 2007	347	344	349	349

Tertiary Student Component Funding Rate Changes (the rolling funding triennium and fee and course cost maxima)

The Government had a policy of increasing Student Component funding rates for tertiary education by the rate of forecast CPI inflation on a rolling triennium. Funding was appropriated for future years at the rate of the CPI forecast plus 1%, and in the Budget preceding the relevant academic year funding rates are confirmed using a more up-to-date CPI forecast. This particular policy has been discontinued, and there is no further charge against any Budget beyond 2007.

Budget to be Charged ($million)	2007/08	2008/09	2009/10	2010/11 and Outyears
Budget 2007	28.5	57.0	57.0	57.0

Transport Capital Decisions

The Government has made several long-term capital commitments relating to Transport. This table notes the implications for the capital allowances beyond the forecast period.

Transport Project	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17
Auckland	100.0	100.0	100.0	—	—	—
Wellington	20.0	20.0	20.0	20.0	—	—
Western Corridor	120.0	100.0	40.0	40.0	20.0	—
Bay of Plenty	25.0	15.0	10.0	10.0	—	—
Waikato	22.0	22.0	22.0	22.0	22.0	22.0

Time-Limited Funding

Time-limited funding does not meet the definition of a “risk” under the PFA, but is further information that is prepared to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point and may potentially be extended, using a $5 million materiality threshold. They are often related to pilot programmes.

Vote	Description of Initiative	Operating Impact ($million)

Community and Voluntary Sector	Digital Strategy – Community Partnerships Fund	17 from 2005/06 to 2008/09 (MYA)

Communications	Digital Strategy – high-speed connectivity for growth	20 from 2005/06 to 2008/09 (MYA)

Economic, Industry and Regional Development	Regional partnerships and facilitation for sustainable economic growth	57 from 2004/05 to 2006/07 (MYA)

Education	Microsoft software licensing	8 in 2005/06 and 4 in 2006/07

Energy	Electricity efficiency programme	8 in 2005/06 and 10 in 2006/07

Health	Meningococcal vaccine programme	44 in 2005/06, 19 in 2006/07 and 7 in each of 2007/08 and 2008/09

Housing	Rural housing programme	9 in each of 2005/06 and 2006/07, 7 in 2007/08

Internal Affairs	Significant Community-Based Projects Fund	40 from 2005/06 to 2008/09 (MYA)

Lands	Land Tenure Reform	40 from 2005/06 to 2007/08 (MYA)

Police	Regional Assistance Mission Solomon Islands and Solomon Island executive support	7 in each of 2005/06 and 2006/07

The following table shows the impact on the operating balance if funding were to be appropriated to maintain funding levels for these initiatives (i.e., extend the initiatives beyond their current scheduled completion dates). These amounts would need to be managed within the forecast operating spending.

Operating Impact ($million)	2006/07	2007/08	2008/09	2009/10	2010/11 and Outyears
Funding to extend initiatives	4	40	61	87	87

Quantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

The Minister of Finance has yet to fully consider the quantum of these risks.

Quantified Risks as at 8 May 2006	Operating Balance	Gross Debt	Value of Risk	Funding Received in Budget 2006
			($million)	($million)
New Risks

Economic Development – Venture Investment Fund	—	Increase	40 capital in 2009/10 and 2010/11	60 capital from 2006/07 to 2008/09

Finance – National Rail Network – Reconfiguration of Land	—	Increase	30 capital in 2007/08, unclear thereafter	53 capital in 2006/07

Health – Indicative Funding for Budgets 2007 and 2008	Decrease	—	700 in 2007/08, 1435 in 2008/09 and 1423 per annum from 2009/10	—

Justice Sector Agencies – Potential Flow-on Impact of Extra Police	Decrease	Increase	150 to 200 per annum	—

Research, Science and Technology – Multi-year Funding Profile	Decrease	—	30 in 2007/08, 60 in 2008/09 and 90 per annum from 2009/10	25 per annum operating and 5 capital in 2006/07

Reserve Bank of New Zealand – Liquidity Management Policy	—	Increase	5000	—

Changed Risks

Corrections – Capital Projects	Decrease	Increase	209 capital and 25 operating from 2006/7 to 2010/11	121 operating

Culture and Heritage – Broadcasting Initiatives	Decrease	—	27 per annum	6 per annum

Education – School Property	Decrease	Increase	125 capital in each of next 4 years, and operating of 7 in 2007/08, 12 in 2008/09 and 18 per annum from 2009/10	158 capital and 27 operating from 2006/07 to 2010/11

Education (Tertiary) – Vocational Training	Decrease	—	8 in 2007/08, 23 in 2008/09 and 30 per annum from 2009/10	6 in 2006/07,15 in 2007/08 and 19 per annum from 2008/09 to 2010/11

Finance – National Rail Network – Obligations of Rail Agreement	—	Increase	60-70 per annum capital from 2007/08	50 capital in 2006/07

Justice – New Supreme Court – Cost Escalation	—	Increase	Up to 53 capital	—

New Zealand Defence Force – Defence – Capital Injections	—	Increase	289 capital from 2007/08 to 2010/11	265 capital in 2006/07

Police – Increases to Police Staff	Decrease	Increase	Operating of 42 in 2007/08, 86 in 2008/09 and 95 per annum from 2009/10 and capital of 63 from 2007/08 to 2009/10	32 per annum operating and 49 capital from 2006/07 to 2010/11

Quantified Risks as at 8 May 2006	Operating Balance	Gross Debt	Value of Risk	Funding Received in Budget 2006
			($million)	($million)
Unchanged Risks

New Zealand Defence Force – Environmental Clean-up of Devonport Seabed Contamination	Decrease	—	13 over 2006/07 and 2007/08	—

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers	—	Decrease	120 capital	—

Revenue – Fringe Benefit Tax Review	Decrease		24 to 64 per annum	—

Unquantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

Unquantified Risks as at 8 May 2006	Operating Balance	Gross Debt	Funding Received in Budget 2006
($million)
New Risks

Corrections – Collective Employment Contract Negotiations	Decrease	—	—

Education – Expansion of NZ Diploma in Specialist Subjects	Decrease	—	—

Education – Year One Class Sizes	Decrease	Increase	—

Education (Tertiary) – Centres of Research Excellence	Decrease	Increase	—

Education (Tertiary) – Partnerships for Excellence	—	Increase	—

Education (Tertiary) – Tertiary Education Institutions at Risk	—	Increase	—

Energy – Oil Security – Meeting International Energy Agency Obligations	Decrease	—	—

Fisheries – Civilian Maritime Aerial Surveillance	Decrease	Increase	—

Justice – Strengthening the National Court Infrastructure	Decrease	Increase	—

National Library – National Library Building Extension	—	Increase	—

Police – Wage Negotiations	Decrease	—	—

Revenue – Business Tax Review	Unclear	—	—

Social Development / Housing – Accommodation Supplement Review	Decrease	Increase	—

State Services Commission – All-of- Government Authentication	Decrease	Increase	—

Unquantified Risks as at 8 May 2006	Operating Balance	Gross Debt	Funding Received in Budget 2006
($million)
Changed Risks

Education – Schools ICT Network Infrastructure Upgrade	Decrease	Increase	4 capital

Education (Tertiary) – Tertiary Education Expenditure Review	Unclear	Unclear	—

Education (Tertiary) – Tertiary Student Support Changes	Decrease	Unclear	Operating expenditure of 1 in 2006/07, 2 in 2007/08, 3 in 2008/09 and 4 per annum from 2009/10; capital savings of 13 in 2006/07, 22 in 2007/08 and 25 in 2008/09 and 2009/10

Education (Tertiary) – Wananga Capital Injection	—	Increase	—

Environment – Climate Change Policies	Unclear	—	—

Health – District Health Board deficits	Decrease	Increase	—

Revenue – Rebuild of the Student Loan IT System	Decrease	Increase	—

Revenue – Tax and Depreciation	Unclear	—	—

Unchanged Risks

Conservation – Foreshore and Seabed Compensation	Decrease	—	—

Conservation – Lease of Taupo Property Rights from Tuwharetoa	Decrease	—	—

Finance – Crown Overseas Properties	—	Increase	—

Finance – National Rail Access Agreement Amendments	Unclear	Unclear	—

Finance – SOE Long-term Hold Reviews	—	Decrease	—

Fisheries – Maori Interest in Marine Farming	Decrease	—	—

Housing – State Housing Project at Hobsonville	—	Increase	—

Immigration – New Immigration Service Delivery Strategy	Unclear	—	—

Labour – Department of Labour Strategic Baseline Review	Unclear	Unclear	—

Revenue – Family Assistance Indexation and Review of Rates	Decrease	—	—

Revenue – Taxation of Partnerships Review	Unclear	—	—

Social Development – Child, Youth and Family Services – Reviewing Levels of Funding and Service Delivery	Unclear	Unclear	—

Social Development – New Zealand Superannuation – International Mobility Issues	Unclear	—	—

Social Development – Working for New Zealand	Unclear	—	—

State Services Commission – State Sector Retirement Savings Scheme	Decrease	—	—

Risks Removed Since the 2005 Half Year Update

The following risks have been removed since the 2005 Half Year Economic and Fiscal Update.

Expired Risks	Reason	Funding Received
($million)
Child, Youth and Family Services – Collective Employment Contract Negotiations	In forecasts	—

Child, Youth and Family Services – Residential Services Strategy 2003	In forecasts	—

Economic Development – Large Budget Screen Production Fund	In forecasts	27 in 2005/06

Education – Early Childhood Education	In forecasts	3 in 2006/07, 39 in 2007/08, 41 in 2008/09, 44 in 2009/10, 43 in 2010/11 and 44 per annum from 2011/12

Foreign Affairs and Trade – Official Development Assistance	Not currently under active consideration	—

Health – New Zealand’s Preparedness for a Possible Pandemic	In forecasts	—

Housing – Housing New Zealand Corporation’s Long-Term Capital Requirements	Expired	—

Housing – Weathertight Homes	In forecasts	9 in 2006/07, 10 in 2007/08, 8 in 2008/09 and 4 per annum from 2009/10

Internal Affairs – 2004 and 2005 Storms Response and Infrastructure Costs	Expired	—

Revenue – Extension of the Temporary Tax Exemption for New Migrants	In forecasts	—

Revenue – Review of Superannuation Contribution Withholding Tax	Expired	—

Revenue – Subsidies for Payroll-Related Tax Compliance Costs	In forecasts	5 in 2006/07, 11 in 2007/08, 22 in 2008/09 and 43 per annum from 2009/10

Revenue – Taxation of Offshore Portfolio Investment and Intermediaries, including Superannuation	In forecasts	13 per annum

Revenue – Taxation of Racing Industry	In forecasts	32 in 2006/07, 34 in 2007/08 and 35 per annum from 2008/09

Social Development – Early Intervention	In forecasts	4 per annum

Social Development – New Zealand Superannuation – Rate Adjustment	In forecasts	—

Transport – Regional Transport Initiatives	In forecasts	1,500 over 11 years

Youth Development – United Nations Convention on the Rights of the Child	Expired	—

Statement of Fiscal Risks

Conservation – Foreshore and Seabed Compensation (unchanged, unquantified risk)

Section 25 of the Foreshore and Seabed Act 2004 directs the Minister of Conservation to provide compensation to local authorities that lost their title to any area of foreshore and seabed through the operation of section 13 of the Foreshore and Seabed Act. Councils were to apply for redress by 25 November 2005.

As work is still underway on assessing the quantum of these claims, total potential compensation is not yet known.

Conservation – Lease of Taupo Property Rights from Tuwharetoa (unchanged, unquantified risk)

On 18 May 2005, the Government agreed to enter into negotiations with Tuwharetoa Maori Trust Board following legal clarification of property rights relating to Lake Taupo. The Crown is considering leasing certain property rights from the Tuwharetoa Maori Trust Board in order to resolve current disputes. Negotiations are ongoing and the outcome is not yet known.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Corrections – Capital Projects (changed, quantified risk)

In Budget 2006, $121 million operating funding was approved for Corrections capital projects. The Department of Corrections has estimated that a further total of $209 million capital and $25 million operating funding may be required over the forecast period. The actual amounts depend on the specification and timing of the individual projects and the contracted prices. These estimates include consideration of funding for Mt Eden Prison and expanding the estate, and have changed since the Half Year Economic and Fiscal Update to reflect investment decisions made during the 2005/06 financial year.

Capital injections would increase gross debt while operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Department of Corrections

Corrections – Collective Employment Contract Negotiations (new, unquantified risk)

The Department of Corrections has three collective employment agreements that have expired and a further nine that are due to expire between May and July 2006. The Department will be entering into negotiations with the Public Service Association and the Corrections Association of New Zealand to settle new collective employment agreements. Any additional funding that the Government agreed to provide would reduce the operating balance.

This risk is unquantified as disclosure may compromise the Crown in negotiations.

Culture and Heritage – Broadcasting Initiatives (changed, quantified risk)

On 3 February 2005, the Government released a Public Broadcasting Programme of Action. The Programme contains a set of priorities to guide public broadcasting policy over the next six years, and a series of proposals to give effect to these priorities. The Programme as a whole (if fully implemented) would have total ongoing operating costs rising to around $44 million in 2009/10. Broadcasting initiatives of $11 million and $6 million per annum were included in Budgets 2005 and 2006, respectively. The Government is considering proposals for the remaining $27 million per annum. Individual elements of the Programme of Action may be considered in future Budgets over the next five years. These would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry for Culture and Heritage

Economic Development – Venture Investment Fund (new, quantified risk)

In Budget 2006, the Government agreed to additional investment commitments in the Venture Investment Fund of $60 million over three years. The Government is also considering further commitments of $40 million in 2009/10 and 2010/11 in Budget 2009 following the scheduled evaluation of the Venture Investment Fund (due for completion by 31 March 2009). This would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Economic Development

Education – Expansion of NZ Diploma in Specialist Subjects (new, unquantified risk)

The Government is considering expanding the NZ Diploma in Specialist Subjects (Secondary Teacher) (NZ Dip SS) so that more teachers are eligible to work towards this qualification. This risk is unquantified as disclosure could compromise the Crown in negotiations, but expanding the Diploma would decrease the operating balance.

Education – School Property (changed, quantified risk)

Budget 2006 provided $158 million of capital and $27 million of associated operating funding over the forecast period for school accommodation. Additional capital injections for school accommodation may be required in future years to meet roll growth and could cost up to $90 million in each of the next four years with a corresponding increase in debt. In addition to capital injections, consequential operating costs of $8 million per annum thereafter are likely to be incurred, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Education

Education – Schools ICT Network Infrastructure Upgrade (changed, unquantified risk)

Budget 2006 has provided $4 million in capital and $0.6 million in associated operating funding for a partial roll-out of the Schools ICT Network Infrastructure Upgrade. The roll-out is intended to assist schools to meet the costs of upgrading their computer networks to meet the new IT infrastructure standards. The Government is considering the continued roll-out of this upgrade as part of Budget 2007.

This risk is unquantified as disclosure could compromise the Crown in negotiations, but any additional funding would decrease the operating balance and increase debt.

Education – Year One Class Sizes (new, unquantified risk)

The Government is considering reducing year one class sizes to ensure there are no more than 15 pupils in a class. This will require funding to employ approximately 1,500 additional primary teachers and provide additional school property. This initiative would decrease the operating balance and increase debt, but the precise costs have yet to be quantified as the phasing of the policy is still being determined.

Education (Tertiary) – Centres of Research Excellence (new, unquantified risk)

The Government is considering providing additional funding for Centres of Research Excellence. This risk is unquantified as disclosure could compromise the Crown in negotiations with the tertiary sector, but any additional funding would decrease the operating balance and increase debt.

Education (Tertiary) – Partnerships for Excellence (new, unquantified risk)

The Government has established an arrangement called “Partnerships for Excellence” whereby the Crown matches private sector investment in the tertiary sector. Further funding for 2006/07 is being considered. The future approach to capital funding for tertiary education institutions, including Partnerships for Excellence, may be considered as part of a funding system review. Any capital injections would increase gross debt.

Education (Tertiary) – Tertiary Education Expenditure Review (changed, unquantified risk)

The Government has initiated a review of the quality, relevance, sustainability and predictability of tertiary education spending. A number of decisions relating to certificate and diploma tertiary education provision were taken in July 2005. Further policy development is underway and decisions are expected late in 2006 with a particular focus on policy and funding mechanisms that support the long-term sustainability of tertiary education and research that is high quality, relevant and value for money. The impact on the operating balance and debt is unclear as decisions have yet to be taken.

Education (Tertiary) – Tertiary Education Institutions at Risk (new, unquantified risk)

The Government may consider making loans or capital injections to tertiary education institutions where ongoing educational provision or financial viability are at risk. This would increase gross debt, but the precise impact is unclear as it would depend on progress made by institutions in managing their pressures, and decisions taken by Government.

Education (Tertiary) – Tertiary Student Support Changes (changed, unquantified risk)

The Government is considering increasing eligibility for student allowances over the parliamentary term. The impact of these changes is likely to reduce the operating balance and debt, but the quantum is unclear as it would depend upon the options chosen.

Education (Tertiary) – Vocational Training (changed, quantified risk)

The Government is considering a number of policies regarding the expansion of vocational training. One of these is to have 250,000 people participating in industry training. Budget 2006 includes $15.6 million over four years to fund an additional 5,000 Industry Training places in 2007, bringing the total number of people participating in industry training to 195,000. The cost of funding the additional 55,000 places required to meet the target would reduce the operating balance by approximately $7.5 million in 2007/08, $22.5 million in 2008/09 and $30 million per annum thereafter.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Tertiary Education Commission

Education (Tertiary) – Wananga Capital Injection (changed, unquantified risk)

The Government is currently negotiating with Te Wananga o Raukawa over settlement of its Waitangi Tribunal claim. The Waitangi Tribunal has recommended that the Wananga be compensated for capital expenditure that has been incurred on facilities to date, and be provided with funding to bring its facilities up to a standard comparable with other tertiary institutions, and meet additional capital requirements.

Any capital injection would increase gross debt. This risk is unquantified as disclosure could compromise the Crown in negotiations with the Wananga.

Energy – Oil Security – Meeting International Energy Agency Obligations (new, unquantified risk)

New Zealand has a treaty obligation to hold 90 days of petroleum stocks. It became apparent in 2004 that New Zealand’s stocks were about 28 days below this level. The Government is considering a range of options to bring New Zealand into compliance with its International Energy Agency obligations.

This risk is unquantified as disclosure could compromise the Crown in negotiations, but any additional funding would reduce the operating balance.

Environment – Climate Change Policies (changed, unquantified risk)

Work on climate change policies is currently underway. The impact on the operating balance and debt is unclear, as it will depend on the outcomes of the various work streams underway.

The forecasts make provision for New Zealand’s liability under the Kyoto Protocol, currently estimated at 64 million tonnes of carbon dioxide equivalent. The Government has not, at this point, taken a decision on whether to finance part of this liability through purchase of Kyoto-compliant emission units on the international market. However, should a purchasing policy be pursued, the commensurate funding required would increase gross debt.

Finance – Crown Overseas Properties (unchanged, unquantified risk)

The Government is considering options relating to the continued use of certain Crown overseas properties.

The risk is unquantified as disclosure could compromise any negotiations the Crown may enter, but any additional operating funding would decrease the operating balance, and/or any additional capital funding would increase debt.

Finance – National Rail Access Agreement Amendments (unchanged, unquantified risk)

The Government is considering options for amending the National Rail Access Agreement between Toll and ONTRACK. Any impact on the operating balance or debt would depend on the option chosen.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Finance – National Rail Network – Obligations of Rail Agreement (changed, quantified risk)

The Government has committed $200 million between 2004/05 and 2007/08 to upgrade and renew the national rail network. A further $50 million in 2006/07 has been agreed in the 2006 Budget. Additional expenditure of around $60 to $70 million per annum will be required from 2007/08 for renewals, with additional funding on top of this for upgrades, but the exact amount will depend on decisions yet to be made. Under the National Rail Access Agreement, additional funding of this nature would generally be recovered through track access fees. Any additional funding would increase debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Finance – National Rail Network – Reconfiguration of Land (new, quantified risk)

The Agreement for Sale and Purchase of Rail Network and Associated Assets between the Crown and Toll provides for Toll to reconfigure their operations to enable the release of land they occupy to the Crown (ONTRACK) for other uses. ONTRACK requires funding from the Crown for the reconfiguration costs and the settlement of the land value with Toll. Funding of $53 million to ONTRACK for land release in 2006/07 has been agreed in the 2006 Budget. Further funding of around $30 million may be required in 2007/08, with unquantified amounts in years beyond that. The exact amounts of funding will depend on decisions yet to be made. Any additional funding would increase debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Finance – SOE Long-Term Hold Reviews (unchanged, unquantified risk)

To implement its long-term hold ownership policy, the Government is conducting reviews of each SOE. These reviews are examining the strategic direction for each SOE and therefore the appropriate capital structure to support the individual SOE’s strategy. One possible outcome of current reviews is that some capital could be returned to the Crown. This may be in the form of a special dividend, which would decrease gross debt.

Fisheries – Civilian Maritime Aerial Surveillance (new, unquantified risk)

The Government is considering options to provide increased maritime aerial surveillance for civilian agencies in the short to medium range. Options include delivery of a range of different surveillance capabilities by either military or commercial providers. The amount of funding required would depend on the option chosen, if any. Any capital injections required would increase gross debt, while operating funding would decrease the operating balance.

The risk is unquantified as the amount or timing of any funding is unclear.

Fisheries – Maori Interest in Marine Farming (unchanged, unquantified risk)

The Maori Commercial Aquaculture Claims Settlement Act 2004 addresses Maori claims in commercial marine farming space from 21 September 1992 to 31 December 2004 (pre-commencement space) by providing Iwi with 20% equivalent space. This obligation is to be met through three possible options:  the provision of additional new space; Crown purchase of existing farms from 2008; or provision of the financial equivalent of space from 2013.

Under the Act, any Maori claim relating to new aquaculture space after 31 December 2004 will be met by the provision of 20% of the new space.

To the extent that financial compensation or Crown purchase of existing farms is necessary to address Maori interests in pre-commencement space (as opposed to using new space), this would decrease the operating balance. This risk is unquantified as the amount or timing of any funding is unclear. In addition, disclosure could compromise the Crown in negotiations with either commercial marine farm owners or Iwi.

Health – District Health Board Deficits (changed, unquantified risk)

Draft District Annual Plans from District Health Boards (DHBs) indicate projected operating deficits in 2006/07 for Auckland, Waitemata, Whanganui, Hutt, and West Coast DHBs. The Government has not accepted the size of the forecast deficits and is actively discussing actions and cost-containment measures with these DHBs.

Any deficits would potentially decrease the operating balance and/or increase debt. Specific potential pressures for DHBs include wage bargaining and financing costs of capital projects.

This risk has changed since the 2005 Half Year Update to take into account the new projections of DHB deficits.

Health – Indicative Funding for Budgets 2007 and 2008 (new, quantified risk)

The Government is considering indicative operating allocations of $750 million per annum for Vote Health for each of Budgets 2007 and 2008. These indicative amounts indicate the likely level of increased funding to be provided to Vote Health in future Budgets and to assist the Minister of Health to plan spending priorities over the period. The final allocations will depend on economic and fiscal conditions at the time of each Budget. Finalising the amounts and details of how these allocations will be spent will be subject to normal Budget processes.

The Government has also agreed that the indicative allocation for Budget 2007 above may be pre-committed up to $77 million per annum in 2009/10 and outyears. This was shown in the Charges Against Future Budgets section of this chapter. The operating balance could be adjusted to the totals as follows:

Budget to be Charged ($million)	2007/08	2008/09	2009/10	2010/11 and Outyears
Budget 2007	700	685	673	673
Budget 2008		750	750	750

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Housing – State Housing Project at Hobsonville (unchanged, unquantified risk)

In Budget 2005, Housing New Zealand Corporation (HNZC) received funding of $54 million to acquire, under the Housing Act 1955, New Zealand Defence Force (NZDF) land at Hobsonville deemed surplus to defence requirements but suitable for state housing purposes. The Government is considering development options for this land, and the purchase of adjoining NZDF land. These may lead to the Crown giving additional capital to HNZC, which would increase gross debt.

Immigration – New Immigration Service Delivery Strategy (unchanged, unquantified risk)

The Government is in the process of developing options for a new immigration service delivery strategy that would allow better management of the risk surrounding immigration decision-making. Options are likely to be considered in mid-2006. As options are still being developed, the impact of the operating balance is unclear.

Justice – New Supreme Court – Cost Escalation (changed, quantified risk)

In order to meet revised functional requirements, the Government is considering altering the 2003 design for accommodating the new Supreme Court, which is likely to increase construction costs. The original scheme was approved by Cabinet at a cost of $19 million. The additional capital cost may be up to $53 million, depending on the design option selected. If approved, this would increase gross debt, with the associated operating costs decreasing the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Justice – Strengthening the National Court Infrastructure (new, unquantified risk)

The Government is considering options to ensure that Christchurch’s court facilities are able to adequately deliver court and associated justice services to the region.

The risk is unquantified as disclosure could compromise any commercial property negotiations the Crown may enter into. Any additional operating funding would decrease the operating balance and any additional capital would increase debt.

Justice Sector Agencies – Potential Flow-on Impact of Extra Police (new, quantified risk)

The associated flow-on cost of 1,000 extra Police to other agencies (e.g., the Ministry of Justice and the Department of Corrections) has yet to be quantified. Justice sector agencies have made some preliminary estimates based on the assumption that current policy settings remain unchanged, which suggest that the flow-on costs, excluding those costs for Police, could be in the order of $150 million to $200 million per annum over the forecast period.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Justice

Labour – Department of Labour Strategic Baseline Review (unchanged, unquantified risk)

The Government is currently conducting a review of the Department of Labour. The review will consider the appropriate mix of delivery outputs to achieve desired labour market outcomes. The impact on the operating balance and/or gross debt is unclear.

National Library – National Library Building Extension (new, unquantified risk)

The Government is considering funding an extension to the National Library Building, subject to a fully developed and costed proposal.

This risk is unquantified as disclosure could compromise the Crown in negotiations, but any additional funding would increase debt.

New Zealand Defence Force – Defence – Capital Injections (changed, quantified risk)

Implementing the Government’s decisions on the future structure of the NZDF will involve a series of capital acquisitions across all three armed services and for HQNZDF to achieve the required capability upgrades. The Government has agreed to a capital injection of up to $1.244 billion over 2001/02 to 2010/11.

Of the Long-Term Development Plan funding, $955 million has been agreed, with the remainder likely to be required within the forecast period. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase.

Any further capital injections would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Environmental Clean-up of Devonport Seabed Contamination (unchanged, quantified risk)

The Government has identified historic contamination in the seabed adjacent to the Calliope Dock at the Devonport Naval Base. A preliminary study on the contamination has commenced, and it is anticipated that better information will be available shortly to determine the scope of the issue. Costs are estimated to be $13 million over 2006/07 and 2007/08. The extent to which extra funding is provided would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force – Sale of Skyhawks and Aermacchi Trainers (unchanged, quantified risk)

As a result of the Government’s decisions on the future structure of the NZDF, NZDF has signed an agreement with Tactical Air Services Inc for the sale of the Skyhawks and Aermacchi trainers for US$110 million. A formal contract has yet to be signed, but proceeds from the sale would decrease debt and increase the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

Police – Increases to Police Staff (changed, quantified risk)

The Government has committed to funding an additional 1,000 front-line police over Budgets 2006 to 2008. The Government will consider further increases in future Budgets with a view to achieving police officer ratios comparable with those of Australia by 2010. Budget 2006 includes $32 million per annum operating and $49 million capital over the forecast period to provide for the first tranche of additional police (including non-sworn staff and some associated infrastructure costs). The Government intends to roll out the second tranche in Budget 2007, and the third and final tranche in 2008. The indicative operating costs are $42 million in 2007/08, $86 million in 2008/09 and $95 million in 2009/10. Indicative capital costs are $38 million in 2007/08, $16 million in 2008/09 and $9 million in 2009/10.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Police

Police – Wage Negotiations (new, unquantified risk)

The Police collective employment agreement for sworn staff expires on 30 June 2006. The Police will be entering into negotiations with the Police Association to settle a new collective employment agreement in April/May. Any additional funding agreed would reduce the operating balance.

This risk is unquantified as disclosure may compromise the Crown in negotiations.

Research, Science and Technology – Multi-year Funding Profile (new, quantified risk)

As part of Budget 2006, the Government signalled its broad intention to move towards a medium-term focus for investment in research, science and technology by indicating increases in the order of $30 million per annum in Budgets 2007, 2008 and 2009, subject to the context of each Budget and the Government’s overall fiscal strategy. These increases would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Ministry of Research, Science and Technology

Reserve Bank of New Zealand – Liquidity Management Policy (new, quantified risk)

The Reserve Bank is reviewing its liquidity management regime and has proposed to increase the Settlement Cash Level by an additional $5 billion.  The Reserve Bank has not finalised the implementation plan but expects that if this proposal is accepted it will be phased in over a period of time.  The Reserve Bank’s proposed liquidity management regime also has implications for the Treasury bill market and the structure of the Government funding programme.  The Treasury is considering how best to manage these impacts. If adopted, this proposal could result in an increase in gross sovereign-issued debt of $5 billion.  Net Crown debt is unaffected by the Reserve Bank’s proposal.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: The Treasury

Revenue – Business Tax Review (new, unquantified risk)

The Government is conducting a review of the current business taxation regimes with a view to ensuring the system works to give better incentives for productivity improvements and improved competitiveness with Australia. Proposals for consultation are due to be released in the middle of 2006. The impact on the operating balance is unclear as it would depend on the outcome of the review.

Revenue – Family Assistance Indexation and Review of Rates (unchanged, unquantified risk)

The Working for Families package included a commitment to index Family Assistance payment rates and abatement thresholds, once inflation beyond 1 April 2007 cumulatively exceeds 5%. Legislation also requires a review of the amounts of the In-Work Payment and Parental Tax Credits to be undertaken no later than June 2008. This policy cannot be costed with sufficient accuracy until the reviews are completed, but the indexation changes would reduce the operating balance.

Revenue – Fringe Benefit Tax Review (unchanged, quantified risk)

The Taxation (Depreciation, Payment Dates Alignment, FBT and Miscellaneous Provisions) Act included changes to fringe benefit tax policies. The Government is considering further work on changes to the fringe benefit tax rules focusing on eliminating certain anomalies in relation to motor vehicles.

The reduction in the operating balance would depend on what proposals are finally approved and the details of the legislation. However, the estimated net fiscal cost is likely to be within the range of $24 million to $64 million per annum.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: Inland Revenue

Revenue – Rebuild of the Student Loan IT System (changed, unquantified risk)

To facilitate the implementation of zero-interest on student loans, the Government is considering options for rebuilding the student loans IT system. The rebuild would allow zero-interest to be assessed, improve the integrity of the system, produce better information to inform policy decisions and allow flexibility for policy changes. This risk is unquantified as disclosure could compromise the Crown in negotiations.

Revenue – Tax and Depreciation (changed, unquantified risk)

The Taxation (Depreciation, Payment Dates Alignment, FBT and Miscellaneous Provisions) Act included changes to depreciation policies. The Government is considering further issues related to depreciation, including the treatment of losses on disposals of buildings and depreciation loadings in particular. However, the impact on the operating balance remains unclear as it would depend on the options chosen.

Revenue – Taxation of Partnerships Review (unchanged, unquantified risk)

The Government is considering reform to the taxation of partnerships, including replacing the current “special partnerships” tax rules with more modern and internationally comparable “limited partnerships” tax rules. Any new rules are likely to take effect on 1 April 2007. The impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Social Development – Child, Youth and Family Services – Reviewing Levels of Funding and Service Delivery (unchanged, unquantified risk)

The Government is reviewing Child, Youth and Family Services’ funding requirements in order to identify options for sustainable levels of funding and service delivery in the medium term. Options may be submitted for consideration in Budget 2007. This risk is unquantified as it is unclear what change in funding would be required. Any change in funding to reflect a new baseline and/or meet necessary capital injections would impact on the operating balance and/or gross debt.

Social Development/Housing – Accommodation Supplement Review (new, unquantified risk)

The Government is reviewing the Accommodation Supplement to assess how well it is performing as an income support policy and as a housing assistance policy. If the review identifies a need to adjust the Accommodation Supplement, the Government will consider policy options in future Budgets. While the amounts are unclear and would depend on the policy options chosen, any additional operating funding would decrease the operating balance and any additional capital funding would increase debt.

Social Development – New Zealand Superannuation – International Mobility Issues (unchanged, unquantified risk)

During this year, the Government will consider the results of a review of arrangements for the payment of New Zealand Superannuation to New Zealanders residing overseas; and the treatment of overseas pensions paid to recipients of New Zealand pensions and welfare benefits. The impact on the operating balance is unclear, as proposals are still being developed. Any additional funding would decrease the operating balance.

Social Development – Working for New Zealand (unchanged, unquantified risk)

Following on from Working for Families, the Government is considering options for simplifying the benefit system and reforming labour market assistance and service delivery in order to better support beneficiaries’ entry to employment. The impact on the operating balance is unclear, as proposals are still being developed.

State Services Commission – All-of-Government Authentication (new, unquantified risk)

The Government is considering options relating to the all-of-government on-line authentication programme. The programme would implement two-factor logins for participating agencies to allow individuals secure on-line access to government information, services and processes. This risk is unquantified as disclosure could compromise any negotiations the Crown may enter into, but any additional operating funding would decrease the operating balance, and/or any additional capital funding would increase debt.

State Services Commission – State Sector Retirement Savings Scheme (unchanged, unquantified risk)

The Government is considering options for extending the employer subsidy for members of the State Sector Retirement Savings Scheme beyond 3% (3% is the level of employer subsidy from 2005/06), and is also considering options for extending the scheme to the wider state sector. Both proposals would decrease the operating balance, but the quantum would vary depending on the options chosen.

Contingent Liabilities

Contingent liabilities are costs that the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Only contingent liabilities involving amounts of over $10 million are separately disclosed. Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total. Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities. The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities have been stated as at 31 March 2006, being the last set of published contingent liabilities.

Details of each of the following contingent liabilities can be accessed from the Treasury website at http://www.treasury.govt.nz/forecasts/befu/2006/

Quantifiable Contingent Liabilities

Guarantees and indemnities	Status(9)	($ million)

Cook Islands – Asian Development Bank loans	Changed	17
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Ministry of Justice – Treaty settlement, tax liabilities	Unchanged	87
Ministry of Transport – funding guarantee	Unchanged	10
Post Office Bank – guaranteed deposits	Unchanged	11
Guarantees and indemnities of SOEs and Crown entities	Unchanged	16
		151
Uncalled capital
Asian Development Bank	Changed	1,203
European Bank for Reconstruction and Development	Changed	14
International Bank for Reconstruction and Development	Changed	1,341
		2,558
Legal proceedings and disputes
Health – legal claims	Changed	90
Tax in dispute	Changed	462
Other legal claims against SOEs and Crown entities	Changed	4
Other legal claims	Changed	96
		652
Other quantifiable contingent liabilities
International finance organisations	Changed	1,716
Reserve Bank – demonetised currency	Unchanged	24
Social Development – claim for judicial review	Changed	65
Transpower New Zealand Limited	Unchanged	99
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	11
Other quantifiable contingent liabilities	Changed	31
		1,946
Total quantifiable contingent liabilities		5,307

(9)   Relative to reporting in the 31 December 2005 Crown Financial Statements.

Unquantifiable Contingent Liabilities

Guarantees and indemnities	Status

Asure New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged
Auckland Rail lease	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Unchanged
Crown Research Institutes (CRIs)	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
District Health Boards – director indemnity – (DHBs)	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged
Ministry of Fisheries – indemnity provided for delivery of registry services	Unchanged
Genesis Power Ltd (Genesis Energy)	Unchanged
Geothermal carbon tax indemnity	Unchanged
Housing New Zealand Corporation (HNZC)	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Ports of Auckland	Unchanged
Public Trust	Unchanged
Purchasers of Crown operations	Unchanged
Reserve Bank of New Zealand (the Reserve Bank)	Unchanged
State Insurance and Rural Bank – tax liabilities	Unchanged
Synfuels-Waitara Outfall Indemnity	Unchanged
Tainui Corporation	Unchanged
Toll NZ Ltd – purchase of rail network assets	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged
Other unquantifiable contingent liabilities
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Unchanged
Environmental liabilities	Unchanged
Genesis Power Limited	Unchanged
Sale of Crown assets	Unchanged
Treaty of Waitangi claims	Unchanged
Other contingencies
Foreshore and seabed	Unchanged

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow. As with all such assumptions, there is a degree of uncertainty surrounding them. This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared. They reflect all Government decisions and circumstances communicated to 8 May 2006.

Finalisation dates and key assumptions that underpin the preparation of the GAAP tables are outlined at the start of the Fiscal Outlook chapter on page 82.

10 year trend information

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Summary indicators	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast
(% of GDP)

Revenue
Core Crown	32.1	31.7	33.1	33.0	34.5	36.3	35.1	34.2	33.5	34.2
Tax Revenue	29.3	28.8	30.2	29.9	30.9	31.7	31.7	30.8	30.1	30.8
Total Crown	38.4	39.7	43.2	42.4	44.4	47.4	45.4	44.3	43.5	44.1

Expenses
Core Crown	31.0	30.2	31.7	29.2	30.6	32.3	32.7	32.6	32.5	32.3
Total Crown	37.3	37.8	41.9	37.3	40.4	42.1	41.9	41.8	41.6	41.3

Operating balance	1.1	1.9	1.5	5.2	4.1	5.4	3.6	2.6	2.0	2.9

OBERAC	1.8	2.2	4.2	4.7	5.9	4.5	3.6	2.6	2.0	2.9

OBERAC (excl NZSF returns)	0.0	0.0	4.2	4.5	5.6	4.2	3.2	2.1	1.4	2.2

Net Worth	9.7	14.9	18.0	24.9	33.1	37.4	40.2	40.6	40.5	41.4

Gross sovereign-issued debt	31.0	28.7	27.4	25.0	23.2	23.0	21.9	21.9	20.7	19.4

Net core Crown debt	16.9	15.3	13.3	10.7	7.1	5.8	5.8	6.1	7.1	7.2

NZS Fund Balance	0.0	0.5	1.4	2.8	4.3	6.4	8.0	9.4	10.8	12.4

Statement of Accounting Policies and Forecast Assumptions

General Accounting Policies and Forecast Assumptions

General accounting policies

Accounting policy

These Forecast Financial Statements comply with generally accepted accounting practice. With the adoption of NZ IFRS from 1 July 2007, actual results from this date will be prepared in accordance with NZ IFRS. FRS-29 (Prospective Financial Statements) requires prospective information to be prepared in accordance with the financial standards that will be effective in these periods, which will be NZ IFRS for periods beginning 1 July 2007. However, as the impact of the transition to NZ IFRS has not been fully identified and clarified, the forecast financial statements in the 2006 Budget Update have been prepared under current financial reporting standards.

The measurement base applied is historical cost adjusted for revaluations of property, plant and equipment (where appropriate), commercial forests and marketable securities & deposits and equity investments held for trading purposes.

Revaluations are made to reflect the forecast service potential or economic benefit obtained through control of the assets. The accrual basis of accounting has been used.

Forecast assumptions

For forecast purposes, no revaluations of property, plant and equipment are projected beyond the current year.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

The reporting periods covered by these Forecast Financial Statements are the years ending 30 June 2006, 30 June 2007, 30 June 2008, 30 June 2009 and 30 June 2010.

Certain state-owned enterprises and Crown entities have different reporting periods from the Crown.

The forecasts for 30 June 2006 have generally been prepared using actual data to 28 February or 31 March 2006 (in some instances). Transactions for the remainder of the year are forecast in accordance with the Crown’s accounting policies and forecast assumptions.

Changes in accounting policies

There has been a change in the accounting policy for student loans to better reflect their value under the new no-interest policy. Further information on the nature of the change was disclosed in the 2005 Half Year Economic and Fiscal Update (refer to the Student Loan Policy box on page 39) and the impact of the change is reflected in Note 10 on page 173.

All other policies have been applied on a consistent basis during the forecast period.

Changes in forecast assumptions

Changes to the forecast assumptions used for the forecasts published in the 2006 Budget Economic and Fiscal Update are outlined on page 82.

Detailed accounting policies and forecast assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/forecasts/befu/2006/.

Reporting Entity as at 8 May 2006

These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989. This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Maori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of New Zealand Limited

Animal Control Products Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Others

Government Superannuation Fund

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Taonga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Retirement Commissioner

School boards of trustees (2,468)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri i te Reo Maori (Maori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (33)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Islands Business Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Forecast Statement of Financial Performance

for the years ending 30 June

($ million)	Note	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Revenue

Taxation revenue	1	46,624	48,102	49,607	50,669	52,109	53,637	57,709

Levies, fees, fines and penalties	1	3,115	3,206	3,128	3,179	3,229	3,302	3,367
Total Revenue Levied through the Crown’s Sovereign Power	1	49,739	51,308	52,735	53,848	55,338	56,939	61,076
Sales of goods and services	2	11,331	11,850	12,585	12,715	13,126	13,796	14,364
Investment income	3	3,814	3,322	6,190	3,687	3,993	4,378	4,757
Other revenue	4	2,181	2,290	2,577	2,361	2,385	2,447	2,519
Total Revenue Earned through the Crown’s Operations		17,326	17,462	21,352	18,763	19,504	20,621	21,640
Total Crown Revenue		67,065	68,770	74,087	72,611	74,842	77,560	82,716

Expenses
By input type
Subsidies and transfer payments	5	15,844	17,002	17,047	18,189	19,445	20,111	21,094
Personnel expenses	6	13,562	14,483	14,846	15,136	15,368	15,580	15,664
Operating expenses	7	25,314	27,123	29,644	29,820	30,537	31,322	31,726
New operating spending up to Budget 2006	8	—	271	7	320	146	189	209
Forecast new operating spending	8	—	—	—	—	1,416	3,284	5,197
Finance costs		2,760	2,792	2,792	2,854	3,087	3,053	2,973
Net foreign-exchange (gains)/losses		(17)		(198)	—	—	—	—
Movement in total GSF liability	15	1,410	(24)	409	(17)	(57)	(100)	(132)
Movement in total ACC liability	16	2,037	597	1,187	674	690	693	706
Total Crown expenses		60,910	62,244	65,734	66,976	70,632	74,132	77,437

Revenues less Expenses		6,155	6,526	8,353	5,635	4,210	3,428	5,279
Net surplus of TEIs		133	139	133	133	133	133	133
Operating balance (including minority interest)		6,288	6,665	8,486	5,768	4,343	3,561	5,412
Minority interest		(41)	—	—	—	—	—	—
Operating Balance		6,247	6,665	8,486	5,768	4,343	3,561	5,412

The revenues and expenses are GST exclusive.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of total Crown expenses and core Crown expenses by functional classification. This information reconciles to segmental information within the Statement of Segments.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Total Crown expenses by functional classification
Social security and welfare	18,522	18,173	18,744	19,706	20,969	21,716	22,511
GSF pension expenses	2,442	1,019	1,710	1,051	1,048	1,040	1,027
Health	8,444	9,330	9,284	10,305	10,217	10,288	10,309
Education	8,619	9,163	10,852	9,892	10,149	10,205	10,329
Core government services	2,085	2,009	2,011	2,031	2,080	2,104	2,110
Law and order	2,131	2,364	2,418	2,604	2,642	2,670	2,676
Defence	1,229	1,290	1,317	1,405	1,433	1,535	1,622
Transport and communications	5,948	6,520	6,201	6,853	7,200	7,520	7,739
Economic and industrial services	4,859	5,411	6,340	5,896	6,181	6,388	6,567
Primary services	1,128	1,236	1,190	1,198	1,210	1,226	1,226
Heritage, culture and recreation	2,032	1,810	2,253	1,900	1,907	1,948	1,982
Housing and community development	697	739	761	851	868	887	881
Other	31	117	52	110	79	79	79
Finance costs	2,760	2,792	2,792	2,854	3,087	3,053	2,973
Net foreign-exchange (gains)/losses	(17)	—	(198)	—	—	—	—
New operating spending up to Budget 2007	—	271	7	320	146	189	209
Forecast new operating spending	—	—	—	—	1,416	3,284	5,197
Total Crown Expenses	60,910	62,244	65,734	66,976	70,632	74,132	77,437

Core Crown expenses by functional classification
Social security and welfare	14,682	15,611	15,702	16,956	18,044	18,628	19,246
GSF pension expenses	2,442	1,019	1,710	1,051	1,048	1,040	1,027
Health	8,813	9,666	9,563	10,732	10,673	10,787	10,834
Education	7,930	8,681	10,039	9,068	9,337	9,431	9,508
Core government services	2,217	2,098	2,198	2,301	2,337	2,332	2,312
Law and order	1,977	2,177	2,233	2,393	2,428	2,436	2,429
Defence	1,275	1,341	1,378	1,457	1,492	1,591	1,676
Transport and communications	1,635	1,895	1,910	2,524	2,642	2,811	2,771
Economic and industrial services	1,444	1,679	1,725	1,721	1,839	1,801	1,769
Primary services	394	445	446	441	438	437	428
Heritage, culture and recreation	991	786	1,162	812	793	797	804
Housing and community development	163	214	214	278	277	250	243
Other	32	117	52	110	79	79	79
Finance costs	2,274	2,245	2,156	2,090	2,169	2,080	1,995
Net foreign-exchange (gains)/losses	(35)	—	(50)	—	—	—	—
New operating spending up to Budget 2007	—	271	7	320	146	189	209
Forecast new operating spending	—	—	—	—	1,416	3,284	5,197
Total Core Crown Expenses	46,234	48,245	50,445	52,254	55,158	57,973	60,527

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the year ending 30 June

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Cash Flows from Operations
Cash was Provided from
Total tax receipts (refer Note 1)	46,867	48,106	49,460	50,738	52,194	53,710	57,782
Total other sovereign receipts (refer Note 1)	2,974	2,995	3,136	3,047	3,152	3,225	3,363
Interest	1,642	1,346	1,546	1,422	1,536	1,604	1,623
Dividends	66	73	84	90	97	103	108
Sales of goods and services	11,517	12,118	12,884	13,089	13,464	14,110	14,705
Other operating receipts	2,186	2,194	2,767	2,393	2,355	2,446	2,522
Total Cash Provided from Operations	65,252	66,832	69,877	70,779	72,798	75,198	80,103

Cash was Disbursed to
Subsidies and transfer payments	15,717	17,236	17,167	18,665	19,966	20,660	21,427
Personnel and operating payments	35,052	37,911	39,594	41,670	42,240	43,064	43,878
Finance costs	2,294	2,471	2,477	2,441	2,622	2,687	2,665
Forecast new operating spending	—	271	7	320	1,562	3,473	5,406
Total Cash Disbursed to Operations	53,063	57,889	59,245	63,096	66,390	69,884	73,376
Net Cash Flows from Operations	12,189	8,943	10,632	7,683	6,408	5,314	6,727

Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	316	—	1,824	—	—	—	—
Total Cash Provided	316	—	1,824	—	—	—	—

Cash was Disbursed to
Purchase of physical assets	4,862	6,553	6,359	6,713	5,226	5,147	4,215
Net increase in advances	1,061	1,943	1,764	1,808	1,685	536	420
Net purchase/(sale) of marketable securities, deposits and other equity investments	6,677	2,086	6,024	(527)	2,078	(617)	432
Forecast new capital spending	—	100	—	256	456	450	699
Total Cash Disbursed	12,600	10,682	14,147	8,250	9,445	5,516	5,766
Net Cash Flows from Investing Activities	(12,284)	(10,682)	(12,323)	(8,250)	(9,445)	(5,516)	(5,766)
Net Cash Flows from Operating and Investing Activities	(95)	(1,739)	(1,691)	(567)	(3,037)	(202)	961

Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	188	—	211	—	—	—	—
Net (repayment)/issue of Government stock(1)	(951)	(647)	17	(656)	2,200	(262)	(892)
Total Cash Provided	(763)	(647)	228	(656)	2,200	(262)	(892)

Cash was Disbursed to
Net (issue)/repayment of foreign-currency borrowing	(1,913)	(1,518)	415	(412)	55	118	229
Net repayment/(issue) of other New Zealand-dollar borrowing	829	(497)	(1,483)	(394)	(1,085)	(701)	(291)
Total Cash Disbursed	(1,084)	(2,015)	(1,068)	(806)	(1,030)	(583)	(62)
Net Cash Flows from Financing Activities	321	1,368	1,296	150	3,230	321	(830)

Net Movement in Cash	226	(371)	(395)	(417)	193	119	131

Opening Cash Balance	3,450	2,817	3,710	3,319	2,902	3,095	3,214
Foreign-exchange (losses)/gains on opening cash	34	—	4	—	—	—	—
Closing Cash Balance	3,710	2,446	3,319	2,902	3,095	3,214	3,345

(1)           Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, GSF, ACC and EQC. The Bonds Reconciliation at the end of these forecasts outlines NZDMO issues of Government stock.

The accompanying Notes and Accounting policies are an integral part of these Statements.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	12,189	8,943	10,632	7,683	6,408	5,314	6,727

Items included in the operating balance but not in net cash flows from operations
Valuation Changes
(Increase)/decrease in pension liabilities	(1,410)	24	(409)	17	57	100	132
(Increase)/decrease in ACC liability	(2,037)	(597)	(1,187)	(674)	(690)	(693)	(706)
Decrease/(increase) in NPF guarantee	(53)	—	—	—	—	—	—
Unrealised net foreign-exchange (losses)/gains	4	—	42	(4)	(2)	17	14
Non-cash movements in investments	528	500	1,352	548	507	534	573
Unrealised losses arising from changes in the value of commercial forests	(23)	—	—	—	—	—	—
Total Valuation Changes	(2,991)	(73)	(202)	(113)	(128)	(42)	13

Physical Asset Movements
Depreciation	(2,528)	(2,744)	(2,715)	(2,918)	(3,067)	(3,176)	(3,248)
Gain/(loss) on sale of Southern Hydro	—	—	630	—	—	—	—
(Loss)/gain on sale of assets	(2)	—	—	—	—	—	—
Total Physical Asset Movements	(2,530)	(2,744)	(2,085)	(2,918)	(3,067)	(3,176)	(3,248)

Other Non-cash Items
Student Loans	(188)	(45)	(1,740)	(167)	(177)	(167)	(152)
Amortisation of goodwill	(97)	(94)	(89)	(89)	(88)	(87)	(87)
Accrued income from NZS Fund	492	467	1,123	675	848	1,044	1,265
Other	133	139	133	133	133	133	133
Total Other Non-cash Items	340	467	(573)	552	716	923	1,159

Movements in Working Capital
Increase/(decrease) in taxes receivable	(202)	(82)	50	22	(196)	(214)	(202)
Increase/(decrease) in other receivables	498	149	(500)	307	399	524	778
Increase/(decrease) in inventories	58	82	76	161	210	106	57
Decrease/(increase) in payables	(1,115)	(77)	1,088	74	1	126	128
Total Movements in Working Capital	(761)	72	714	564	414	542	761

Operating Balance	6,247	6,665	8,486	5,768	4,343	3,561	5,412

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Movement in Equity

for the year ending 30 June

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Opening Net Worth	35,463	41,972	49,983	58,485	64,253	68,596	72,157

Operating balance for the year	6,247	6,665	8,486	5,768	4,343	3,561	5,412
Minority interest in operating balance	41	—	—	—	—	—	—
Increase in minority interest	35	—	—	—	—	—	—
Net revaluations	8,197	—	16	—	—	—	—
Total Recognised Revenues and Expenses	14,520	6,665	8,502	5,768	4,343	3,561	5,412
Closing Net Worth	49,983	48,637	58,485	64,253	68,596	72,157	77,569

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

($ million)	Note	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Assets
Cash and bank balances	9	3,710	2,446	3,319	2,902	3,095	3,214	3,345
Marketable securities, deposits & equity investments	9	33,062	32,730	42,016	43,232	47,032	48,191	50,849
Advances	10	8,536	10,453	8,930	10,021	11,441	11,861	12,105
Receivables	11	10,883	10,205	10,433	10,534	10,636	10,844	11,212
Inventories		946	1,021	1,022	1,182	1,232	1,288	1,289
Other investments	12	221	234	267	286	303	325	325
Property, plant and equipment	13	67,494	65,092	70,109	73,863	76,107	77,947	78,839
TEI investment		5,010	4,657	5,150	5,301	5,435	5,569	5,702
Commercial forests		232	251	232	232	232	232	232
Intangible assets (including goodwill)		737	633	521	398	307	230	160
Forecast new capital spending		—	100	—	256	712	1,162	1,861

Total Assets		130,831	127,822	141,999	148,207	156,532	160,863	165,919

Liabilities
Payables and provisions	14	14,451	13,986	13,275	13,559	13,884	14,106	14,430
Currency issued		3,197	3,214	3,408	3,408	3,408	3,408	3,408
Borrowings - sovereign guaranteed		28,645	26,179	30,025	28,560	29,987	29,188	27,820
Borrowings - non-sovereign guaranteed		8,219	9,976	8,864	9,828	11,425	12,179	12,293
Provision for GSF pension liability	15	14,952	14,079	15,361	15,344	15,287	15,187	15,055
Provision for ACC outstanding claims liability	16	11,384	11,751	12,581	13,255	13,945	14,638	15,344

Total Liabilities		80,848	79,185	83,514	83,954	87,936	88,706	88,350

Total Assets less Total Liabilities		49,983	48,637	58,485	64,253	68,596	72,157	77,569

Net Worth
Taxpayer funds		21,780	28,179	30,281	36,049	40,392	43,953	49,365
Revaluation reserve	17	27,988	20,458	27,989	27,989	27,989	27,989	27,989
Minority Interest		215	—	215	215	215	215	215
Net Worth		49,983	48,637	58,485	64,253	68,596	72,157	77,569

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of the NZS Fund and Gross and Net Debt information. The notes to the accounts provide breakdown of other key items.

($ million)	2005 Actual	2006 Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

New Zealand Superannuation Fund

Within MSDs & equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund will hold NZ Government Stock). The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Opening balance	3,956	6,474	6,555	10,015	12,739	15,826	19,335
Gross contribution	2,107	2,337	2,337	2,049	2,239	2,465	2,651
Income after tax	492	467	1,123	675	848	1,044	1,265
NZS Fund balance	6,555	9,278	10,015	12,739	15,826	19,335	23,251

Gross and Net Debt Information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown. This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown. Any such debt that may be guaranteed is included in the sovereign-guaranteed total. No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example. In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings. The Government’s debt objective uses this measure of debt.

Total Crown (refer to the Forecast Statement of Segments)
Total Crown gross debt	36,864	36,155	38,889	38,388	41,412	41,367	40,113

Core Crown sovereign guaranteed borrowings	33,777	32,000	34,576	33,356	35,108	34,641	33,619
excl cross holdings of NZS Fund and GSF	(1,268)	(663)	(1,376)	(1,657)	(1,974)	(2,332)	(2,729)
Gross sovereign-issued debt	35,045	32,663	35,952	35,013	37,082	36,973	36,348

Core Crown
Gross sovereign issued debt	35,045	32,663	35,952	35,013	37,082	36,973	36,348
Financial assets	(33,078)	(34,564)	(39,556)	(41,028)	(44,851)	(45,766)	(48,039)
	1,967	(1,901)	(3,604)	(6,015)	(7,769)	(8,793)	(11,691)

NZS Fund and GSF financial assets	8,804	11,537	12,620	15,224	18,165	21,494	25,202
Net Core Crown Debt	10,771	9,636	9,016	9,209	10,396	12,701	13,511

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

for the years ending 30 June

($ million)	2005 Budget	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

Sovereign Guaranteed Debt
New Zealand-Dollar Debt
Government stock	16,058	14,858	16,814	15,982	17,881	17,259	15,983
Treasury bills	5,245	4,364	5,262	5,259	5,308	5,308	5,309
Loans and foreign-exchange contracts	(6,123)	1,427	(9,030)	(10,131)	(10,727)	(10,880)	(10,930)
Retail stock and other	583	674	513	482	462	437	411
Total New Zealand-Dollar Debt	15,763	21,323	13,559	11,592	12,924	12,124	10,773

Foreign-Currency Debt
United States dollars	7,906	84	8,808	9,309	9,509	9,509	9,507
Japanese yen	252	382	508	508	508	508	507
European and other currencies	4,724	4,390	7,150	7,151	7,046	7,047	7,033
Total Foreign-Currency Debt	12,882	4,856	16,466	16,968	17,063	17,064	17,047
Total Sovereign Guaranteed Debt	28,645	26,179	30,025	28,560	29,987	29,188	27,820

Non-Sovereign Guaranteed Debt
New Zealand	5,601	7,259	6,762	7,827	9,548	10,433	10,773
United States dollars	1,541	2,221	1,962	1,988	1,863	1,737	1,517
Japanese yen	324	—	—	—	—	—	—
European and other currencies	753	496	140	13	14	9	3
Total Non-Sovereign Guaranteed Debt	8,219	9,976	8,864	9,828	11,425	12,179	12,293
Total Borrowings (Gross Debt)	36,864	36,155	38,889	38,388	41,412	41,367	40,113

Less

Financial Assets (including restricted assets)
Marketable Securities, Deposits and Equity Investments
New Zealand dollars	6,487	11,774	7,402	5,213	5,613	3,104	1,746
United States dollars	9,733	3,633	11,019	11,608	11,959	12,128	12,311
Japanese yen	789	417	1,037	1,173	1,327	1,503	1,698
European and other currencies	4,455	3,202	7,010	7,255	7,451	7,796	8,164
Reserve Position at IMF	702	662	281	275	268	261	254
NZ equity investments	2,385	2,698	3,160	3,643	4,171	4,730	5,340
Foreign equity investments	8,511	10,344	12,107	14,065	16,243	18,669	21,336
Total	33,062	32,730	42,016	43,232	47,032	48,191	50,849

Advances and Cash
Student loans	6,465	7,195	5,472	5,868	6,260	6,629	6,959
Other advances	2,071	3,258	3,458	4,153	5,181	5,232	5,146
Cash	3,710	2,446	3,319	2,902	3,095	3,214	3,345
Total	12,246	12,899	12,249	12,923	14,536	15,075	15,450

Total Financial Assets	45,308	45,629	54,265	56,155	61,568	63,266	66,299

Borrowings less Financial Assets	(8,444)	(9,474)	(15,376)	(17,767)	(20,156)	(21,899)	(26,186)

Net New Zealand-dollar debt	(13)	1,252	(3,432)	(3,562)	(3,342)	(2,181)	(3,193)
Net foreign-currency debt	(8,431)	(10,726)	(11,944)	(14,205)	(16,814)	(19,718)	(22,993)
Borrowings less Financial Assets	(8,444)	(9,474)	(15,376)	(17,767)	(20,156)	(21,899)	(26,186)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 March

($ million)	As at 31 March 2006	As at 31 March 2005

Capital Commitments
Specialist military equipment	626	825
Land and buildings	1,309	1,440
Other property, plant and equipment	2,870	2,432
Other capital commitments	229	69
Investments	125	125
Total Capital Commitments	5,159	4,891

Operating Commitments
Non-cancellable accommodation leases	2,166	1,972
Other non-cancellable leases	2,395	2,606
Non-cancellable contracts for the supply of goods and services	4,011	1,721
Other operating commitments	2,808	4,054
TEIs	1,052	1,052
Total Operating Commitments	12,432	11,405

Total Commitments	17,591	16,296

Total Commitments by Institutional Segment
Core Crown	7,408	2,627
Crown entities	6,719	10,061
State-owned enterprises	3,464	3,608
Total Commitments	17,591	16,296

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Contingent Liabilities

as at 31 March

($ million)	As at 31 March 2006	As at 31 March 2005

Guarantees and indemnities	151	149
Uncalled capital	2,558	2,233
Legal proceedings and disputes	652	586
Other quantifiable contingent liabilities	1,946	1,502
Total Quantifiable Contingent Liabilities	5,307	4,470

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	5,177	4,330
Crown Entities	15	36
State-owned enterprises	115	104
Total Quantifiable Contingent Liabilities	5,307	4,470

Quantifiable Contingent Assets
Core Crown - Education and Transport	111	107
Total Quantifiable Contingent Assets	111	107

A detailed Statement of Contingent Liabilities and Assets (quantified and unquantified) is outlined on pages 146 to 148 of the Specific Fiscal Risk chapter.

The Statement of Specific Risks (quantified and unquantified) is outlined on pages 134 to 145 of the Specific Fiscal Risk chapter.

Forecast Statement of Segments

Statement of Financial Performance (institutional form)

as at 30 June 2005

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2005	2005	2005	2005	2005
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	47,118	—	—	(494)	46,624
Other sovereign levied income	647	2,561	—	(93)	3,115
Sales of goods and services	790	1,706	9,275	(440)	11,331
Investment income	2,811	1,297	332	(626)	3,814
Other revenues	699	17,247	658	(16,423)	2,181
Total revenue	52,065	22,811	10,265	(18,076)	67,065

Expenses by input type
Subsidies and transfer payments	14,295	1,549	—	—	15,844
Personnel expenses	4,738	7,075	1,755	(6)	13,562
Operating expenses	23,553	12,033	7,180	(17,452)	25,314
Finance costs	2,273	288	376	(177)	2,760
FX losses/(gains)	(35)	63	(45)	—	(17)
GSF and ACC liability revaluation movements	1,410	2,037	—	—	3,447
Total expenses	46,234	23,045	9,266	(17,635)	60,910

Expenses by functional classification
Social security and welfare	14,682	4,274	—	(434)	18,522
Health	8,813	7,478	—	(7,847)	8,444
Education	7,930	6,161	13	(5,485)	8,619
Other functional classifications	12,570	4,781	8,922	(3,691)	22,582
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,239	351	331	(178)	2,743
Total expenses	46,234	23,045	9,266	(17,635)	60,910
TEI’s and Minority Interest	—	133	(41)	—	92

Operating balance	5,831	(101)	958	(441)	6,247

Statement of Financial Position (institutional form)

as at 30 June 2005

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2005	2005	2005	2005	2005
	$m	$m	$m	$m	$m
Assets
Financial assets	33,078	15,637	3,990	(7,397)	45,308
Physical assets	21,987	32,252	13,255	—	67,494
Investment in SOEs and CEs (including TEIs)	23,823	5,010	—	(23,823)	5,010
Other assets	8,637	2,533	2,431	(582)	13,019
Total assets	87,525	55,432	19,676	(31,802)	130,831
Liabilities
Borrowings	33,777	3,867	6,617	(7,397)	36,864
Other liabilities	25,442	16,745	2,979	(1,182)	43,984
Total liabilities	59,219	20,612	9,596	(8,579)	80,848
Net worth	28,306	34,820	10,080	(23,223)	49,983

Taxpayer funds	19,504	19,288	6,211	(23,223)	21,780
Revaluation reserves	8,802	15,532	3,654	—	27,988
Minority Interest	—	—	215	—	215
Net worth	28,306	34,820	10,080	(23,223)	49,983

Analysis of financial assets and borrowings
Advances and cash	9,373	2,098	2,902	(2,127)	12,246
MSDs and equity investments	23,705	13,539	1,088	(5,270)	33,062
Total financial assets	33,078	15,637	3,990	(7,397)	45,308
Borrowings - Sovereign guaranteed	33,777	—	—	(5,132)	28,645
Borrowings - Non-sovereign guaranteed	—	3,867	6,617	(2,265)	8,219
Total borrowings	33,777	3,867	6,617	(7,397)	36,864
Borrowings less financial assets	699	(11,770)	2,627	—	(8,444)
		Net Crown debt and gross sovereign-issued debt differ from the
Net Crown debt	10,771	analysis above due to elimination of cross-holdings of Govt stock
Gross sovereign-issued debt	35,045	and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2006

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2006	2006	2006	2006	2006
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	50,102	—	—	(495)	49,607
Other sovereign levied income	661	2,602	—	(135)	3,128
Sales of goods and services	846	1,700	10,501	(462)	12,585
Investment income	4,282	2,074	1,008	(1,174)	6,190
Other revenues	761	18,896	965	(18,045)	2,577
Total revenue	56,652	25,272	12,474	(20,311)	74,087

Expenses by input type
Subsidies and transfer payments	15,348	1,699	—	—	17,047
Personnel expenses	5,536	7,483	1,832	(5)	14,846
Operating expenses	27,046	13,135	8,601	(19,131)	29,651
Finance costs	2,156	298	472	(134)	2,792
FX losses/(gains)	(50)	(99)	(49)	—	(198)
GSF and ACC liability revaluation movements	409	1,187	—	—	1,596
Total expenses	50,445	23,703	10,856	(19,270)	65,734

Expenses by functional classification
Social security and welfare	15,702	3,623	—	(581)	18,744
Health	9,563	8,124	—	(8,403)	9,284
Education	10,039	6,654	15	(5,856)	10,852
Other functional classifications	13,028	5,103	10,418	(4,296)	24,253
Forecast new operating spending	7	—	—	—	7
Finance costs and FX losses/(gains)	2,106	199	423	(134)	2,594
Total expenses	50,445	23,703	10,856	(19,270)	65,734
Net surplus TEIs	—	133	—	—	133
Operating balance	6,207	1,702	1,618	(1,041)	8,486

Forecast Statement of Financial Position (institutional form)

as at 30 June 2006

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2006	2006	2006	2006	2006
	$m	$m	$m	$m	$m
Assets
Financial assets	39,556	16,990	4,835	(7,116)	54,265
Physical assets	22,876	33,265	13,968	—	70,109
Investment in SOEs and CEs (including TEIs)	24,311	5,150	—	(24,311)	5,150
Other assets	8,444	2,177	2,441	(587)	12,475
Total assets	95,187	57,582	21,244	(32,014)	141,999
Liabilities
Borrowings	34,576	4,067	7,362	(7,116)	38,889
Other liabilities	26,084	16,693	3,155	(1,307)	44,625
Total liabilities	60,660	20,760	10,517	(8,423)	83,514
Net worth	34,527	36,822	10,727	(23,591)	58,485

Taxpayer funds	25,714	21,286	6,872	(23,591)	30,281
Revaluation reserves	8,813	15,536	3,640	—	27,989
Minority Interest	—	—	215	—	215
Net worth	34,527	36,822	10,727	(23,591)	58,485

Analysis of financial assets and borrowings
Advances and cash	8,233	2,129	4,310	(2,423)	12,249
MSDs and equity investments	31,323	14,861	525	(4,693)	42,016
Total financial assets	39,556	16,990	4,835	(7,116)	54,265
Borrowings - Sovereign guaranteed	34,576	—	—	(4,551)	30,025
Borrowings - Non-sovereign guaranteed	—	4,067	7,362	(2,565)	8,864
Total borrowings	34,576	4,067	7,362	(7,116)	38,889
Borrowings less financial assets	(4,980)	(12,923)	2,527	—	(15,376)
		Net Crown debt and gross sovereign-issued debt differ from the
Net Crown debt	9,016	analysis above due to elimination of cross-holdings of Govt
Gross sovereign-issued debt	35,952	stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2007

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	51,268	—	—	(599)	50,669
Other sovereign levied income	673	2,645	—	(139)	3,179
Sales of goods and services	790	1,726	10,643	(444)	12,715
Investment income	2,752	1,140	442	(647)	3,687
Other revenues	707	20,049	916	(19,311)	2,361
Total revenue	56,190	25,560	12,001	(21,140)	72,611

Expenses by input type
Subsidies and transfer payments	16,344	1,845	—	—	18,189
Personnel expenses	5,477	7,845	1,817	(3)	15,136
Operating expenses	28,360	13,777	8,490	(20,487)	30,140
Finance costs	2,090	319	583	(138)	2,854
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(17)	674	—	—	657
Total expenses	52,254	24,460	10,890	(20,628)	66,976

Expenses by functional classification
Social security and welfare	16,956	3,325	—	(575)	19,706
Health	10,732	8,400	—	(8,827)	10,305
Education	9,068	6,954	15	(6,145)	9,892
Other functional classifications	13,088	5,462	10,292	(4,943)	23,899
Forecast new operating spending	320	—	—	—	320
Finance costs and FX losses/(gains)	2,090	319	583	(138)	2,854
Total expenses	52,254	24,460	10,890	(20,628)	66,976
Net surplus TEIs	—	133	—	—	133
Operating balance	3,936	1,233	1,111	(512)	5,768

Forecast Statement of Financial Position (institutional form)

as at 30 June 2007

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2007	2007	2007	2007	2007
	$m	$m	$m	$m	$m
Assets
Financial assets	41,028	17,923	4,940	(7,736)	56,155
Physical assets	23,621	34,443	15,799	—	73,863
Investment in SOEs and CEs (including TEIs)	24,733	5,301	—	(24,733)	5,301
Other assets	8,508	2,498	2,468	(586)	12,888
Total assets	97,890	60,165	23,207	(33,055)	148,207
Liabilities
Borrowings	33,356	4,290	8,478	(7,736)	38,388
Other liabilities	26,074	17,418	3,346	(1,272)	45,566
Total liabilities	59,430	21,708	11,824	(9,008)	83,954
Net worth	38,460	38,457	11,383	(24,047)	64,253

Taxpayer Funds	29,647	22,921	7,528	(24,047)	36,049
Revaluation reserves	8,813	15,536	3,640	—	27,989
Minority Interest	—	—	215	—	215
Net worth	38,460	38,457	11,383	(24,047)	64,253

Analysis of financial assets and borrowings
Advances and cash	9,121	2,064	4,526	(2,788)	12,923
MSDs and equity investments	31,907	15,859	414	(4,948)	43,232
Total financial assets	41,028	17,923	4,940	(7,736)	56,155
Borrowings - Sovereign guaranteed	33,356	—	—	(4,796)	28,560
Borrowings - Non-sovereign guaranteed	—	4,290	8,478	(2,940)	9,828
Total borrowings	33,356	4,290	8,478	(7,736)	38,388
Borrowings less financial assets	(7,672)	(13,633)	3,538	—	(17,767)
		Net Crown debt and gross sovereign-issued debt differ from the
Net Crown debt	9,209	analysis above due to elimination of cross-holdings of Govt
Gross sovereign-issued debt	35,013	stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2008

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	52,722	—	—	(613)	52,109
Other sovereign levied income	696	2,661	—	(128)	3,229
Sales of goods and services	774	1,771	11,033	(452)	13,126
Investment income	2,912	1,130	549	(598)	3,993
Other revenues	677	20,573	914	(19,779)	2,385
Total revenue	57,781	26,135	12,496	(21,570)	74,842

Expenses by input type
Subsidies and transfer payments	17,472	1,973	—	—	19,445
Personnel expenses	5,509	8,006	1,858	(5)	15,368
Operating expenses	30,065	14,183	8,818	(20,967)	32,099
Finance costs	2,169	330	741	(153)	3,087
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(57)	690	—	—	633
Total expenses	55,158	25,182	11,417	(21,125)	70,632

Expenses by functional classification
Social security and welfare	18,044	3,501	—	(576)	20,969
Health	10,673	8,634	—	(9,090)	10,217
Education	9,337	7,043	15	(6,246)	10,149
Other functional classifications	13,373	5,674	10,661	(5,060)	24,648
Forecast new operating spending	1,562	—	—	—	1,562
Finance costs and FX losses/(gains)	2,169	330	741	(153)	3,087
Total expenses	55,158	25,182	11,417	(21,125)	70,632
Net surplus TEIs	—	133	—	—	133
Operating balance	2,623	1,086	1,079	(445)	4,343

Forecast Statement of Financial Position (institutional form)

as at 30 June 2008

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2008	2008	2008	2008	2008
	$m	$m	$m	$m	$m
Assets
Financial assets	44,851	19,050	5,975	(8,308)	61,568
Physical assets	23,557	35,425	17,125	—	76,107
Investment in SOEs and CEs (including TEIs)	24,979	5,435	—	(24,979)	5,435
Other assets	8,849	2,646	2,517	(590)	13,422
Total assets	102,236	62,556	25,617	(33,877)	156,532
Liabilities
Borrowings	35,108	4,638	9,974	(8,308)	41,412
Other liabilities	26,044	18,156	3,577	(1,253)	46,524
Total liabilities	61,152	22,794	13,551	(9,561)	87,936
Net worth	41,084	39,762	12,066	(24,316)	68,596

Taxpayer Funds	32,271	24,226	8,211	(24,316)	40,392
Revaluation reserves	8,813	15,536	3,640	—	27,989
Minority Interest	—	—	215	—	215
Net worth	41,084	39,762	12,066	(24,316)	68,596

Analysis of financial assets and borrowings
Advances and cash	9,912	2,114	5,536	(3,026)	14,536
MSDs and equity investments	34,939	16,936	439	(5,282)	47,032
Total financial assets	44,851	19,050	5,975	(8,308)	61,568
Borrowings - Sovereign guaranteed	35,108	—	—	(5,121)	29,987
Borrowings - Non-sovereign guaranteed	—	4,638	9,974	(3,187)	11,425
Total borrowings	35,108	4,638	9,974	(8,308)	41,412
Borrowings less financial assets	(9,743)	(14,412)	3,999	—	(20,156)
		Net Crown debt and gross sovereign-issued debt differ from the
Net Crown debt	10,396	analysis above due to elimination of cross-holdings of Govt
Gross sovereign-issued debt	37,082	stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2009

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2009	2009	2009	2009	2009
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	54,315	—	—	(678)	53,637
Other sovereign levied income	722	2,708	—	(128)	3,302
Sales of goods and services	779	1,823	11,643	(449)	13,796
Investment income	3,252	1,199	559	(632)	4,378
Other revenues	660	20,901	913	(20,027)	2,447
Total revenue	59,728	26,631	13,115	(21,914)	77,560

Expenses by input type
Subsidies and transfer payments	18,020	2,091	—	—	20,111
Personnel expenses	5,586	8,106	1,893	(5)	15,580
Operating expenses	32,387	14,444	9,237	(21,273)	34,795
Finance costs	2,080	346	790	(163)	3,053
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(100)	693	—	—	593
Total expenses	57,973	25,680	11,920	(21,441)	74,132

Expenses by functional classification
Social security and welfare	18,628	3,666	—	(578)	21,716
Health	10,787	8,641	—	(9,140)	10,288
Education	9,431	7,044	15	(6,285)	10,205
Other functional classifications	13,574	5,983	11,115	(5,275)	25,397
Forecast new operating spending	3,473	—	—	—	3,473
Finance costs and FX losses/(gains)	2,080	346	790	(163)	3,053
Total expenses	57,973	25,680	11,920	(21,441)	74,132
Net surplus TEIs	—	133	—	—	133
Operating balance	1,755	1,084	1,195	(473)	3,561

Forecast Statement of Financial Position (institutional form)

as at 30 June 2009

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2009	2009	2009	2009	2009
	$m	$m	$m	$m	$m
Assets
Financial assets	45,766	20,085	6,120	(8,705)	63,266
Physical assets	23,200	36,156	18,591	—	77,947
Investment in SOEs and CEs (including TEIs)	25,123	5,569	—	(25,123)	5,569
Other assets	9,219	2,838	2,630	(606)	14,081
Total assets	103,308	64,648	27,341	(34,434)	160,863
Liabilities
Borrowings	34,641	4,730	10,701	(8,705)	41,367
Other liabilities	25,829	18,929	3,811	(1,230)	47,339
Total liabilities	60,470	23,659	14,512	(9,935)	88,706
Net worth	42,838	40,989	12,829	(24,499)	72,157

Taxpayer Funds	34,025	25,453	8,974	(24,499)	43,953
Revaluation reserves	8,813	15,536	3,640	—	27,989
Minority Interest	—	—	215	—	215
Net worth	42,838	40,989	12,829	(24,499)	72,157

Analysis of financial assets and borrowings
Advances and cash	10,372	2,104	5,679	(3,080)	15,075
MSDs and equity investments	35,394	17,981	441	(5,625)	48,191
Total financial assets	45,766	20,085	6,120	(8,705)	63,266
Borrowings - Sovereign guaranteed	34,641	—	—	(5,453)	29,188
Borrowings - Non-sovereign guaranteed	—	4,730	10,701	(3,252)	12,179
Total borrowings	34,641	4,730	10,701	(8,705)	41,367
Borrowings less financial assets	(11,125)	(15,355)	4,581	—	(21,899)
		Net Crown debt and gross sovereign-issued debt differ from the
Net Crown debt	12,701	analysis above due to elimination of cross-holdings of Govt
Gross sovereign-issued debt	36,973	stock and adding back the NZS Fund and GSF assets.

Forecast Statement of Financial Performance (institutional form)

for the year ended 30 June 2010

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2010	2010	2010	2010	2010
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	58,430	—	—	(721)	57,709
Other sovereign levied income	726	2,766	—	(125)	3,367
Sales of goods and services	779	1,863	12,170	(448)	14,364
Investment income	3,576	1,289	566	(674)	4,757
Other revenues	646	20,994	894	(20,015)	2,519
Total revenue	64,157	26,912	13,630	(21,983)	82,716

Expenses by input type
Subsidies and transfer payments	18,883	2,211	—	—	21,094
Personnel expenses	5,621	8,123	1,925	(5)	15,664
Operating expenses	34,160	14,657	9,624	(21,309)	37,132
Finance costs	1,995	354	823	(199)	2,973
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(132)	706	—	—	574
Total expenses	60,527	26,051	12,372	(21,513)	77,437

Expenses by functional classification
Social security and welfare	19,246	3,845	—	(580)	22,511
Health	10,834	8,649	—	(9,174)	10,309
Education	9,508	7,103	15	(6,297)	10,329
Other functional classifications	13,538	6,101	11,534	(5,264)	25,909
Forecast new operating spending	5,406	—	—	—	5,406
Finance costs and FX losses/(gains)	1,995	353	823	(198)	2,973
Total expenses	60,527	26,051	12,372	(21,513)	77,437
Net surplus TEIs	—	133	—	—	133
Operating balance	3,630	994	1,258	(470)	5,412

Forecast Statement of Financial Position (institutional form)

as at 30 June 2010

	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
($ million)	2010	2010	2010	2010	2010
	$m	$m	$m	$m	$m
Assets
Financial assets	48,039	21,189	6,283	(9,212)	66,299
Physical assets	22,846	36,419	19,574	—	78,839
Investment in SOEs and CEs (including TEIs)	25,140	5,702	—	(25,140)	5,702
Other assets	9,766	3,275	2,663	(625)	15,079
Total assets	105,791	66,585	28,520	(34,977)	165,919
Liabilities
Borrowings	33,619	4,851	10,855	(9,212)	40,113
Other liabilities	25,703	19,646	4,019	(1,131)	48,237
Total liabilities	59,322	24,497	14,874	(10,343)	88,350
Net worth	46,469	42,088	13,646	(24,634)	77,569

Taxpayer Funds	37,656	26,552	9,791	(24,634)	49,365
Revaluation reserves	8,813	15,536	3,640	—	27,989
Minority Interest	—	—	215	—	215
Net worth	46,469	42,088	13,646	(24,634)	77,569

Analysis of financial assets and borrowings
Advances and cash	10,727	2,115	5,840	(3,232)	15,450
MSDs and equity investments	37,312	19,074	443	(5,980)	50,849
Total financial assets	48,039	21,189	6,283	(9,212)	66,299
Borrowings - Sovereign guaranteed	33,619	—	—	(5,799)	27,820
Borrowings - Non-sovereign guaranteed	—	4,851	10,855	(3,413)	12,293
Total borrowings	33,619	4,851	10,855	(9,212)	40,113
Borrowings less financial assets	(14,420)	(16,338)	4,572	—	(26,186)
		Net Crown debt and gross sovereign-issued debt differ from the
Net Crown debt	13,511	analysis above due to elimination of cross-holdings of Govt
Gross sovereign-issued debt	36,348	stock and adding back the NZS Fund and GSF assets.

Notes to the Forecast Financial Statements

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Foredast	2008 Forecast	2009 Forecast	2010 Forecast
NOTE 1: Revenue Collected Through the Crown’s Sovereign Power

Income Tax Revenue (accrual)

Individuals
Source deductions	18,324	19,240	19,817	20,534	21,513	22,513	23,804
Other persons	4,103	4,051	4,309	4,393	4,478	4,357	4,777
Refunds	(876)	(874)	(952)	(962)	(984)	(984)	(984)
Fringe benefit tax	441	456	453	425	444	468	492
Total Individuals	21,992	22,873	23,627	24,390	25,451	26,354	28,089

Corporate Tax
Gross companies tax	7,537	7,798	8,049	7,966	7,790	7,698	9,197
Refunds	(232)	(162)	(206)	(205)	(210)	(215)	(220)
Non-resident withholding tax	927	793	1,003	874	943	996	1,042
Foreign-source dividend withholding payments	188	176	191	220	225	230	235
Total Corporate Tax	8,420	8,605	9,037	8,855	8,748	8,709	10,254

Other Income Tax
Resident withholding tax on interest income	1,501	1,459	1,863	2,079	2,062	2,009	2,054
Resident withholding tax on dividend income	59	63	65	56	58	61	63
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,562	1,524	1,930	2,137	2,122	2,072	2,119
Total Income Tax	31,974	33,002	34,594	35,382	36,321	37,135	40,462

Goods and Services Tax
Gross goods and services tax	17,378	17,479	17,811	18,542	19,335	20,331	21,273
Refunds	(7,180)	(7,115)	(7,448)	(8,028)	(8,448)	(8,828)	(9,168)
Total Goods and Services Tax	10,198	10,364	10,363	10,514	10,887	11,503	12,105

Other Taxation
Petroleum fuels excise	823	902	897	914	936	961	991
Tobacco excise(2)	842	850	853	145	150	154	157
Customs duty	947	1,048	1,009	1,773	1,806	1,793	1,805
Road user charges	713	796	756	793	840	896	947
Alcohol excise	491	505	513	537	562	581	599
Gaming duties	281	288	254	256	259	263	267
Motor vehicle fees	217	219	221	223	229	237	244
Energy resources levies	73	72	64	58	51	46	64
Approved issuer levy (AIL) and cheque duty	65	56	83	74	68	68	68
Total Other Indirect Taxation	4,452	4,736	4,650	4,773	4,901	4,999	5,142
Total Indirect Taxation	14,650	15,100	15,013	15,287	15,788	16,502	17,247
Total Tax Revenue Collected	46,624	48,102	49,607	50,669	52,109	53,637	57,709

Other Sovereign Revenues (accrual)
ACC levies	2,119	2,097	2,151	2,189	2,203	2,247	2,309
Fire Service levies	249	242	250	253	255	255	255
EQC levies	80	82	82	83	85	87	89
Other levies	667	785	645	654	686	713	714
Total Other Sovereign Revenues	3,115	3,206	3,128	3,179	3,229	3,302	3,367
Total Sovereign Revenue	49,739	51,308	52,735	53,848	55,338	56,939	61,076

(2)  From 2006/07 a larger portion of tobacco products will be supplied by imports. This will increase customs duty at the expense of tobacco excise duty.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
NOTE 1: Receipts Collected Through the Crown’s Sovereign Power

Income Tax Receipts (cash)

Individuals
Source deductions	18,380	19,240	19,775	20,534	21,513	22,513	23,804
Other persons	4,640	4,611	4,933	5,189	5,417	5,295	5,715
Refunds	(1,365)	(1,410)	(1,565)	(1,780)	(1,912)	(1,922)	(1,922)
Fringe benefit tax	432	452	447	421	442	462	486
Total Individuals	22,087	22,893	23,590	24,364	25,460	26,348	28,083

Corporate Tax
Gross companies tax	8,365	8,444	8,478	8,602	8,431	8,299	9,844
Refunds	(735)	(812)	(753)	(746)	(776)	(738)	(787)
Non-resident withholding tax	949	779	996	874	943	996	1,042
Foreign-source dividend withholding payments	185	175	191	220	225	230	235
Total Corporate Tax	8,764	8,586	8,912	8,950	8,823	8,787	10,334

Other Income Tax
Resident withholding tax on interest income	1,498	1,459	1,871	2,078	2,061	2,008	2,053
Resident withholding tax on dividend income	60	63	65	56	58	61	63
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,560	1,524	1,938	2,136	2,121	2,071	2,118
Total Income Tax	32,411	33,003	34,440	35,450	36,404	37,206	40,535

Goods and Services Tax
Gross goods and services tax	16,729	16,928	17,580	18,183	18,976	19,972	20,914
Refunds	(6,719)	(6,563)	(7,229)	(7,669)	(8,089)	(8,469)	(8,809)
Total Goods and Services Tax	10,010	10,365	10,351	10,514	10,887	11,503	12,105

Other Taxation
Petroleum fuels excise	812	902	897	914	936	961	991
Tobacco excise	838	850	853	145	150	154	157
Customs duty	968	1,048	1,009	1,773	1,806	1,793	1,805
Road user charges	714	792	756	793	840	896	947
Alcohol excise	483	505	513	537	562	581	599
Gaming duties	287	289	267	257	260	264	268
Motor vehicle fees	205	224	226	223	229	237	244
Energy resources levies	73	72	67	58	52	47	63
Approved issuer levy (AIL) and cheque duty	66	56	81	74	68	68	68
Total Other Indirect Taxation	4,446	4,738	4,669	4,774	4,903	5,001	5,142
Total Indirect Taxation	14,456	15,103	15,020	15,288	15,790	16,504	17,247
Total Tax Receipts Collected	46,867	48,106	49,460	50,738	52,194	53,710	57,782

Other Sovereign Receipts (cash)
ACC levies	2,052	2,063	2,215	2,105	2,174	2,222	2,272
Fire Service levies	249	242	250	253	255	255	255
EQC levies	81	82	82	83	84	85	86
Other levies	592	608	589	606	639	663	750
Total Other Sovereign Receipts	2,974	2,995	3,136	3,047	3,152	3,225	3,363
Total Sovereign Receipts	49,841	51,101	52,596	53,785	55,346	56,935	61,145

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown Estate (ie, total sales for core Crown, Crown entities and SOEs). The total for Crown entities includes such items as lottery sales, housing rental, CRI sales and so on. The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising, air travel sales and so on.

NOTE 3: Investment Income

NZS Fund investment income	646	580	1,445	856	1,075	1,323	1,604
Interest income	1,617	1,446	1,919	1,873	1,979	2,042	2,041
Gains/(losses) on marketable securities deposits	866	593	1,779	599	549	579	624
Dividends	87	69	65	71	78	81	89
Gain on sale of Southern Hydro	—	—	630	—	—	—	—
Student loans	498	547	335	269	297	336	380
Other investment income	100	87	17	19	15	17	19
Total Investment Income	3,814	3,322	6,190	3,687	3,993	4,378	4,757

NOTE 4: Other Revenue

Unrealised (losses)/gains arising from changes in the value of commercial forests	(23)	—	—	—	—	—	—
GSF contributions	102	84	88	75	67	58	49
Petroleum royalties	51	43	61	55	45	36	32
Cost recovery income from Fisheries	30	30	27	30	30	30	30
Other	2,021	2,133	2,401	2,201	2,243	2,323	2,408
Total Other Revenue	2,181	2,290	2,577	2,361	2,385	2,447	2,519

NOTE 5: Subsidies and Transfer Payments

Social assistance grants
New Zealand Superannuation	6,083	6,392	6,415	6,782	7,158	7,492	7,902
ACC payments	1,549	1,687	1,699	1,845	1,973	2,091	2,211
Unemployment Benefit	831	800	714	783	920	937	985
Domestic Purposes Benefit	1,547	1,501	1,493	1,504	1,547	1,568	1,582
Family Support	846	1,312	1,355	1,725	2,052	2,074	2,072
Student allowances	359	398	351	364	377	384	390
Other social assistance grants	4,182	4,430	4,524	4,922	5,121	5,268	5,415
Subsidies	118	125	115	140	134	134	134
Other transfer payments
Official development assistance	297	320	346	88	126	126	367
Other	32	37	35	36	37	37	36
Total Subsidies and Transfer Payments	15,844	17,002	17,047	18,189	19,445	20,111	21,094

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 6: Personnel Expenses

The Statement of Institutional Segments shows the personnel expenses as a total for each area of the total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).

GSF pension costs (excluding liability movement)	1,032	1,043	1,301	1,068	1,105	1,140	1,159
Other pension expenses	108	123	129	131	129	130	130
Other personnel expenses	12,422	13,317	13,416	13,937	14,134	14,310	14,375
Total Personnel Expenses	13,562	14,483	14,846	15,136	15,368	15,580	15,664

NOTE 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of every entity included in the Crown financial statements, excluding those separately identified in the Statement of Financial Performance and other notes. Items disclosed separately are those required by accounting standards (and are expanded on further in the annual Crown financial statements). These include depreciation, rental costs and goodwill amortised.

Other operating costs is the large residual. Most of it represents the payment made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). It also includes other day-to-day operating costs.

Depreciation expense (by class of asset):
Buildings	793	857	863	900	943	982	985
Electricity distribution network	106	111	109	118	123	132	143
Electricity generation assets	166	212	204	216	245	289	318
Specialist military equipment (SME)	189	191	186	216	249	273	299
State highways	225	265	228	236	244	252	259
Aircraft (ex SME)	101	187	198	246	225	185	168
Other plant and equipment	850	856	872	913	959	981	995
Other assets	98	65	55	73	79	82	81
Total depreciation costs	2,528	2,744	2,715	2,918	3,067	3,176	3,248
Other operating items:
Rental and leasing costs	789	754	777	787	810	838	864
Change in provision for doubtful debts	984	512	246	254	243	248	213
Write off of bad debts	93	63	59	61	64	67	70
Goodwill amortised	97	94	89	89	88	87	87
Grants paid	1,267	350	1,073	1,162	1,315	1,435	1,409
Lottery prize payments	350	337	358	371	386	402	419
Loss/(gain) on sale of assets	2	—	—	—	—	—	—
Write down of existing student loans to fair value	—		1,479	—	—	—	—
Write down of new loans to fair value	—	—	300	381	408	430	451
Other operating expenses	19,204	22,269	22,548	23,797	24,156	24,639	24,965
Total operating expenses	25,314	27,123	29,644	29,820	30,537	31,322	31,726

NOTE 8: Forecast New Operating Spending

New operating spending up to Budget 2006	—	271	7	320	146	189	209
Forecast new operating spending	—	—	—	—	1,416	3,284	5,197
Total Forecast for Future New Spending	—	271	7	320	1,562	3,473	5,406

The forecast new operating spending represents an amount that indicates in broad terms the potential spending increases that could be introduced in each future budget round. The forecasts include $1.94 billion for Budget 2007, $1.98 billion for Budget 2008 and $2.02 billion for Budget 2009. The remaining amounts are lower as some spending has already been allocated (e.g. as part of Health sector funding packages, the Defence funding package, Official Development Assistance and some Education funding), leaving indicative totals of around $1.4 billion for Budget 2007, $1.9 billion for Budgets 2008 and 2009.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
NOTE 9: Cash and Marketable Securities, Deposits & Equity Investments

By category:
Total Cash	3,710	2,446	3,319	2,902	3,095	3,214	3,345

Marketable securities and deposits	21,464	19,026	26,468	25,249	26,350	24,531	23,919
Equity investments (e.g. shares)	10,896	13,042	15,267	17,708	20,414	23,399	26,676
Reserve position at the International Monetary Fund	702	662	281	275	268	261	254
Total MSDs and Equity Investments	33,062	32,730	42,016	43,232	47,032	48,191	50,849
Total Cash and MSDs & Equity Investments		35,176	45,335	46,134	50,127	51,405	54,194

By portfolio management:
Reserve Bank and DMO managed funds	14,776	12,997	18,714	16,693	16,783	13,910	12,120
New Zealand Superannuation Fund	5,571	8,350	9,240	11,765	14,633	17,901	21,559
Government Superannuation Fund	3,233	3,187	3,370	3,449	3,522	3,583	3,633
ACC portfolio	5,987	5,757	7,398	7,940	8,486	9,016	9,529
EQC portfolio	1,675	1,649	2,241	2,390	2,550	2,724	2,913
Other holdings	1,820	790	1,053	995	1,058	1,057	1,095
Total MSDs and Equity Investments	33,062	32,730	42,016	43,232	47,032	48,191	50,849

The asset values above are net of any cross-holdings. For example the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of NZ Government Stock. For financial reporting purposes these amounts are eliminated within the consolidated financial statements. The total portfolios are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown. It is for this reason that such assets are excluded from the definition of net debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses and may only be used for NZ Superannuation. The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the financial assets of the GSF totalling around $3.5 billion (30 June 2005). These assets result from contributions by employees built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act). Also refer Note 15 Outstanding Liability associated with GSF benefits.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners. EQC administers the NDF, comprising capital and reserves. EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

The ACC manages the ACC scheme. At present there is a substantial outstanding claims liability associated with past claims in excess of $11.4 billion (30 June 2005) and it is expected to increase. To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets. The target is to have the residual claims fully funded by 2014. Also refer Note 16 Outstanding Claims Liability.

Individual portfolio information (including cross holdings of NZ Government Stock)

NZS Fund	6,555	9,278	10,242	13,038	16,216	19,835	23,884
GSF financial assets	3,521	3,587	3,744	3,833	3,913	3,981	4,037
ACC portfolio	8,123	8,314	8,798	9,443	10,092	10,722	11,332
EQC portfolio	4,557	4,837	5,273	5,638	6,018	6,425	6,860

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

NOTE 10: Advances

Student loans (see analysis below)	6,465	7,195	5,472	5,868	6,260	6,629	6,959
Kiwibank deposits	1,575	2,615	2,871	3,425	4,261	4,261	4,261
Residential care loans	77	88	79	75	71	67	63
Maori development rural lending	51	48	57	63	70	76	83
Other	368	507	451	590	779	828	739
Total Advances	8,536	10,453	8,930	10,021	11,441	11,861	12,105

Analysis of Student Loans
Stock
Nominal loan balance			8,189	8,784	9,372	9,923	10,418
Adjustment to fair value			(2,717)	(2,916)	(3,112)	(3,294)	(3,459)
Total Student Loan Balance			5,472	5,868	6,260	6,629	6,959

Movements
Opening balance			6,465	5,472	5,868	6,260	6,629
Fair value adjustment on 31 October balance			(1,479)	—	—	—	—
New lending over the year			1,042	1,157	1,237	1,304	1,368
Fair value write down for new lending			(299)	(381)	(408)	(429)	(451)
Repayments			(574)	(634)	(717)	(824)	(948)
Impairments			(18)	(15)	(17)	(18)	(19)
Interest charged			240	87	83	89	95
Residual fair value change			95	182	214	247	285
Closing Student Loan Balance			5,472	5,868	6,260	6,629	6,959

Analysis of Student Loans (as previously disclosed)
Outstanding balance
Total loans outstanding (including interest)	7,499	8,178
Total provisions (capital and interest)	(1,034)	(983)
Total Student Loans	6,465	7,195

Movement during the year
Opening balance	5,995	6,594
Amount advanced in current year	971	1,040
Interest accrued on outstanding loan balances	498	547
Repayment of base capital	(313)	(402)
Repayment of accrued interest	(259)	(253)
Interest written off and movement in provision for interest write-offs and doubtful debts	(435)	(339)
Other movements	8	8
Closing Balance	6,465	7,195

NOTE 11: Receivables

Taxes receivable	5,641	5,585	5,691	5,607	5,495	5,393	5,293
Accounts receivable	4,610	4,305	4,465	4,706	4,940	5,257	5,730
Receivable from the sale and purchase of Maui gas	121	70	75	32	13	5	—
Prepayments	511	245	202	189	188	189	189
Total Receivables	10,883	10,205	10,433	10,534	10,636	10,844	11,212

NOTE 12: Other Investments

International Bank for Reconstruction and Development	74	72	76	76	76	76	76
Asian Development Bank	79	78	81	81	81	81	81
Other	68	84	110	129	146	168	168
Total Other Investments	221	234	267	286	303	325	325

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
NOTE 13: Property, Plant and Equipment

By Type
Gross Carrying Value
Land (valuation)	11,693	9,962	11,488	11,801	12,001	12,180	12,285
Properties intended for sale (valuation)	470	476	454	454	463	467	475
Buildings (valuation)	19,457	21,204	21,171	22,487	23,209	24,147	24,706
Electricity distribution network (valuation)	2,123	2,231	2,358	2,668	3,068	3,729	4,509
Electricity generation assets (valuation)	7,260	7,032	7,155	8,428	9,457	10,529	11,025
Aircraft (ex SME) (valuation)	1,139	2,880	2,138	2,566	2,797	2,986	3,136
State highways (valuation)	14,909	14,258	15,867	16,757	17,628	18,455	19,323
Specialist military equipment (valuation)	3,032	3,710	3,511	4,013	4,244	4,364	4,532
Other plant and equipment (cost)	8,987	9,813	9,150	10,211	10,848	11,597	12,216
Other assets (valuation)	6,751	5,316	6,808	7,250	7,626	7,599	7,765
Total Gross Carrying Value	75,821	76,882	80,100	86,635	91,341	96,053	99,972

Accumulated Depreciation
Buildings	1,324	2,917	1,986	2,883	3,546	4,486	5,454
Electricity distribution network	187	313	297	421	551	689	838
Electricity generation assets	169	767	319	525	761	1,041	1,350
Aircraft (ex SME)	—	371	198	444	669	854	1,022
State highways	—	499	453	689	933	1,185	1,444
Specialist military equipment	621	838	800	1,017	1,266	1,539	1,837
Other plant and equipment	5,595	5,776	5,568	6,420	7,127	7,925	8,795
Other assets	431	309	370	373	381	387	393
Total Accumulated Depreciation	8,327	11,790	9,991	12,772	15,234	18,106	21,133

Net Carrying Value
Land (valuation)	11,693	9,962	11,488	11,801	12,001	12,180	12,285
Properties intended for sale (valuation)	470	476	454	454	463	467	475
Buildings (valuation)	18,133	18,287	19,185	19,604	19,663	19,661	19,252
Electricity distribution network (valuation)	1,936	1,918	2,061	2,247	2,517	3,040	3,671
Electricity generation assets (valuation)	7,091	6,265	6,836	7,903	8,696	9,488	9,675
Aircraft (ex SME) (valuation)	1,139	2,509	1,940	2,122	2,128	2,132	2,114
State highways (valuation)	14,909	13,759	15,414	16,068	16,695	17,270	17,879
Specialist military equipment (valuation)	2,411	2,872	2,711	2,996	2,978	2,825	2,695
Other plant and equipment (cost)	3,392	4,037	3,582	3,791	3,721	3,672	3,421
Other assets (valuation)	6,320	5,007	6,438	6,877	7,245	7,212	7,372
Total Net Carrying Value	67,494	65,092	70,109	73,863	76,107	77,947	78,839

By Holding
Freehold assets	66,282	64,751	69,087	72,839	75,084	76,925	77,818
Leasehold assets	1,212	341	1,022	1,024	1,023	1,022	1,021
Net carrying value	67,494	65,092	70,109	73,863	76,107	77,947	78,839

NOTE 14: Payables and Provisions

Accounts payable and accruals	8,593	8,957	7,131	7,380	7,673	7,856	8,172
Taxes repayable	2,778	2,326	2,742	2,742	2,742	2,742	2,742
Provisions	466	541	488	514	543	566	575
Provision for Kyoto Protocol	310	—	582	582	582	582	582
National Provident Fund guarantee	944	891	944	944	944	944	944
Provisions for employee entitlements	1,360	1,271	1,388	1,397	1,400	1,416	1,415
Total Payables and Provisions	14,451	13,986	13,275	13,559	13,884	14,106	14,430

NOTE 15:  GSF Liability

The Government Superannuation Fund past service liability (the GSF liability) has been calculated by the Government Actuary as at 28 February 2006 (the valuation date) for inclusion within the 2006 Budget Update. The GSF liability arises from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A projected Aggregate Funding method, based on 28 February 2006 membership data, was used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be calculated and then discounted back to the valuation date.

The GSF liability included in the 2006 Budget Update was calculated using discount rates derived from the market yield curve as at 28 February 2006. This resulted in a long-term after-tax discount rate of 3.8%  (unchanged from 30 June 2005). The principal long-term financial assumptions used in the calculation were an inflation rate of 2.25% and an annual salary increases rate, before any promotional effects, of 3.0%.

The 2005/06 movement in the net unfunded liability is $162 million (reflecting an increase in the GSF liability of $409 million and an increase in the net assets of $247 million). There are essentially three components driving this change, being changes to the economic assumptions applied since 30 June 2005, actual GSF experience to 28 February 2006 and the expected net movement in contributions, investment income and benefit payments. The change in underlying economic assumptions accounted for $443 million of the increase in the net unfunded liability. The net unfunded liability decreased by $34 million due to actual GSF experience to 28 February 2006 and finally the net unfunded liability is expected to decrease $247 million due to movements in expected contributions, investment income and benefit payments. The changes from 2006/07 onwards reflect the expected net movement in investment income, contributions and benefit payments only.

Presentation approach

The projected GSF liability is included within total liabilities of the Crown. The Government Superannuation Fund has a portfolio of assets that partially offset the GSF liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall balance sheet. The component parts are shown in the reconciliation below.

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
GSF liability and asset information
GSF liability
Opening GSF liability	13,542	14,103	14,952	15,361	15,344	15,287	15,187
Net projected change	1,410	(24)	409	(17)	(57)	(100)	(132)
Closing GSF liability	14,952	14,079	15,361	15,344	15,287	15,187	15,055

Less net assets available to the GSF scheme
Opening net asset value	3,375	3,510	3,521	3,768	3,857	3,934	4,002
Investment valuation changes			455	186	183	184	178
Contribution and other income less membership payments	146	77	(208)	(97)	(106)	(116)	(122)
Closing net asset value	3,521	3,587	3,768	3,857	3,934	4,002	4,058

Net unfunded liability of the GSF schemes
Opening unfunded liability	10,167	10,593	11,431	11,593	11,487	11,353	11,185
Net projected change	1,264	(101)	162	(106)	(134)	(168)	(188)
Net unfunded liability	11,431	10,492	11,593	11,487	11,353	11,185	10,997

NOTE 16: ACC Claims Liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 31 March 2006. This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI) of 2.5% (2.3% at 30 June 2005), average weekly earnings of 3.3% (3.1% at 30 June 2005) and the discount rate of 5.77% (5.75% at 30 June 2005). Other key variables in each valuation is the assumed rate at which long-term claimants will leave the scheme over the period. This assessment is largely based on scheme history.

The forecasts are based on currently approved levy rates. ACC claims expenditure is forecast to increase at a greater rate than levy revenue at those levy rates. As a consequence, ACC's net reserves position is forecast to deteriorate from 2008 to 2010. Levy rates are reviewed annually to ensure that new claims are fully funded and that the required components within the claims liability relating to older claims are fully-funded by 2014.

Explanation of change

The total change in the gross ACC liability compared to the expected movement for 2005/06 from the 30 June 2005 estimate is an increase of $572 million. Changes in claim experience and modelling accounted for $446 million of the increase and the remainder reflects the impact of changes in economic assumptions (mainly an increase in future inflation assumptions).

Presentation approach

The projected gross liability is included within total liabilities. The ACC has available to it a portfolio of assets that partially offset the gross liability. The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crowns' overall balance sheet.

NOTE 16:  ACC Claims Liability

	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast

ACC liability and asset information
Gross ACC liability
Opening gross liability	9,347	11,154	11,384	12,581	13,255	13,945	14,638
Net projected change	2,037	597	1,187	674	690	693	706
Transfer from other insurer			10	—	—	—	—
Closing gross liability	11,384	11,751	12,581	13,255	13,945	14,638	15,344

Less net assets available to ACC
Opening net asset value	5,969	6,902	7,217	8,813	9,615	10,264	10,888
Net projected change	1,248	823	1,596	802	649	624	614
Closing net asset values	7,217	7,725	8,813	9,615	10,264	10,888	11,502

Net ACC reserves (net liability)
Opening reserves position	(3,378)	(4,252)	(4,167)	(3,768)	(3,640)	(3,681)	(3,750)
Net projected change	(789)	226	399	128	(41)	(69)	(92)
Closing reserves position (net liability)	(4,167)	(4,026)	(3,768)	(3,640)	(3,681)	(3,750)	(3,842)

NOTE 17: Revaluation reserves

Asset Revaluation Reserves
Opening Balance	19,838	20,458	27,988	27,989	27,989	27,989	27,989
Net revaluations
Land and buildings	3,368	—	32	—	—	—	—
State highways	1,417	—	—	—	—	—	—
Electricity generation assets	1,986	—	—	—	—	—	—
Other assets	1,426	—	(16)	—	—	—	—
Total Net Revaluations	8,197	—	16	—	—	—	—
Transfer to taxpayer funds	(47)	—	(15)	—	—	—	—
Closing Balance	27,988	20,458	27,989	27,989	27,989	27,989	27,989

($ million)	2005 Actual	2006 Previous Budget	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast	2010 Forecast
NOTE 18: Core Crown Reconciliation of Core Crown Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds (flows of the NZS Fund and GSF are excluded)

Core Crown Cash Flows from Operations
Total tax receipts	47,571	48,911	50,325	51,499	53,040	54,679	58,860
Total other sovereign receipts	478	503	487	503	536	560	646
Interest, profits and dividends	1,446	1,059	1,756	1,035	953	1,010	1,023
Sale of goods & services and other receipts	1,272	1,239	1,493	1,387	1,349	1,341	1,329
Subsidies and transfer payments	(14,409)	(15,548)	(15,468)	(16,820)	(17,993)	(18,569)	(19,216)
Personnel and operating expenses	(25,815)	(27,577)	(28,563)	(30,815)	(31,306)	(31,809)	(31,655)
Finance costs	(1,983)	(1,992)	(1,954)	(1,781)	(1,808)	(1,821)	(1,780)
Forecast new operating spending	—	(271)	(7)	(320)	(1,562)	(3,473)	(5,406)
Net Cash Flows from Core Crown Operations	8,560	6,324	8,069	4,688	3,209	1,918	3,801

Net purchase of physical assets	(1,372)	(2,128)	(1,988)	(1,953)	(1,200)	(980)	(962)
Net increase in advances	(628)	(781)	(975)	(957)	(933)	(583)	(513)
Net purchase of investments	(583)	(448)	(514)	(441)	(291)	(146)	(77)
Contribution to the NZS Fund	(2,107)	(2,337)	(2,337)	(2,049)	(2,239)	(2,465)	(2,651)
Purchase of Reserve Bank reserves	(766)	(500)	(500)	(500)	(200)	—	—
Forecast new capital spending	—	(100)	—	(256)	(456)	(450)	(699)
Available to Repay Debt/(Required to be Financed)	3,104	30	1,755	(1,468)	(2,110)	(2,706)	(1,101)

Financed by:
Other net sale/(purchase) of marketable securities and deposits	(3,119)	332	(2,663)	2,493	148	2,864	1,783
Total Operating and Investing Activities	(15)	362	(908)	1,025	(1,962)	158	682

Used in:

Net (repayment)/issue of other New Zealand-dollar borrowing	(1,455)	(1,000)	414	(1,132)	(616)	(178)	(75)
Decrease/(increase) in cash	(93)	174	259	(23)	(1)	(3)	16
Issue of circulating currency	188	—	211	—	—	—	—
Net issue/(repayment) of foreign-currency borrowing	1,905	838	(277)	502	95	1	(15)
	545	12	607	(653)	(522)	(180)	(74)

Net Cash Inflow/(Outflow) to be Offset by Domestic Bonds	530	374	(301)	372	(2,484)	(22)	608

Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	2,146	2,200	2,682	2,438	2,484	2,472	2,394
Domestic bonds (non-market)	459	375	568	406	—	288	454
Total Gross Cash Proceeds from Domestic Bonds	2,605	2,575	3,250	2,844	2,484	2,760	2,848

Repayment of domestic bonds (market)	(2,797)	(2,574)	(2,574)	(2,777)	—	(2,450)	(3,002)
Repayment of domestic bonds (non-market)	(338)	(375)	(375)	(439)	—	(288)	(454)
Net Cash (Repayments of)/Proceeds from Domestic Bonds	(530)	(374)	301	(372)	2,484	22	(608)

Core Crown Expense Tables

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Social security and welfare	13,207	13,485	13,907	14,252	14,682	15,702	16,956	18,044	18,628	19,246
GSF	1,112	1,409	2,625	660	2,442	1,710	1,051	1,048	1,040	1,027
Health	6,660	7,032	7,501	8,111	8,813	9,563	10,732	10,673	10,787	10,834
Education	6,136	6,473	7,016	7,585	7,930	10,039	9,068	9,337	9,431	9,508
Core government services	1,798	1,540	1,780	1,741	2,217	2,198	2,301	2,337	2,332	2,312
Law and order	1,541	1,733	1,734	1,843	1,977	2,233	2,393	2,428	2,436	2,429
Defence	1,242	1,162	1,199	1,311	1,275	1,378	1,457	1,492	1,591	1,676
Transport and communications	905	989	1,408	1,461	1,635	1,910	2,524	2,642	2,811	2,771
Economic and industrial services	1,037	1,013	1,054	1,192	1,444	1,725	1,721	1,839	1,801	1,769
Primary services	279	304	355	368	394	446	441	438	437	428
Heritage, culture and recreation	400	434	515	634	991	1,162	812	793	797	804
Housing and community	50	93	102	139	163	214	278	277	250	243
Other	75	110	75	52	32	52	110	79	79	79
Finance costs	2,304	2,118	2,360	2,252	2,274	2,156	2,090	2,169	2,080	1,995
Net foreign exchange (gains)/losses	(47)	75	118	7	(35)	(50)	—	—	—	—
New operating spending up to Budget 2007	—	—	—	—	—	7	320	146	189	209
Forecast new operating spending	—	—	—	—	—	—	—	1,416	3,284	5,197

Core Crown Expenses	36,699	37,970	41,749	41,608	46,234	50,445	52,254	55,158	57,973	60,527

Source:         The Treasury

Table 6.1 – Social security and welfare expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Welfare benefits	12,385	12,614	12,884	13,181	13,326	14,339	15,602	16,702	17,243	17,858
Social rehabilitation & compensation	60	87	146	118	152	145	155	160	167	173
Departmental expenses	618	657	666	705	781	866	812	791	801	782
Other non-departmental expenses	144	127	211	248	423	352	387	391	417	433

Social Security and Welfare Expenses	13,207	13,485	13,907	14,252	14,682	15,702	16,956	18,044	18,628	19,246

Source:         The Treasury

Table 6.2 – New Zealand superannuation and welfare benefit expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

New Zealand Superannuation	5,273	5,450	5,642	5,889	6,083	6,415	6,782	7,158	7,492	7,902
Domestic Purposes Benefit	1,444	1,501	1,520	1,569	1,547	1,493	1,504	1,547	1,568	1,582
Unemployment Benefit	—	1,369	1,274	1,084	831	714	783	920	937	985
Community Wage	1,849	—	—	—	—	—	—	—	—	—
Accommodation Supplement	795	720	706	702	750	843	883	928	942	961
Invalids Benefit	745	832	914	976	1,026	1,074	1,131	1,190	1,237	1,282
Sickness Benefit	—	375	421	470	510	540	575	613	646	682
Disability Allowance	210	224	241	257	267	263	286	301	313	328
Transitional Retirement Benefit	127	97	47	11	—	—	—	—	—	—
Income Related Rents	161	274	296	340	370	395	417	434	452	471
Family Support	878	848	862	833	846	1,355	1,725	2,052	2,074	2,072
Child Tax Credit	161	157	143	155	141	154	52	11	10	9
Special Benefit	40	49	82	140	175	162	85	44	24	15
In Work Payment	—	—	—	—	—	80	409	516	526	526
Benefits paid in Australia	171	159	121	103	91	80	71	58	56	48
Paid Parental Leave	—	—	56	63	76	99	133	143	151	160
Other benefits	531	559	559	589	613	672	766	787	815	835

Welfare Benefit Expenses	12,385	12,614	12,884	13,181	13,326	14,339	15,602	16,702	17,243	17,858

Source:         The Treasury

Table 6.3 – Beneficiary numbers

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
(Thousands)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

New Zealand Superannuation	449	448	454	461	469	482	495	505	516	530
Domestic Purposes Benefit	110	110	110	110	109	106	103	103	103	102
Unemployment Benefit	—	140	126	104	78	64	68	77	77	79
Community Wage	189	—	—	—	—	—	—	—	—	—
Accommodation Supplement	297	270	261	249	243	249	255	264	266	269
Invalids Benefit	58	62	67	70	74	76	78	80	83	85
Sickness Benefit	—	35	38	42	45	47	48	50	51	53

Source:         The Treasury

Table 6.4 – GSF pension expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Pension expenses	948	973	978	975	1,032	1,301	1,068	1,105	1,140	1,159
Revaluation of Unfunded Liability	164	436	1,647	(315)	1,410	409	(17)	(57)	(100)	(132)

GSF Pension Expenses	1,112	1,409	2,625	660	2,442	1,710	1,051	1,048	1,040	1,027

Source:         The Treasury

Table 6.5 – Health expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Departmental outputs	116	136	148	161	157	166	157	151	148	148
Health service purchasing	6,138	6,307	6,783	7,452	8,113	8,885	10,041	9,972	10,045	10,072
Other non-departmental outputs	88	61	59	71	160	121	102	91	92	85
Health payments to ACC	291	484	482	409	356	360	397	429	472	499
Other expenses	27	44	29	18	27	31	35	30	30	30

Health Expenses	6,660	7,032	7,501	8,111	8,813	9,563	10,732	10,673	10,787	10,834

Source:         The Treasury

Table 6.6 – Health service purchasing

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

Payments to District Health Boards	4,476	4,936	5,328	6,441	7,262	7,895	8,974	8,919	8,987	9,014
National Disability Support Services	1,550	1,170	1,260	793	620	699	724	719	719	719
Public Health Service Purchasing	112	201	195	218	231	291	343	334	339	339

Health Service Purchasing	6,138	6,307	6,783	7,452	8,113	8,885	10,041	9,972	10,045	10,072

Source:         The Treasury

Table 6.7 – Education expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Early childhood education	319	343	373	393	444	561	625	768	818	840
Primary and secondary schools	3,261	3,325	3,449	3,692	3,934	4,166	4,322	4,352	4,320	4,350
Tertiary funding	1,992	2,225	2,470	2,535	2,496	4,156	2,932	3,035	3,110	3,153
Departmental expenses	419	467	621	679	737	818	847	840	827	821
Other education expenses	145	113	103	286	319	338	342	342	356	344

Education Expenses	6,136	6,473	7,016	7,585	7,930	10,039	9,068	9,337	9,431	9,508

Source:         The Treasury

Table 6.8 – Primary and secondary education expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Primary	1,705	1,706	1,749	1,884	1,964	2,067	2,141	2,155	2,123	2,158
Secondary	1,202	1,182	1,269	1,385	1,524	1,616	1,682	1,693	1,698	1,688
School transport	96	98	103	106	109	118	119	121	123	124
Special needs support	258	251	227	221	231	247	257	260	259	261
Professional Development	—	76	86	84	95	105	108	109	103	105
Schooling Improvement	—	12	15	12	11	13	15	14	14	14

Schools Funding Expenses	3,261	3,325	3,449	3,692	3,934	4,166	4,322	4,352	4,320	4,350

Places (year)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

Primary	463,000	465,000	469,000	464,000	457,000	454,000	450,000	448,000	451,000	452,000
Secondary	251,000	257,000	265,000	277,000	284,000	288,000	288,000	288,000	287,000	285,000

Sources:       Ministry of Education, The Treasury

Table 6.9 – Tertiary education expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Tuition	1,344	1,515	1,729	1,770	1,647	1,878	2,003	2,071	2,116	2,119
Other tertiary funding	30	36	62	66	68	130	168	163	162	159
Tertiary student allowances	391	401	388	380	359	351	365	376	385	390
Initial fair value change in student loans	—	—	—	—	—	1,479	—	—	—	—
Student loans	227	273	291	319	422	318	396	425	447	485

Tertiary Funding Expenses	1,992	2,225	2,470	2,535	2,496	4,156	2,932	3,035	3,110	3,153

Places (year)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010

EFT Students	193,660	219,239	245,152	247,975	240,005	231,528	232,980	233,623	235,622	236,744

Sources:       Ministry of Education, The Treasury

Table 6.10 – Core Government service expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Official development assistance	226	223	230	237	297	346	333	371	371	367
Indemnity and guarantee expenses	253	—	197	9	—	—	—	—	—	—
Departmental expenses	901	907	1,025	1,096	1,570	1,560	1,655	1,637	1,629	1,625
Science expenses	226	202	250	283	170	135	150	163	165	152
Other expenses	192	208	78	116	180	157	163	166	167	168

Core Government Service Expenses	1,798	1,540	1,780	1,741	2,217	2,198	2,301	2,337	2,332	2,312

Source:         The Treasury

Table 6.11 – Law and order expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Police	724	755	800	844	896	966	1,022	1,018	1,020	1,018
Ministry of Justice	13	15	15	178	257	301	329	324	331	325
Department of Corrections	369	412	403	439	483	574	621	666	668	676
Department for Courts	181	189	211	53	—	—	—	—	—	—
Other departments	67	71	77	81	72	75	96	86	88	87

Department Expenses	1,354	1,442	1,506	1,595	1,708	1,916	2,068	2,094	2,107	2,106

Non-departmental outputs	159	178	177	178	218	271	276	282	275	274
Other expenses	28	113	51	70	51	46	49	52	54	49

Law and Order Expenses	1,541	1,733	1,734	1,843	1,977	2,233	2,393	2,428	2,436	2,429

Source:         The Treasury

Table 6.12 – Defence expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

NZDF Core expenses	1,058	1,076	1,095	1,182	1,203	1,301	1,391	1,435	1,534	1,620
NZDF write-offs	104	—	23	72	—	—	—	—	—	—
NZDF East Timor deployment	22	20	20	—	—	—	—	—	—	—
MSD East Timor deployment	22	23	13	12	10	10	2	—	—	—
Other departments	36	43	48	45	62	67	64	57	57	56

Defence Expenses	1,242	1,162	1,199	1,311	1,275	1,378	1,457	1,492	1,591	1,676

Source:         The Treasury

Table 6.13 – Transport and communication expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Land Transport NZ(1)	775	817	1,131	1,222	1,346	1,542	2,067	2,194	2,384	2,363
Departmental outputs	75	78	80	83	97	108	105	105	105	104
Other non-departmental expenses	46	49	61	84	79	99	104	106	114	121
Goodwill amortisation	—	23	47	47	47	47	47	47	47	47
Rail write-offs	—	—	81	19	—	—	—	—	—	—
Rail costs	—	—	—	3	63	112	199	188	159	134
Other expenses	9	22	8	3	3	2	2	2	2	2
Transport and Communication Expenses	905	989	1,408	1,461	1,635	1,910	2,524	2,642	2,811	2,771

(1) Since 2004/05 funding has been provided to Land Transport NZ. Prior to this, funding was received by Transfund.

Source:         The Treasury

Table 6.14 – Economic and industrial services expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Departmental outputs	422	414	424	478	508	546	574	572	573	560
Employment initiatives	204	209	217	222	224	231	248	250	251	251
Non-departmental outputs	324	282	277	444	549	692	719	698	704	694
Reserve Electricity Generation	—	—	—	—	—	151	26	16	16	16
Flood relief	—	—	—	15	52	9	—	—	—	—
Savings package	—	—	—	—	—	11	64	228	186	176
Other expenses	87	108	136	33	111	85	90	75	71	72

Economic and Industrial Service Expenses	1,037	1,013	1,054	1,192	1,444	1,725	1,721	1,839	1,801	1,769

Source:         The Treasury

Table 6.15 – Employment initiatives

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Training incentive allowance	36	36	37	42	36	42	44	43	43	43
Community employment projects	17	21	21	16	6	—	—	—	—	—
Subsidised work	95	92	95	100	102	100	113	113	113	113
Employment support for disabled	53	60	61	61	74	85	87	90	91	91
Other employment assistance schemes	3	—	3	3	6	4	4	4	4	4

Employment Initiative Expenses	204	209	217	222	224	231	248	250	251	251

Source:         The Treasury

Table 6.16 – Primary service expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Departmental expenses	194	220	265	269	272	324	314	311	312	309
Non-departmental outputs	61	75	80	81	114	112	119	119	118	112
Other expenses	24	9	10	18	8	10	8	8	7	7

Primary Service Expenses	279	304	355	368	394	446	441	438	437	428

Source:         The Treasury

Table 6.17 – Heritage, culture and recreation expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Community grants	18	6	6	3	6	7	7	7	7	7
Kyoto protocol	—	—	—	—	310	272	—	—	—	—
Departmental outputs	206	212	253	269	292	335	345	342	344	351
Non-departmental outputs	159	130	212	258	317	359	378	375	378	378
Other expenses	17	86	44	104	66	189	82	69	68	68

Heritage, Culture and Recreation Expenses	400	434	515	634	991	1,162	812	793	797	804

Source:         The Treasury

Table 6.18 – Housing and community development expenses

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
($ million)	Actual	Actual	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast

Housing subsidies	—	22	25	27	31	27	28	28	28	28
Departmental outputs	35	51	57	77	100	123	144	138	132	128
Other non-departmental expenses	15	20	20	35	32	64	106	111	90	87

Housing and Community Development Expenses	50	93	102	139	163	214	278	277	250	243

Source:         The Treasury

Glossary of Terms

ACC unfunded liability

The future cost of past ACC claims, less the asset reserves held to meet these claims. The ACC outstanding claims liability is the gross liability of the future cost of past ACC claims.

Baselines

The level of funding approved for any given spending area (e.g., Education). All amounts within baselines are included in the forecasts.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of departments, the Reserve Bank, GSF and the NZS Fund.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world. A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit. The current account balance is commonly expressed as a percentage of GDP.

Customs duty

Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (e.g., OBERAC) adjusted for short-term fluctuations of actual GDP around the productive potential of the economy. The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions. Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty. Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

Changes to the structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount of new government stock expected to be issued over the financial year.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Fiscal Objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989. The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Fringe benefit tax (FBT)

Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

Total borrowings (financial liabilities).

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output. GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross Sovereign-Issued Debt (GSID)

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example. The Government’s debt objective uses this measure of debt.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements. It means that the revenues, expenses, assets and liabilities of all departments, the Reserve Bank, SOEs and Crown entities are included in the Crown financial statements.

Marketable securities and deposits

Assets held with financial institutions. These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation. Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Net Crown debt

Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets). Net debt excludes the assets of the NZS Fund and GSF. Net Crown debt is a measure of the Core Crown.

Net worth

Assets less liabilities (also referred to as Crown balance).

Operating allowance

The amount included in the Fiscal Strategy Report projections for new spending and cost pressures. The allowance is a projection assumption.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities. It is the Government’s operating profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes. It provides a measure of underlying stewardship.

Participation rate

Measures the percentage of the working age population in work or actively looking for work.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period. The projections are based on long-run economic and fiscal assumptions. For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Provisional tax

A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons’ tax).

Short-term fiscal intentions

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over the next three years.

Source deductions

Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions. About 80% of source deductions come from PAYE on wages and salaries. Source deductions is the biggest single tax type.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities). They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers. See www.imf.org for further information.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation. It is a measure of tax due, regardless of whether or not it has actually been paid.

Thin capitalisation

A tax rule applicable to a non-resident-owned business that limits tax deductions for interest payments based on its level of debt relative to its assets.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners. The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe. For example, 2005/06 or 2006 will generally mean “year ended 30 June” unless otherwise stated.